UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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DARLING INGREDIENTS INC.

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2017 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

March 29, 2017

Dear Fellow Stockholders:

I hope you will join us at the 2017 Annual Meeting of Stockholders of Darling Ingredients Inc. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted.

In designing our 2016 executive compensation program, our compensation committee conducted an in-depth analysis of our compensation and governance practices, including an enhanced stockholder outreach process and a thorough review of all aspects of our compensation strategies and program. This analysis resulted in significant changes to our compensation program for 2016. These changes further enhance the link between pay and performance and continue to align our executive compensation program with stockholders’ long-term interests and are reflected in the compensation related tables contained in the Proxy Statement. We encourage you to read the Compensation Discussion and Analysis section of the Proxy Statement beginning on page 21 for details of our executive compensation program and these recent enhancements.

In fiscal 2016 we continued to execute on our strategy of deleveraging the company and growing in businesses and geographic areas where sustainable and predictable margins can be achieved. In this regard, we paid down $169.7 million in debt, completed the construction and commissioning of two new U.S. rendering facilities, completed the expansion of two of our blood processing facilities in Iowa and China, began construction on a new digester facility in Belgium and a new blood processing facility in Germany and began major expansions at three of our rendering facilities in the United States. In addition, we announced and began construction on the expansion of Diamond Green Diesel’s (DGD’s) production facility to increase annual production capacity from 160 million gallons of renewable diesel to 275 million gallons, with an anticipated completion date in the second quarter of 2018. DGD is our joint venture with Valero Energy Corporation, that converts animal fats, recycled greases, used cooking oil, inedible corn oil, soybean oil, or other feedstocks that become economically and commercially viable into renewable diesel, a biomass-based fuel that is interchangeable with petroleum-based diesel fuel but has a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards.

In October 2016, long-time Board member Michael Urbut retired from the Board. The Board would like to acknowledge Mr. Urbut’s many contributions to the company over the 11 years during which he served on the Board. We also want to thank Justinus J.G.M. Sanders, who also retired from the Board in January 2017. The Board is recommending three new nominees, Charles Adair, Linda Goodspeed and Michael E. Rescoe, for election to the Board at the Annual Meeting. As further described in the Proxy Statement, all three of the new nominees possess skills and experience that complement and enhance those of our existing Board members.

Thank you for your continued trust and for your investment in our business.

Randall C. Stuewe	Charles Macaluso
Chairman and CEO	Lead Director

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2017

To the Stockholders of Darling Ingredients Inc.:

An Annual Meeting of Stockholders of Darling Ingredients Inc. (the “Company”) will be held on Tuesday, May 9, 2017, at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the ten nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (Proposal 1);

2.	To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending December 30, 2017 (Proposal 2);

3.	To vote to approve, on an advisory basis, executive compensation (Proposal 3);

4.	To vote to approve, on an advisory basis, the frequency of future advisory votes on executive compensation (Proposal 4);

5.	To vote to approve the 2017 Omnibus Incentive Plan (Proposal 5); and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

The Board of Directors recommends that you vote to approve Proposals 1, 2, 3 and 5 and “1 Year” with respect to Proposal 4.

The Board has fixed the close of business on March 16, 2017, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

This year we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred.

Your vote is important. You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, please vote your proxy promptly so your shares are represented. You can vote by Internet, by telephone or by signing, dating and mailing the enclosed proxy.

A copy of our Annual Report for the year ended December 31, 2016 is enclosed or otherwise made available for your convenience.

By Order of the Board,

John F. Sterling

Secretary

Irving, Texas

March 29, 2017

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the Proxy Statement carefully before voting. This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 29, 2017.

2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:

10:00 a.m., local time, Tuesday, May 9, 2017

Place:

Four Seasons Resort and Club,

4150 N. MacArthur Blvd., Irving, Texas 75038

Record Date: March 16, 2017

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the 2017 Annual Meeting of Stockholders if you were a stockholder of record as of the

Record Date. On the Record Date, there were 164,651,893 shares of our company’s common stock outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How to Vote

To make sure that your shares are represented at the Annual Meeting, please cast your vote as soon as possible by one of the following methods:

INTERNET	TELEPHONE	MAIL	IN PERSON
Visit the applicable voting website: www.investorvote.com/DAR	Within the United States, U.S. Territories and Canada, call toll-free: 1-800-652-VOTE (8683)	Complete, sign and mail your proxy card in the self-addressed envelope provided.	For instructions on attending the 2017 Annual Meeting in person, please see the Question and Answer section beginning on page 72

HOW YOU CAN ACCESS THE PROXY MATERIALS ONLINE

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2017. The Proxy Statement and the 2016 Annual Report to security holders are available at

www.proxydocs.com/DAR.

MEETING AGENDA AND VOTING RECOMMENDATIONS

PROPOSAL		BOARD RECOMMENDATION	PAGE
1.	The election of the ten nominees identified in this Proxy Statement as directors, each for a term of one year (“Proposal 1”)	FOR	12
2.	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 30, 2017 (“Proposal 2”)	FOR	62
3.	An advisory vote to approve executive compensation (“Proposal 3”)	FOR	63
4.	An advisory vote to approve the frequency of future advisory votes on executive compensation (“Proposal 4”)	FOR “1 YEAR”	64
5.	A vote to approve the 2017 Omnibus Incentive Plan (“Proposal 5”)	FOR	65

PROXY SUMMARY

BOARD HIGHLIGHTS

All of our current directors have been nominated by the Board for reelection at the Annual Meeting. In addition, our nominating and corporate governance committee has identified, and our Board has approved, three new director nominees, Charles Adair, Linda Goodspeed and Michael E. Rescoe, for election to our Board at the Annual Meeting. All three new nominees possess skills and experience that complement and enhance those of our existing Board members. For more information on all of the director nominees, see page 12 of this Proxy Statement.

COMPANY HIGHLIGHTS

Our company is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. Our long-term strategy is to be recognized as the global leader in the production, development and value-adding of sustainable animal and nutrient recovered ingredients.

2016 PERFORMANCE HIGHLIGHTS

Fiscal 2016 presented a challenging operating environment, as our business continued to experience the impacts of a continued deflationary cycle within the agriculture sector and continued pricing pressure from increased global supplies of grains, proteins and oilseeds. Despite these challenging operating conditions, we continued to execute on our strategy to de-lever and to achieve operational and financial improvements intended to stabilize and grow profitability in businesses and geographic areas where sustainable and predictable margins can be achieved, as exemplified by the following:

Key Operating Accomplishments

∎	Paid down debt by a total of $169.7 million in 2016, against a target of $150 million.

∎	Improved working capital (inventory, receivables, prepaids, accounts payable and accrued expenses) by $31.8 million year-over-year, against a target of $20 million.

∎	Reduced selling, general and administrative (SG&A) expenses year-over-year by $8.6 million.

∎	Diminished the impact of declining finished product prices on margins by appropriately adjusting raw material pricing globally.

∎	Increased raw material volumes in our Feed segment by 7.4% year-over-year, thereby increasing the amount of our finished product for sale.

∎	Exceeded or met global safety goals with overall year-over-year improvement, including for lost time accidents and fleet accidents.

Growth Achievements

∎	Began construction on the expansion of DGD’s production facility to increase annual production capacity from 160 million gallons to 275 million gallons of renewable diesel.

∎	Completed construction and commissioning of two new U.S. rendering facilities, on schedule and on budget.

∎	Completed expansion of blood processing facilities in Maquoketa, Iowa and Qinghai, China.

∎	Completed bolt-on acquisition of rendering business in the Netherlands.

∎	Approved and began greenfield construction on a new digester facility in Dunderleuw, Belgium and a new blood processing facility in Meering, Germany.

∎	Commenced construction on major expansions at our rendering facilities in Los Angeles, California, Wahoo, Nebraska, and Dublin, Georgia.

Realigned Capital Structure for Operating Conditions and Future Growth

∎	Successfully amended the company’s senior secured credit facility, including a 3-year extension of the term into 2021, to provide more flexibility going forward.

∎	Repurchased $5.0 million of the company’s common stock pursuant to our company’s stock repurchase program.

PROXY SUMMARY

EXECUTIVE COMPENSATION HIGHLIGHTS

General. Our compensation committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A large portion of total target compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity.

Our Performance Peer Group. Our company has a unique product offering that makes it difficult to establish a group of peer companies for checking the competitiveness of our compensation opportunities and for measuring our relative business performance. In particular, it is challenging to identify appropriate peers for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (GICS) codes, as many of the companies in those GICS codes that are of roughly similar size manufacture, market, and distribute food for human consumption. These companies typically use agricultural commodities as ingredients in their products, and as a result these companies would typically experience reduced performance when these commodity prices rise. In contrast, our products are not generally for human consumption and our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes. In light of these challenges, our compensation committee has established two peer groups – one to assess the company’s performance with respect to annual and long-term incentive plans (the Performance Peer Group) and a second to assess executive compensation opportunities (the Pay Levels Peer Group). In selecting the Performance Peer Group constituents, the committee considered the following criteria: (i) industry, (ii) business operations similar to those of the company, focused on our company’s three operating segments, Feed, Food, and/or Fuel, (iii) the extent to which operations were global, (iv) company size, as measured by revenues and market capitalization, and (v) availability of publicly-disclosed financial information.

Pay for Performance. Our compensation committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance primarily based on the following three factors, which in turn are expected to align executive pay with returns to stockholders over time:

∎	Expansion of our company, both organically and through acquisitions, within the context of the business cycle, as our scale creates the platform for future growth and influences the stability of our company’s earnings;

∎	Our effectiveness in deploying capital when compared to our Performance Peer Group; and

∎	The total shareholder return of our company as compared to our Performance Peer Group.

Pricing of our finished products is heavily influenced by global grain and oilseed supplies, livestock production trends, crude oil pricing and foreign currency values. We have diversified our business significantly during the last few years and remain a growth-oriented company focused on creating long-term value for our stockholders. However, deflationary cycles within the global commodity markets can have a significant impact on the price of our common stock, as it did in 2015. As such, we believe that the current best indicator of our long-term performance versus our Performance Peer Group is a comparison of how competitively we deploy capital versus our Performance Peer Group as measured by a return on capital standard. The other primary factor in aligning our pay and performance is whether we have remained a growth-oriented company as measured by earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is also the numerator for return on capital.

Performance against pre-established EBITDA goals is a key element of our 2016 annual incentive plan. In the last several years, we have used key acquisitions and a joint venture project to transform our platform and build future value through segment and product diversification and global expansion. Consistent EBITDA growth will result in greater annual incentive plan payouts, while shortfalls in EBITDA will result in below target payouts. As the chart on page 26 indicates, our CEO’s total realizable compensation is well-aligned with our EBITDA performance.

We have used a return on capital standard as the performance measure under our long-term incentive (“LTI”) program since 2010. For 2016, as part of the significant changes made to our prior compensation program, we have switched from return on gross investment (“ROGI”) to return on capital employed (“ROCE”) as the performance metric for our LTI program. Our compensation committee believes, given the substantial growth of our company over the last ten years, that ROCE more appropriately measures our ongoing operating performance against peers by excluding goodwill from the calculation and thereby better focusing on the value of a particular asset and the working capital needed to operate that

PROXY SUMMARY

asset. Our return on capital targets are set to reflect the median historical performance levels for our Performance Peer Group, which is a challenging performance standard in the current deflationary cycle within the global commodity markets. Given the shift from ROGI to ROCE as the return on capital measure and the addition of a relative total shareholder return (“TSR”) modifier for 2016, the following chart shows that by aligning our executive compensation with EBITDA and capital deployment performance, the realizable pay levels provided by our executive compensation program to our CEO are aligned to our stock price performance over the long-term:

INDEX YEAR
2011	2011	2012	2013	2014	2015	2016
CEO Pay Measure:
Realizable Pay 1-Year		$5,966	$5,504	$8,463	$3,609	$7,148
% Change			-8%	54%	-57%	98%
Realizable Pay 1-Year (excl. Special)		$5,966	$5,504	$6,647	$3,609	$7,148
% Change			-8%	21%	-46%	98%
TSR Index Measure:
1-Year TSR Indexed to 2011=100	100.0	116.9	156.3	136.6	79.2	97.1
1-Year TSR %		16.9%	33.7%	-12.6%	-42.1%	22.7%

NOTES:

Total Shareholder Return (TSR) performance is indexed to 2011, where 2011 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example for 2016, realizable pay equals base salary plus annual incentives earned for 2016 performance plus options granted on February 25, 2016 and shares to be issued in the first quarter of 2018 in the case of the one-time transition PSUs and in the first quarter of 2019 in the case of the regular PSUs, assuming target PSU performance for 2016 to 2017 for transition PSUs and 2016 to 2018 for regular PSUs plus the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation.

In 2014, the figures above also show the potential realizable value based on the December 31, 2014 stock price of a special award of performance share units awarded at the closing of the acquisition of VION Ingredients. The one-third of the award relating to 2014 performance was earned and vested, the remaining two-thirds of the award relating to 2015 and 2016 annual performance results were not earned and were forfeited. The committee does not consider this special award to be part of the ongoing compensation program.

Our compensation committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders and creating a growth–oriented, long-term value proposition for our stockholders. For more information, see “Compensation Discussion and Analysis – Executive Overview – Pay for Performance” included in the Proxy Statement.

PROXY SUMMARY

Response to Say On Pay Vote and Stockholder Engagement Process. Two years ago – at our 2015 Annual Meeting – and following four years of positive voting results, stockholders did not approve our named executive officers’ (NEOs’) compensation. In response, our compensation committee intensified its ongoing stockholder outreach efforts to ensure stockholder perspectives and concerns were understood. In 2015 and early 2016, members of the committee and management reached out to stockholders representing over 80% of our outstanding shares to better understand the reasons for the vote outcome. We also held direct conversations with every stockholder who responded to our engagement request. Overall, we spoke with stockholders representing over 42% of our outstanding shares, with the then chairman of our compensation committee leading most of the discussions, and spoke with two different proxy advisory firms. At the time these meetings occurred, the committee was considering changes to our executive pay program, to ensure that our 2016 pay decisions reflected the committee’s consideration of our stockholders’ comments. The feedback received from our stockholders was tremendously valuable and was incorporated into the full committee’s discussion and determination of compensation program changes for 2016 discussed below.

At our 2016 Annual Meeting, our stockholders approved our NEOs’ compensation, with approximately 67% of the votes cast in favor of our say on pay proposal. We were gratified by the passing vote, but we continued to solicit feedback from stockholders in the fall of 2016 and early 2017 by reaching out to stockholders representing over 81% of our outstanding shares and holding direct conversations with every stockholder who responded to our engagement request. Overall, we spoke directly to 10 stockholders representing over 37% of our outstanding shares at the time of the outreach. We also spoke again with two different proxy advisory firms. The feedback received was strongly supportive of the changes to our executive compensation program that had been made for 2016. The committee, with input from its independent compensation consultant, considered the 2016 vote results, stockholder input and current market practices as it evaluated whether further changes to the compensation program were warranted for 2017. Given the significant changes made to the program for 2016 and based on the support from stockholders, the committee did not make substantive changes to the compensation program following the 2016 Annual Meeting.

Fiscal 2016 Compensation Program Improvements. The compensation committee and the Board significantly changed our compensation program after reviewing trends in executive compensation and pay-related governance policies and in response to the results of our 2015 say on pay vote and stockholder feedback, including each of the following:

∎	Reduced maximum payout for annual incentive bonus from 300% to 200% of target.

∎	Adjusted long-term incentive value mix to 40% stock options and 60% Performance Share Units (PSUs).

∎	Eliminated immediate 25% vesting in equity awards.

∎	Shifted from backward-looking performance-based restricted stock and stock options to a combination of (i) annual, overlapping grants of PSUs tied to three-year, forward-looking performance based on average return on capital employed (ROCE) relative to our Performance Peer Group and (ii) annual stock option grants that vest 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant; provided that a small portion (15%, or one quarter of the 60% weight on PSUs) of fiscal 2016 long-term incentive value was granted as one-time, non-incremental transition PSUs to facilitate the switch to a forward-looking program, with these grants tied to two-year, forward-looking performance based on average ROCE relative to our Performance Peer Group.

∎	Eliminated the minimum award payout of 25% for performance below threshold so that if performance is below threshold, no PSUs will be earned.

∎	Included a total shareholder return (TSR) modifier for the PSUs that reduces (or increases) the number of PSUs earned if TSR relative to our Performance Peer Group ranks near the bottom (or near the top).

∎	Included a holding period requirement for the PSUs issued to NEOs and other executives, such that vested and earned PSUs (net of shares needed to pay taxes) will be subject to a holding period (restriction on sale) for two years after the end of the performance period.

The compensation committee believes these changes will sharpen alignment between executive compensation and the interest of our stockholders, and support the achievement of our strategic and financial goals. For a more detailed discussion of these changes, please see “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement.

PROXY SUMMARY

GOVERNANCE AND CORPORATE SOCIAL RESPONSIBILITY HIGHLIGHTS

Our company has a history of strong corporate governance. By evolving our governance approach in light of best practices, our Board drives sustained stockholder value and best serves the interests of our stockholders.

	WHAT WE DO		WHAT WE DON’T DO
✓	Majority voting for directors	x	No supermajority voting requirements in bylaws or charter
✓	100% independent board committees	x	No poison pill
✓	100% directors owning stock	x	No supplemental executive retirement plans
✓	Annual election of directors	x	No change in control excise tax gross-ups
✓	Compensation recoupment (clawback) policy	x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval
✓	Right to call special meeting threshold set at 10%	x	Beginning in 2015, no automatic single-trigger vesting of equity compensation upon a change in control
✓	Provide a majority of compensation in performance-based compensation	x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers
✓	Pay for performance based on measurable goals for both annual and long-term awards
✓	Balanced mix of awards tied to annual and long-term performance
✓	Stock ownership and retention policy

Sustainability

In addition, for us, respect for the environment and a commitment to the development of sustainable natural ingredients are the foundation on which our company is built. In this regard, we continuously look for new and better ways to optimize nutrition and health – for both people and animals – and to minimize our environmental impact, all while creating value for our stockholders. For more information, please see our Corporate Social Responsibility webpage (www.closingtheloops.info).

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

PROXY STATEMENT

FOR AN ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2017

This Proxy Statement is provided to the stockholders of Darling Ingredients Inc. (“Darling,” “we” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, at 10:00 a.m., local time, on Tuesday, May 9, 2017, and at any adjournment or postponement thereof (the “Annual Meeting”).

This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 29, 2017. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the ten nominees identified in this Proxy Statement as directors of Darling until the next annual meeting of stockholders, to ratify our selection of KPMG LLP as our registered public accounting firm for our fiscal year ending December 30, 2017, to vote to approve, on an advisory basis, our executive compensation, to vote to approve, on an advisory basis, the frequency of future advisory votes on our executive compensation and to vote to approve the 2017 Omnibus Incentive Plan.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our restated certificate of incorporation, as amended, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

Under the corporate governance listing standards of the New York Stock Exchange (the “NYSE”) and our company’s Corporate Governance Guidelines, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NYSE and Securities and Exchange Commission (“SEC”) criteria and considers all relevant facts and circumstances. The Board, in coordination with its nominating and corporate governance committee, annually reviews all relevant business relationships any director nominee may have with our company. As a result of its annual review, the Board has determined that each of its current non-employee directors, D. Eugene Ewing, Mary R. Korby, Cynthia Pharr Lee, Charles Macaluso and Gary W. Mize, as well as each of the new director nominees, Charles Adair, Linda Goodspeed and Michael E. Rescoe, meet the independence requirements of the NYSE and the SEC.

In making its independence determinations, the Board considered Mr. Adair’s former position as a Vice Chairman in the Mergers & Acquisitions Group of BMO Capital Markets. Over the past three fiscal years, our company has made payments at various times to BMO Capital Markets or one of its affiliates (collectively, “BMO”) in connection with each of the following transactions: BMO’s participation as one of the lenders under our company’s senior credit facility; BMO acting as a joint book running manager in our company’s high yield debt offering; and BMO acting as lessor under an aircraft lease to which the company is a party. In making its independence determination, the Board considered the ordinary course nature of these transactions and the fact that Mr. Adair worked in an unrelated area within BMO Capital Markets and received no additional compensation as a result of these transactions.

Meetings of the Board

During the fiscal year ended December 31, 2016, the Board held five regular meetings and four special meetings. Each of the serving directors attended at least 75% of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended December 31, 2016.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board as a whole, or with individual directors, may direct any correspondence to the following address: c/o Secretary, Darling Ingredients Inc., P.O. Box 141481, Irving, Texas 75014-1481. All communications sent to this address will be shared with the Board, or the Lead Director or any other specific director, if so addressed.

It is a policy of the Board to encourage directors to attend each annual meeting of stockholders. The Board’s attendance allows for direct interaction between stockholders and members of the Board. All of our directors attended our 2016 annual meeting of stockholders.

Board Leadership Structure

Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement and subject to his continued election to the Board by stockholders. Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director to serve as Lead Director to enhance the Board’s ability to fulfill its responsibilities independently. We believe that the combined role of Chairman and Chief Executive Officer, together with an empowered independent Lead Director, is at the current time the optimal Board structure to provide independent oversight and hold management accountable while ensuring that our company’s strategic plans are pursued to optimize long-term shareholder value.

Our company has an empowered independent Lead Director who is elected annually by our Board. The Board has most recently appointed Mr. Macaluso as Lead Director. The Lead Director’s role includes:

∎	convening and chairing meetings of the non-employee directors as necessary from time to time;

∎	coordinating the work and meetings of the standing committees of the board;

∎	acting as liaison between directors, committee chairs and management;

∎	serving as an information resource for other directors; and

∎	participating, as appropriate, in meetings with company stockholders.

Our Lead Director’s responsibilities and authorities are more specifically described in our Corporate Governance Guidelines.

The Board’s Role in Risk Oversight

The Board and each of its committees are involved in overseeing risk associated with our company. In its oversight role, the Board annually reviews our company’s strategic plan, which addresses, among other things, the risks and opportunities facing our company. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees. One of the primary purposes of the audit committee, as set forth in its charter, is to act on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements. Accordingly, as part of its responsibilities as set forth in its charter, the audit committee is charged with (i) inquiring of management and our company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our company’s policies with respect to risk

8 2017 Proxy Statement

CORPORATE GOVERNANCE

Committees of the Board

assessment and risk management, including the development and maintenance of an internal audit function to provide management and the audit committee with ongoing assessments of our company’s risk management processes and internal controls. In connection with these risk oversight responsibilities, the audit committee has regular meetings with our company’s management, internal auditors and independent, outside auditors. The nominating and corporate governance committee annually reviews our company’s corporate governance guidelines and their implementation, as well as evaluating regularly new and continuing directors for election to the Board. The compensation committee considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements. Each committee provides the Board with regular, detailed reports regarding committee meetings and actions. In addition, our company employs Michael Rath as our Senior Vice President – Commodities and Chief Risk Officer. Mr. Rath reports directly to our CEO with respect to risk management and provides regular updates and reports to our CEO and Board regarding all of our company’s commodity risk positions.

Committees of the Board

The Board has a standing nominating and corporate governance committee, audit committee and compensation committee, each of which has a charter setting forth its responsibilities.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee currently consists of Messrs. Macaluso (Chairman) and Ewing and Ms. Korby, each of whom is independent under the rules of the NYSE and the SEC. The nominating and corporate governance committee met seven times during the fiscal year ended December 31, 2016. The nominating and corporate governance committee is generally responsible for:

∎   identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;

∎   recommending to the Board the number and nature of standing and special committees to be created by the Board;

∎   recommending to the Board the members and chairperson for each Board committee;

∎   developing, recommending and annually reviewing and assessing our Corporate Governance Guidelines and Code of Conduct and making recommendations for changes to the Board;

∎   establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;

∎   communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;

∎   evaluating annually the status of Board compensation in relation to comparable U.S. companies and reporting its findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

∎   periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;

∎   reviewing and addressing any potential conflicts of interest of our directors and executive officers;

∎   developing criteria for and assisting the Board in its annual self-evaluation;

∎   overseeing the annual evaluation of management of our company, including oversight of the evaluation of our Chief Executive Officer by the compensation committee; and

∎   overseeing the implementation and interpretation of, and compliance with, our company’s stock ownership guidelines.

AUDIT COMMITTEE

The audit committee currently consists of Messrs. Ewing (Chairman) and Mize and Ms. Pharr Lee, each of whom is independent under the rules of the NYSE and the SEC. The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee also meets directly with our independent auditors. The audit committee met four times during the fiscal year ended December 31, 2016, during each of which meetings it also met directly with our independent auditors. The audit committee is generally responsible for:

∎   appointing, compensating, retaining, directing and overseeing our independent auditors;

∎   reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

∎   reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;

∎   reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

∎   reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of those reports and recommending appropriate action to the Board;

∎   discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed by Auditing Standard No. 1301;

∎   reviewing relationships between our independent auditors and our company;

∎   inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks;

∎   preparing the report of the audit committee required to be included in our proxy statement; and

∎   creating and periodically reviewing our whistleblower policy.

2017 Proxy Statement 9

CORPORATE GOVERNANCE

Stock Ownership Guidelines

The Board has determined that all members of the audit committee are financially literate and have financial management expertise. The Board has designated Mr. Ewing, an independent director, as an audit committee financial expert in accordance with the requirements of the NYSE and the SEC.

Please see page 61 of this Proxy Statement for the “Report of the Audit Committee.”

COMPENSATION COMMITTEE

The compensation committee currently consists of Ms. Korby (Chairman), Mr. Mize and Ms. Pharr Lee, each of whom is independent under the rules of the NYSE and the SEC. The compensation committee met six times during the fiscal year ended December 31, 2016. The compensation committee is generally responsible for:

∎   establishing and reviewing our overall compensation philosophy and policies;

∎   determining and approving the compensation level of our Chief Executive Officer;

∎   reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

∎   evaluating at least annually the performance of our Chief Executive Officer and other executive officers in light of the approved goals and objectives;

∎   examining and making recommendations to the Board with respect to the overall compensation program for managerial level employees;

∎   reviewing and recommending to the Board for approval new compensation programs;

∎   reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis;

∎   reviewing employee compensation levels generally;

∎   drafting and discussing our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board; and

∎   preparing the report of the compensation committee for inclusion in our annual proxy statement.

Please see page 43 of this Proxy Statement for the “Compensation Committee Report.”

Code of Business Conduct

The Board has adopted a Code of Conduct to which all officers, directors and employees, who for purposes of the Code of Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Conduct and may do so anonymously by contacting Darling’s independent ombudsman. The Code of Conduct includes specific provisions applicable to Darling’s principal executive officer and senior financial officers.

The Code of Conduct also addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

10 2017 Proxy Statement

CORPORATE GOVERNANCE

Committees of the Board

Stock Ownership Guidelines; Prohibition on Short-Term and Speculative Trading and Pledging

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and officers with those of our stockholders, by requiring the following minimum investment in Darling common stock:

ROLE	MINIMUM OWNERSHIP
Chief Executive Officer	5x base salary
President, Executive Vice Presidents and Named Executive Officers	2.5x base salary
Senior Vice Presidents (or equivalents)	1x base salary
Non-Employee Directors	5x annual retainer

Each person to whom the stock ownership guidelines apply must hold at least 75% of shares received by such person through incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines referred to above. In determining whether the required investment levels have been met, shares will be valued using the closing price of Darling common stock on the date(s) acquired; however, shares held on March 23, 2011 (the date that the stock ownership guidelines were adopted) will be valued at the closing price of Darling common stock on such date. In addition, under the Company’s policy on securities transactions, each person subject to the stock ownership guidelines is prohibited from engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions. Furthermore, our Chief Executive Officer, our non-employee directors and each other officer who is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Governance Documents

Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Conduct are available on our website at http://ir.darlingii.com/corporate-governance. Stockholders may request copies of these documents free of charge by writing to Darling Ingredients Inc., 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038, Attn: Investor Relations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2016, Messrs. Ewing and Mize and Mses. Korby and Pharr Lee, as well as former directors John D. March and Justinus J.G.M. Sanders, served on the compensation committee. Mr. March retired as a member of the Board on May 10, 2016, and Mr. Sanders retired as a member of the Board on January 1, 2017. No compensation committee member (i) was an officer or employee of Darling, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 31, 2016, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

2017 Proxy Statement 11

PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

Our current Board consists of seven members. The nominating and corporate governance committee recommended and the Board approved the nomination of the following ten nominees for election as directors at the Annual Meeting: Charles Adair, D. Eugene Ewing, Linda Goodspeed, Dirk Kloosterboer, Mary R. Korby, Cynthia Pharr Lee, Charles Macaluso, Gary W. Mize, Michael E. Rescoe and Randall C. Stuewe. Each of the director nominees currently serves on the Board and was elected by the stockholders at our 2016 Annual Meeting of Stockholders, except for Messrs. Adair and Rescoe and Ms. Goodspeed who were nominated by the Board in February 2017 to stand for election at the Annual Meeting. All three new nominees were identified as potential directors by the nominating and corporate governance committee, who determined that they were qualified under the committee’s criteria. Mr. Adair was known to the Board and management through his many years of working within the global food and agribusiness marketplace, Ms. Goodspeed was recommended as a potential Board candidate by a director, and Mr. Rescoe was known to the Board and management through his prior service on the Board from May 2011 to February 2014.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. The following sets forth information regarding the age, gender and tenure of the Board nominees as a whole.

12 2017 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Set forth below is the age, principal occupation and certain other information for each of the nominees for election as a director.

Randall C. Stuewe Director since 2003 Age: 54

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. (ConAgra) as executive vice president and then as president of Gilroy Foods. Prior to serving at ConAgra, he spent twelve years in management, sales and trading positions at Cargill, Incorporated.

Skills and Qualifications

Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. The Company believes Mr. Stuewe’s 30 plus years of experience at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

Charles Adair Director Nominee Age: 65

Mr. Adair retired as Vice Chairman at BMO Capital Markets in August 2016. While at BMO Capital Markets Mr. Adair was responsible for initiating and negotiating investment banking transactions in the Food & Agribusiness sectors. Before joining BMO Capital Markets, he was Senior Vice President and manager of the Harris Capital Markets Group which became the nucleus of the BMO Capital Markets Chicago office. Prior to BMO, Mr. Adair was Director of North American Mergers and Acquisitions for the Australian based agribusiness firm Elders Grain, Inc. where he initiated and executed acquisitions. Early in his career, Mr. Adair held senior positions in domestic and export cash grain trading, futures trading, and transportation logistics with Consolidated Grain and Barge Co. Mr. Adair currently serves a director of Aryzta AG, a public global bakery business based in Zurich Switzerland where he serves as chairman of the remuneration committee.

Skills and Qualifications

With over 36 years of experience in the global Food & Agribusiness marketplace, advising and consolidating poultry, pork, beef and by-product recycling companies, in addition to other related sectors, Mr. Adair brings specific industry expertise and financial markets knowledge relevant to Darling’s global business.

2017 Proxy Statement 13

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

D. Eugene Ewing Director since 2011 Age: 68 Audit Committee - Chairman Nominating and Corporate Governance Committee

Mr. Ewing has been the managing member of Deeper Water Consulting, LLC, a private wealth and business consulting company since March, 2004. Previously, Mr. Ewing was with the Fifth Third Bank. Prior to that, Mr. Ewing was a partner in Arthur Andersen LLP. Mr. Ewing currently serves as a director of Compass Diversified Holdings, where he serves as chairman of the audit committee and as a member of the compensation and nominating/corporate governance committees. Mr. Ewing is on the advisory board for the Von Allmen School of Accountancy at the University of Kentucky. Mr. Ewing is also a director of a private trust company located in Wyoming and a private consulting company located in California.

Skills and Qualifications

As a former partner with a respected independent registered accounting firm and with over 30 years of business planning and transaction experience in a wide variety of industries and circumstances, Mr. Ewing brings to our Board a substantial level of experience with and understanding of complex accounting, reporting and taxation issues, SEC filings and corporate merger and acquisition transactions. Mr. Ewing’s financial certification and education along with his current and past experiences qualify him to be the Chairman of our audit committee and to serve as its financial expert.

Linda Goodspeed Director Nominee Age: 55

Ms. Goodspeed is currently the Chief Operating Officer and a Managing Partner at WealthStrategies Financial Advisors, a registered investment advisory firm, positions she has held since 2007, and currently serves as a member of the board of directors of each of the following companies: Columbus McKinnon Corp., where she serves on the compensation and governance committees; American Electric Power Company, Inc., where she serves on the nuclear oversight, audit and policy committees; AutoZone, Inc., where she serves on the audit committee; and Global Power Equipment Group Inc., where she serves as chair of the compensation committee and a member of the audit committee. She had served as Senior Vice President and Chief Information Officer of The ServiceMaster Company, a provider of home services, from 2011 to 2014. From 2008 to September 2011, Ms. Goodspeed served as Vice President, Information Systems and Chief Information Officer for Nissan North America, Inc., a subsidiary of Nissan Motor Company, a global manufacturer of vehicles. From 2001 to 2008, Ms. Goodspeed served as Executive Vice President at Lennox International Inc., a global manufacturer of air conditioning, heating and commercial refrigeration equipment.

Skills and Qualifications

Ms. Goodspeed’s extensive experience in management roles and as a member of the board of directors of public companies makes her well qualified to serve as a director on our Board. She has held multiple key strategic and operational roles with several large global companies and in information technology and currently serves on four other boards of public companies. Ms. Goodspeed is also a registered investment advisor.

14 2017 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Dirk Kloosterboer Director since 2014 Age: 62

Mr. Kloosterboer has served as our Chief Operating Officer since January 2014. He served as chief operations officer and a director and vice chairman of the board of VION N.V. from 2008 until we acquired VION Ingredients in January 2014, which is now known as Darling Ingredients International. From September 2012 to April 2013, Mr. Kloosterboer served as chief executive officer of VION N.V.

Skills and Qualifications

Under Mr. Kloosterboer’s leadership, VION Ingredients made more than ten acquisitions, expanding into the gelatin and casings businesses and extending VION Ingredients’ geographic presence to China, Brazil, the United States, Japan and Australia. Mr. Kloosterboer is a highly seasoned international business executive and, through his long tenure at VION Ingredients, Mr. Kloosterboer brings extensive experience in the international animal by-products industry to our Board.

Mary R. Korby Director since 2014 Age: 72 Compensation Committee - Chairman Nominating and Corporate Governance Committee

Ms. Korby retired as a partner of the law firm of K&L Gates LLP, after having practiced law for more than 19 years as a partner at the law firms of K&L Gates LLP and previously, Weil Gotshal & Manges LLP. During her legal practice, Ms. Korby advised boards of directors and companies regarding securities law compliance, stock exchange listings, disclosure issues and corporate governance, as well as tender offers, joint ventures and mergers and acquisitions, including complex cross-border public and private transactions in diverse industries such as chemicals, defense, recycling, green energy, aviation, and manufacturing.

Skills and Qualifications

As a former partner at two major, global law firms, Ms. Korby brings to our Board a substantial level of experience with an understanding of complex merger and acquisition transactions, securities law compliance, governance and other Board-related matters. Ms. Korby also serves as Chairman of our compensation committee, where she utilizes her extensive experience in counseling companies on governance and other corporate matters, including executive compensation issues.

2017 Proxy Statement 15

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Cynthia Pharr Lee Director since 2016 Age: 68 Audit Committee Compensation Committee

Ms. Pharr Lee has served as president and CEO of C. Pharr & Company, a marketing communications firm since 1996. From 1989 to 1996, Ms. Pharr Lee was CEO of Tracy-Locke/Pharr Public Relations, a division of Tracy-Locke which is a subsidiary of Omnicom Group, Inc. During her lengthy career as a communications executive and corporate board member, Ms. Pharr Lee has counseled companies regarding reputation and risk management; marketing, branding and digital communications; strategy; corporate social responsibility; media relations and investor relations in diverse industries ranging from food and beverage, construction, financial services, technology, transportation, energy, manufacturing and petrochemicals. Ms. Pharr Lee has served as a director of Behringer Harvard Opportunity REIT II since 2007, where she serves on the audit and nominating committees. In November 2015, she joined the board of Auto Club Enterprises (AAA). From 1994 to 2014, she served on the board of CEC Entertainment where she served on the audit and compensation committees. From 1991 to 1999, she served on the board of Spaghetti Warehouse Restaurants Inc. In 2008, Ms. Pharr Lee co-founded Texas Women Ventures, a private equity firm, where she continues to serve on the investment committee. In 2007, she earned a certificate of Director Education from the National Association of Corporate Directors (NACD) and is a board member emeritus of NACD’s North Texas Chapter. In 2007, she completed Harvard University’s Executive Education Compensation Committee Institute. In 2015, she earned certification in digital marketing from Harvard’s Division of Continuing Education.

Skills and Qualifications

As an experienced public company board member and communications executive, Ms. Pharr Lee brings to our Board substantial experience with marketing, branding and communications, reputation and risk management, strategy and other relevant Board matters.

Charles Macaluso Director since 2002 Age: 73 Lead Director Nominating and Corporate Governance Committee - Chairman

Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: GEO Specialty Chemicals, where he serves as the chairman of the board; Global Power Equipment Group Inc., where he serves as chairman of the board; and Pilgrim’s Pride Corporation, where he serves on the audit committee. During the past five years, Mr. Macaluso also served as a director of the Elder Beerman Stores Corp., Global Crossing Limited and Woodbine Acquisition Corporation.

Skills and Qualifications

Mr. Macaluso brings substantial experience from both private equity and public company exposure. His extensive experience serving on the boards of directors of numerous public companies brings to our Board valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

16 2017 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Gary W. Mize Director since 2016 Age: 66 Audit Committee Compensation Committee

Mr. Mize has held the position of partner and owner at MR & Associates since October 2009. Mr. Mize served as President of Rawhide Energy LLC, an ethanol company, from April 2007 to April 2009. He also served as non-executive Chairman at Ceres Global AG, a Canadian public company that serves as a vehicle for agribusiness investments, from December 2007 to April 2010, and has served as an independent director of Ceres Global AG and a member of its audit committee since October 2013. Mr. Mize has also served as a director of Gevo, Inc. since 2011, where he currently serves as the audit committee chairman. In addition, Mr. Mize served Noble Group, Hong Kong, as Global Chief Operating Officer and Executive Director from July 2003 to December 2005 and Non-Executive Director from December 2005 to December 2006. Previously, he was President of the Grain Processing Group at ConAgra Foods, Inc., President and Chief Executive Officer of ConAgra Malt and held various positions at Cargill, Incorporated.

Skills and Qualifications

Mr. Mize brings international business experience to the Board having previously held expatriate positions in Switzerland, Brazil and Hong Kong. His international experience, coupled with more than 35 years of experience in agribusiness make him a valuable addition to our Board.

Michael E. Rescoe Director Nominee Age: 64

Mr. Rescoe served as executive vice-president and chief financial officer of Travelport Ltd. (travel services), a privately held company controlled by The Blackstone Group (BX), from November 2006 until October 2009. He served as executive vice president and chief financial officer of the Tennessee Valley Authority, a federal corporation that is the nation’s largest public power provider, from July 2003 until November 2006. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little & Company, a leveraged buyout firm. Prior thereto, Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company, from 1997. For over a dozen years prior to that Mr. Rescoe was a senior investment banker with Kidder, Peabody & Co. and a senior managing director of Bear Stearns specializing in strategy and structured financing. Mr. Rescoe currently serves as a member of the board of directors of Global Power Equipment Group Inc. From May 2011 until February 2014, Mr. Rescoe served on our Board, where he served as a member of the audit and compensation committees, and from December 2003 until October 2011, Mr. Rescoe served as a director of Global Crossing Ltd., where he served as chairman of the audit committee.

Skills and Qualifications

Mr. Rescoe’s strong financial background provides financial expertise to the Board, including a deep understanding of financial statements, corporate finance, accounting and capital markets. His prior service on our Board gives him a thorough understanding of our feed ingredients business.

2017 Proxy Statement 17

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the nominating and corporate governance committee is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling Ingredients Inc., P.O. Box 141481, Irving, Texas 75014-1481. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our nominating and corporate governance committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

∎	highest personal and professional ethics, integrity and values;

∎	outstanding achievement in the individual’s personal career;

∎	breadth of experience;

∎	ability to make independent, analytical inquiries;

∎	ability to contribute to a diversity of viewpoints among board members;

∎	willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

∎	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

As set forth above, our nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race, national origin and gender. The committee considers its current practice to be effective in identifying nominees for director who are able to contribute to the Board from diverse points of view.

Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our bylaws and of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a stockholder of a director nominee or other proposals.

Required Vote

To be elected, each nominee for director must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” each of the nominees set forth in Proposal 1.

18 2017 Proxy Statement

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 16, 2017, are as follows. Our executive officers serve at the discretion of the Board.

NAME	AGE	POSITION
Randall C. Stuewe	54	Chairman of the Board and Chief Executive Officer
Dirk Kloosterboer	62	Director and Chief Operating Officer
Patrick C. Lynch	47	Executive Vice President – Chief Financial Officer (Principal Accounting Officer)
Rick A. Elrod	56	Executive Vice President – Darling U.S.A. Rendering
Jan van der Velden	53	Executive Vice President – Ecoson Rendac Sonac (ERS)
John Bullock	60	Executive Vice President – Specialty Ingredients and Chief Strategy Officer
John F. Sterling	53	Executive Vice President – General Counsel and Secretary
D. Eugene Ewing (1) (3) (4)	68	Director
Mary R. Korby (2) (3)	72	Director
Cynthia Pharr Lee (1) (2)	68	Director
Charles Macaluso (3)	73	Director
Gary W. Mize (1) (2)	66	Director

1.	Member of the audit committee.
2.	Member of the compensation committee.
3.	Member of the nominating and corporate governance committee.
4.	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Mr. Ewing as an audit committee financial expert.

2017 Proxy Statement 19

OUR MANAGEMENT

Executive Officers and Directors

For a description of the business experience of Messrs. Stuewe, Kloosterboer, Ewing, Macaluso and Mize and Mses. Korby and Pharr Lee, see “Proposal 1 – Election of Directors.”

Patrick C. Lynch has served as our Executive Vice President – Chief Financial Officer since March 2, 2017, prior to which he served as our Executive Vice President – Chief Administrative Officer since joining the Company in January 2017. From 2001 to December 2016, he served as the Chief Financial Officer of Interface, Inc., the world’s largest manufacturer of modular carpet and pioneer of sustainable business practices, where he was also a Senior Vice President since 2007. Prior to 2001, he served in various financial leadership positions at Interface since joining the company in 1996, including Assistant Vice President and Corporate Controller. From 1992 to 1996, Mr. Lynch was a Senior Accountant with BDO Seidman, LLP, a national accounting firm delivering assurance, tax, financial advisory, and consulting services to private and publicly-traded businesses.

Rick A. Elrod has served as our Executive Vice President – Darling U.S.A. Rendering since April 2015. He has extensive experience in raw material procurement and plant operations, having served the Company in various managerial capacities since joining Griffin Industries in 1984. Most recently, he served as the Company’s Senior Vice President – Eastern Region from January 2011 to April 2015. Mr. Elrod is involved in several state associations within the industry as well as the National Chicken Council, the U.S. Poultry Protein Council and the National Renderers Association.

Jan van der Velden has served as our Executive Vice President – ERS since January 2014. He has served in a number of different capacities for Darling Ingredients International (formerly known as VION Ingredients) since June 1989. Most recently, he has served as the Managing Director of ERS for VION Ingredients since March 2012 and the Vice President Raw Materials & Logistics for VION Ingredients since January 2001. From May 2005 to March 2012, he served as the managing director of VION Ingredients Germany. He also served as a member of the board of VION Ingredients.

John Bullock has served as our Executive Vice President – Chief Strategy Officer since January 2014 and has been in charge of our U.S. Specialty Ingredients businesses since 2015. Prior to that, he served as our Senior Vice President – Business Development from May 2012 to December 2013. Mr. Bullock began his career at General Mills, Inc. in 1978 in ingredient purchasing and risk management. From 1991 to 2004, Mr. Bullock worked for ConAgra Foods Inc., where he led the mergers and acquisitions group of the ConAgra Trading and Processing Companies, with responsibility for leading the company’s growth initiatives and acquiring numerous businesses throughout the world. From 2004 to May 2012, Mr. Bullock operated JBULL INC., a boutique consulting firm he formed specializing in enhancing margin opportunities for agricultural business expansions and developing renewable fuels, during which time he consulted on numerous projects for our company, including its effort in the development and construction of the Diamond Green Diesel Facility.

John F. Sterling has served as our Executive Vice President – General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Mr. Sterling began his career with the law firm of Thompson & Knight LLP, where he was a member of the firm’s corporate and securities practice area.

20 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE OVERVIEW	21

COMPENSATION PROGRAM OBJECTIVES AND PHILOSOPHY	29

USE OF PEER COMPANIES IN SETTING EXECUTIVE COMPENSATION AND MEASURING PERFORMANCE	31

MIX OF SALARY AND INCENTIVE AWARDS (AT TARGET)	33

COMPONENTS OF FISCAL 2016 EXECUTIVE COMPENSATION PROGRAM	34

OTHER FEATURES OF OUR COMPENSATION PROGRAM	41

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and are not statements of management’s expectations or estimates of results or other guidance.

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding fiscal 2016 compensation for our named executive officers (also referred to as our NEOs):

NAME	TITLE
Randall C. Stuewe	Chairman and Chief Executive Officer
John O. Muse	Executive Vice President – Chief Financial Officer
Dirk Kloosterboer	Chief Operating Officer
John Bullock	Executive Vice President – Specialty Ingredients and Chief Strategy Officer
Rick A. Elrod	Executive Vice President – Darling U.S.A. Rendering

All of our NEOs are based in the United States, except for Mr. Kloosterboer, who is based in Europe at our corporate offices in Son, the Netherlands. Mr. Kloosterboer’s compensation is denominated in Euros and translated into U.S. dollars herein at the average exchange rate during 2016 of 1.107320 dollars per euro.

Executive Overview

RESPONSE TO SAY ON PAY ADVISORY VOTE AND STOCKHOLDER ENGAGEMENT PROCESS

The Engagement Process

Two years ago – at our 2015 Annual Meeting – and following four years of positive voting results, stockholders did not approve our NEOs’ compensation. In response, the committee intensified its ongoing stockholder outreach efforts to ensure stockholder perspectives and concerns were understood. In 2015 and early 2016, members of the committee and management reached out to stockholders representing over 80% of our outstanding shares to better understand the reasons for the vote outcome. We also held direct conversations with every stockholder who responded to our engagement request. Overall, we spoke with stockholders representing over 42% of our outstanding shares, with the then chairman of our compensation committee leading most of the discussions, and spoke with two different proxy advisory firms. At the time these meetings occurred, the committee was considering changes to our executive pay program, to ensure that our 2016 pay decisions reflected the committee’s consideration of our stockholders’ comments. The feedback received from our stockholders was tremendously valuable and was incorporated into the full committee’s discussion and determination of compensation program changes for 2016.

At our 2016 Annual Meeting, our stockholders approved our NEOs’ compensation, with approximately 67% of the votes cast in favor of our say on pay proposal. We were gratified by the passing vote, but we continued to solicit feedback from stockholders in the fall of 2016 and early 2017 by reaching out to stockholders representing over 81% of our outstanding shares and holding direct conversations with every stockholder who responded to our engagement request. Overall, we spoke directly to 10 stockholders representing over 37% of our outstanding shares at the time of the outreach. We also spoke again with two different proxy advisory firms. The feedback received was strongly supportive of the changes to our executive compensation program that had been made for 2016. The committee, with input from its independent compensation consultant, considered the 2016 vote results, stockholder input and current market practices as it evaluated whether further changes to the compensation program were warranted for 2017. Given the significant changes made to the program for 2016 and based on the support from stockholders, the committee did not make substantive changes to the compensation program following the 2016 Annual Meeting.

2017 Proxy Statement 21

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The committee and the Board strongly value input from our stockholders and will carefully consider the results of the current say on pay vote, which is the first to fully reflect the changes to the compensation program, and will continue to seek direct feedback from stockholders.

Fiscal 2016 Compensation Program Improvements

In response to the results of our 2015 say on pay vote and stockholder feedback, our compensation program was significantly amended to sharpen alignment between executive compensation and the interests of our stockholders, as follows:

Significant Actions Taken in Response to 2015 Say on Pay Vote

WHAT WE HEARD	ACTIONS TAKEN	EFFECTIVE STARTING
Special Awards
∎ Special awards should be reserved for limited circumstances.

✓ The committee reinforced its philosophy to strictly limit the use of special awards.

✓ We do not currently anticipate a need for special awards in the future.

✓ Payouts related to special equity awards granted in 2014 were not paid at all or very limited.

✓ Limited performance share units (PSUs) were granted in 2016 to smooth out the shift from a backward-looking to a forward-looking plan design, but did not result in any incremental equity value, as the annual 2016 PSU award was reduced proportionately.

FY 2015
Plan Design
∎ No payout under long-term incentive (LTI) program for performance below threshold.	✓ We eliminated the minimum award payout of 25% for performance below threshold.	FY 2016
∎ No immediate vesting of equity awards under LTI.	✓ We eliminated the immediate vesting of 25% of equity awards under our LTI plan.
∎ Market preference toward forward-looking performance measurement for LTI.	✓ We have shifted from a backward-looking/trailing performance measurement to a forward-looking performance measurement for our LTI plan.
∎ Market preference toward consideration of total shareholder return (TSR) in performance metric.	✓ We added a relative TSR modifier to our LTI plan.
∎ Support for financial performance metrics that can be reconciled to peers easily and align pay for performance vs. peer group.	✓ We have changed the LTI performance metric from return on gross investment (ROGI) to return on capital employed (ROCE), which excludes goodwill from the calculation.
Proxy Design
∎ Provide an executive summary in the proxy statement and discuss responsiveness to stockholder feedback.

✓ We have improved our proxy disclosures by including a proxy summary and an executive summary at the beginning of the Compensation Discussion and Analysis section of the proxy statement.

✓ We have expanded disclosures on our stockholder outreach process, feedback received and actions taken in response.

FY 2016

We intend to continue our stockholder outreach program and to solicit stockholder feedback on our executive compensation program by holding an advisory say on pay vote on an annual basis and will continue to consider the results of this process in evaluating the program and making future compensation decisions for the NEOs.

BEST PRACTICES AND GOOD GOVERNANCE

In addition to the significant changes made in response to the 2015 say on pay vote, the committee also made several other changes to the 2016 executive compensation program after reviewing trends in executive compensation and pay-related governance policies. These changes follow several years of executive compensation program enhancements by the committee as summarized in the table below.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Recent Updates

Executive Compensation and Governance Changes

FISCAL 2016	FISCAL 2015	FISCAL 2014

∎  Reduced Maximum Payouts: To better align with market practice, we reduced the maximum payout of our annual incentive bonus from 300% to 200% of target.

∎  Heavier Focus on PSUs: We adjusted the LTI value mix to 60% PSUs and 40% stock options, which increases the weighting on PSUs.

∎  Holding Periods: We added an additional requirement that vested and earned PSUs will be subject to a holding period (restriction on sale) for two years after the end of the performance period.

∎  Elimination of Gross-Ups: Mr. Stuewe agreed to an amendment to his employment agreement to eliminate excise tax gross-ups and a “modified single trigger” provision regarding change in control severance benefits that had been in his agreement for a number of years.

∎  Double Trigger Vesting: We changed our equity compensation grant practices going forward to eliminate automatic single-trigger vesting of equity awards upon a change in control.

∎  Separate Metrics: We adopted separate metrics for our annual incentive bonus and LTI programs.

∎  Peer Group Update: We re-evaluated our peer group to better align with our company following the completion of significant acquisitions.

∎  Clawbacks: We expanded our compensation recovery (clawback) policy to go beyond the minimum legal requirements and to authorize recovery of annual or long-term incentive awards in the case of a material financial restatement resulting from executive misconduct.

∎  Ownership Guidelines: We expanded our stock ownership guidelines to prohibit stock pledging, as well as hedging, transactions.

2017 Proxy Statement 23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Ongoing Best Practices

The committee believes that our executive compensation program, as adjusted for these actions, continues to follow best practices aligned to long-term stockholder interests, as summarized below:

✓	WHAT WE DO
✓	Significant portion of compensation is provided in the form of performance-based incentives	Consistent with goal of creating a performance-oriented environment. For CEO, 80% of annual target total direct compensation is performance-based.
✓	Alignment of pay and performance based on measurable goals for both annual and long-term awards	Annual incentive awards are based on internal EBITDA goals and the committee’s review of strategic, operational and personal goals. PSUs are earned based on three-year average ROCE goals relative to peer companies, with a relative TSR modifier.
✓	Balanced mix of awards tied to annual and long-term performance	For CEO, target annual incentive award opportunity and target long-term incentive award opportunity represent 20% and 60% of annual target total direct compensation, respectively. 100% of annual and long-term awards for NEOs are performance-based.
✓	Stock ownership and retention policy	CEO must hold at least 5x base salary in company stock; other NEOs must hold at least 2.5x. Executives are also required to hold at least 75% of after-tax shares until the ownership requirement is met.
✓	Compensation recoupment (clawback) policy	Recovery of annual or long-term incentive compensation based on achievement of financial results that were subsequently restated due to misconduct.
✓	Retention of an independent compensation consultant to advise the committee	Compensation consultant (Pearl Meyer) provides no other services to the company.

X	WHAT WE DON’T DO
x	No supplemental executive retirement plans	Consistent with focus on performance-oriented environment; reasonable and competitive retirement programs are offered.
x	No change in control excise tax gross-ups	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.
x	No automatic single-trigger vesting of equity compensation upon a change in control	Beginning 2015, award agreements provide for vesting following a change in control only if there is also an involuntary termination of employment (double-trigger).
x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.
x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.

COMPANY PERFORMANCE HIGHLIGHTS

Our Business

Our company is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. With operations on five continents, the company collects and transforms all aspects of animal by-product streams into broadly usable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural cas-

ings and hides. The company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. Our operations are organized into three segments, Feed Ingredients, Fuel Ingredients and Food Ingredients. Our Fuel Ingredients segment includes our share of the results of our equity investment in Diamond Green Diesel Holdings LLC (“DGD”), a joint venture with Valero Energy Corporation, to convert animal fats, recycled greases, used cooking oil, inedible corn oil, soybean oil, or other feedstocks that become economically and commercially viable into renewable diesel, a biomass-

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

based fuel that is interchangeable with petroleum-based diesel fuel but has a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards.

2016 Business Highlights

Fiscal 2016 presented a challenging operating environment, as our business continued to experience the impacts of a continued deflationary cycle within the agriculture sector and continued pricing pressure from increased global supplies of grains, proteins and oilseeds. Despite these challenging operating conditions, we continued to execute on our strategy to de-lever and to achieve operational and financial improvements intended to stabilize and grow profitability in businesses and geographic areas where sustainable and predictable margins can be achieved, as exemplified by the following:

2016 PERFORMANCE HIGHLIGHTS

Key Operating Accomplishments

∎	Paid down debt by a total of $169.7 million in 2016, against a target of $150 million.

∎	Improved working capital (inventory, receivables, prepaids, accounts payable and accrued expenses) by $31.8 million year-over-year, against a target of $20 million.

∎	Reduced selling, general and administrative (SG&A) expenses year-over-year by $8.6 million.

∎	Diminished the impact of declining finished product prices on margins by appropriately adjusting raw material pricing globally.

∎	Increased raw material volumes in our Feed segment by 7.4% year-over-year, thereby increasing the amount of our finished product for sale.
∎	Exceeded or met global safety goals with overall year-over-year improvement, including for lost time accidents and fleet accidents.

Growth Achievements

∎	Began construction on the expansion of DGD’s production facility to increase annual production capacity from 160 million gallons to 275 million gallons of renewable diesel.

∎	Completed construction and commissioning of two new U.S. rendering facilities, on schedule and on budget.

∎	Completed expansion of blood processing facilities in Maquoketa, Iowa and Qinghai, China.

∎	Completed bolt-on acquisition of rendering business in the Netherlands.

∎	Approved and began greenfield construction on a new digester facility in Dunderleuw, Belgium and a new blood processing facility in Meering, Germany.

∎	Commenced construction on major expansions at our rendering facilities in Los Angeles, California, Wahoo, Nebraska, and Dublin, Georgia.

Realigned Capital Structure for Operating Conditions and Future Growth

∎	Successfully amended the company’s senior secured credit facility, including a 3-year extension of the term into 2021, to provide more flexibility going forward.

∎	Repurchased $5.0 million of the company’s common stock pursuant to our company’s stock repurchase program.

Pay for Performance

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance primarily based on the following three factors, which in turn are expected to align executive pay with returns to stockholders over time:

∎	Expansion of our company, both organically and through acquisitions, within the context of the business cycle, as our scale creates the platform for future growth and influences the stability of our company’s earnings;

∎	Our effectiveness in deploying capital when compared to our Performance Peer Group (as defined on page 31 below); and

∎	The total shareholder return of our company as compared to our Performance Peer Group.

Pricing of our finished products is heavily influenced by global grain and oilseed supplies, livestock production trends, crude oil pricing and foreign currency values. We have diversified our business significantly during the last few years and remain a growth-oriented company focused on creating long-term value for our stockholders. However, deflationary cycles within the global commodity markets can have a significant impact on the price of our common stock, as it did in 2015. As such, we believe that the current best indicator of our long-term performance versus our Performance Peer Group is a comparison of how competitively we deploy capital versus our Performance Peer Group as measured by a return on capital standard. The other primary factor in aligning our pay and performance is whether we have remained a growth-oriented company as measured by EBITDA, which is also the numerator for return on capital.

Performance against pre-established EBITDA goals was a key element of our 2016 annual incentive plan. In the last several years, we have used key acquisitions and a joint venture project to transform our platform and build future value through segment and product

2017 Proxy Statement 25

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

diversification and global expansion. Consistent EBITDA growth will result in greater annual incentive plan payouts, while shortfalls in EBITDA will result in below target payouts. As the chart below indicates, our CEO’s total realizable compensation is well-aligned with our EBITDA performance.

*	For purpose of comparison, 2016 Proforma Adjusted Combined EBITDA (non-GAAP) is also shown using 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations. Prior to fiscal 2014, the company had no material foreign operations.

YEAR	2012	2013	2014	2015	2016
CEO Pay Measure:
Realizable Pay 1-Year	$5,966	$5,504	$8,463	$3,609	$7,148
% Change		-8%	54%	-57%	98%
Realizable Pay 1-Year (excl. Special)	$5,966	$5,504	$6,647	$3,609	$7,148
% Change		-8%	21%	-46%	98%
Absolute Performance Measure:
Proforma Adjusted Combined EBITDA (non-GAAP)	$314.5	$308.1	$594.2	$558.3	$531.6

NOTES:

EBITDA includes our Diamond Green Diesel joint venture, but excludes transaction related costs and foreign currency exchange impact on EBITDA. See Appendix A for a reconciliation to GAAP.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example for 2016, realizable pay equals base salary plus annual incentives earned for 2016 performance plus options granted on February 25, 2016 and shares to be issued in the first quarter of 2018 in the case of the one-time transition PSUs and in the first quarter of 2019 in the case of the regular PSUs, assuming target PSU performance for 2016 to 2017 for transition PSUs and 2016 to 2018 for regular PSUs plus the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation.

In 2014, the figures above also show the potential realizable value based on the December 31, 2014 stock price of a special award of performance share units awarded at the closing of the acquisition of VION Ingredients. The one-third of the award relating to 2014 performance was earned and vested, the remaining two-thirds of the award relating to 2015 and 2016 annual performance results were not earned and were forfeited. The committee does not consider this special award to be part of the ongoing compensation program.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have used a return on capital standard as the performance measure under our long-term incentive (“LTI”) program since 2010. For 2016, as part of the significant changes made to our prior compensation program, we have switched from return on gross investment (“ROGI”) to return on capital employed (“ROCE”) as the performance metric for our LTI program. Our compensation committee believes, given the substantial growth of our company over the last ten years, that ROCE more appropriately measures our ongoing operating performance against peers by excluding goodwill from the calculation and thereby better focusing on the value of a particular asset and the working capital needed to operate that asset. Our return on capital targets are set to reflect the median historical performance levels for our Performance Peer Group, which is a challenging performance standard in the current deflationary cycle within the global commodity markets. Given the shift from ROGI to ROCE as the return on capital measure and the addition of a relative total shareholder return (“TSR”) modifier for 2016, the following chart shows that by aligning our executive compensation with EBITDA and capital deployment performance, the realizable pay levels provided by our executive compensation program to our CEO are aligned to our stock price performance over the long-term:

INDEX YEAR
2011	2011	2012	2013	2014	2015	2016
CEO Pay Measure:
Realizable Pay 1-Year		$5,966	$5,504	$8,463	$3,609	$7,148
% Change			-8%	54%	-57%	98%
Realizable Pay 1-Year (excl. Special)		$5,966	$5,504	$6,647	$3,609	$7,148
% Change			-8%	21%	-46%	98%
TSR Index Measure:
1-Year TSR Indexed to 2011=100	100.0	116.9	156.3	136.6	79.2	97.1
1-Year TSR %		16.9%	33.7%	-12.6%	-42.1%	22.7%

NOTES:

Total Shareholder Return (TSR) performance is indexed to 2011, where 2011 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example for 2016, realizable pay equals base salary plus annual incentives earned for 2016 performance plus options granted on February 25, 2016 and shares to be issued in the first quarter of 2018 in the case of the one-time transition PSUs and in the first quarter of 2019 in the case of the regular PSUs, assuming target PSU performance for 2016 to 2017 for transition PSUs and 2016 to 2018 for regular PSUs plus the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation.

In 2014, the figures above also show the potential realizable value based on the December 31, 2014 stock price of a special award of performance share units awarded at the closing of the acquisition of VION Ingredients. The one-third of the award relating to 2014 performance was earned and vested, the remaining two-thirds of the award relating to 2015 and 2016 annual performance results were not earned and were forfeited. The committee does not consider this special award to be part of the ongoing compensation program.

2017 Proxy Statement 27

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders and creating a growth–oriented, long-term value proposition for our stockholders.

EXECUTIVE COMPENSATION HIGHLIGHTS

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A large portion of total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. See charts on page 33 for more information regarding the target annual compensation mix for our CEO and other NEO’s.

Ongoing Monitoring of Compensation Best Practices and Programs in a Dynamic Environment—Overview

Our company has undergone a major transformation in its business over the last several years, especially with the completion in January 2014 of the acquisition from VION Holding, N.V. of the VION Ingredients business, which now operates under the name Darling Ingredients International and resulted in our expanding into material new product lines, including the Food Ingredients segment, on four continents. As a result, and in response to our 2015 say on pay vote (discussed in further detail above under Response to Say on Pay Advisory Vote and Stockholder Engagement Process at page 21), in 2015 and early 2016, the committee conducted an in-depth analysis of our compensation and governance practices, including an enhanced stockholder outreach process and a thorough review of all aspects of our compensation strategies and program. This analysis resulted in significant changes to our compensation programs for fiscal 2016 (discussed above under Fiscal 2016 Compensation Program Improvements at page 22). The committee engaged in an ongoing review of our compensation practices and governance policies in 2016, including by extensive stockholder outreach and the solicitation of advice from the committee’s compensation consultant, Pearl Meyer, and determined that no substantive changes to the compensation program were needed for 2017.

Fiscal 2016 Compensation Actions at a Glance

The following summarizes the key compensation decisions for the NEOs for fiscal 2016:

◾	Base salary: The annual rate of base salary for Mr. Stuewe and the other NEOs was not adjusted and remained the same as the prior year. This represents the third consecutive year that Mr. Stuewe’s base salary has remained the same.

◾	Annual Incentive Bonus: In fiscal 2016, the Company achieved global adjusted EBITDA of approximately 97.5% of target, and each of our NEOs had substantially achieved or exceeded their strategic, operational and personal (“SOP”) goals, with a payout range of 89% to 116%. As a result, Mr. Stuewe earned a 2016 annual incentive bonus equal to about 98% of his target and the other NEOs earned payouts ranging from about 95% to 122% of target.

◾	Long-Term Incentive (LTI) Awards: As part of the significant changes made to our executive compensation program for 2016 and beyond, we shifted from a backward-looking/trailing performance measurement to a forward-looking performance measurement for our LTI program. Accordingly, we discontinued our historical practice of issuing a combination of performance-based restricted stock and performance-based stock options based on trailing performance, and instead, each of the NEOs was granted a combination of performance share units (PSUs) and stock options at an LTI target mix of 60% PSUs and 40% stock options.

◾	Special Acquisition-Related Equity Awards: In 2014, the NEOs and others received a special award of long-term performance share units in connection with our company’s significant acquisition of VION Ingredients in January 2014. Vesting of the awards was contingent on the achievement of challenging post-acquisition targets for superior adjusted EBITDA performance in 2014, 2015 and 2016. One-third of the award has vested based on 2014 performance. Consistent with our pay-for-performance philosophy, the 2015 and 2016 portions of the award were forfeited by all NEOs and other participants since the 2015 and 2016 stretch targets were not met. The committee has since reinforced its philosophy to strictly limit the use of special awards going forward, and we do not currently anticipate a need for special awards in the future, other than the one-time, non-incremental transition PSUs which were granted as part of the re-designed 2016 executive compensation program to facilitate the major shift from a backward-looking to a forward-looking plan design. These transition PSUs did not result in any incremental equity value, as the annual PSU award was reduced proportionately.

These compensation decisions are discussed in more detail in this Compensation Discussion and Analysis and shown in the Summary Compensation Table and Grants of Plan-Based Awards Table that follows.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Objectives and Philosophy

The committee has designed our executive compensation program to serve several key objectives:

∎	attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation paid to similarly-situated executives at companies similar to us by generally setting target levels of annual total direct compensation opportunity for the NEOs at or near the 50th percentile of target total compensation for similarly-situated executives at an identified group of peer companies;

∎	reward the achievement of specific annual, long-term and strategic goals; and

∎	align the interests of our NEOs with those of our stockholders by placing a significant portion of total direct compensation at risk (80% for our CEO), and rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

In the chart below, we have summarized how the 2016 executive compensation program supports these executive compensation program objectives.

OBJECTIVE	HOW WE MET THIS OBJECTIVE IN 2016
Attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation offered to similarly-situated executives at companies similar to us.

∎   Designed the 2016 executive compensation program to provide a mix of base salary, target annual cash incentive awards and target LTI award values that is aligned with the program’s principles and objectives and is competitive with the target compensation levels offered by our Pay Levels Peer Group.

Reward the achievement of specific annual, long-term and strategic goals.

∎   Provided at least 60% (80% in the case of the CEO) of annual target total compensation in performance-based incentive awards tied to the achievement of annual, long-term, and strategic goals or, in the case of stock options, stock price appreciation.

∎   Provided sufficiently challenging upside opportunities on annual and long-term incentive compensation for exceeding target goals, balanced with reductions from target opportunities for performance below target goals.

∎   Tied payouts under the annual incentive plan to corporate and/or regional/business line financial objectives, as well as strategic, operational and personal goals, to focus executives on areas over which they have the most direct impact, while continuing to motivate decision-making that is in the best interests of our company as a whole.

∎   Based annual incentive awards primarily on quantifiable performance goals established by the committee at the beginning of the fiscal year, with payouts determined only after the committee reviews and certifies performance results. PSUs granted as part of LTI are tied to three-year, forward looking performance with vesting based on actual performance against goals established at the beginning of the performance period. Stock options granted as part of LTI require stock price appreciation to deliver value to the executive.

Align the interests of our NEOs with those of our stockholders by rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

∎   Tied payout of PSUs granted to our NEOs as part of LTI to three-year (or two-year in the case of the one-time transition PSUs), forward-looking performance based on average ROCE with a TSR modifier, relative to our Performance Peer Group, while stock options granted as part of LTI require stock price appreciation to deliver value to the executive.

∎   Included a holding period requirement for the PSUs, such that vested and earned PSUs (net of shares needed to pay taxes) will be subject to a holding period (restriction on sale) for two years after the end of the performance period.

∎ Continued our stock ownership policy with guidelines of 5x annual base salary (for the CEO) and 2.5x annual base salary (for the other NEOs).

∎   Continued our stock retention policy whereby each NEO must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until the NEO is in compliance with our stock ownership guidelines.

2017 Proxy Statement 29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

ROLES OF COMPENSATION COMMITTEE, MANAGEMENT AND INDEPENDENT CONSULTANTS

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Each member of the committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NYSE. The committee:

∎	oversees our various compensation plans and programs and makes appropriate design decisions,

∎	retains responsibility for monitoring our executive compensation plans and programs to ensure that they continue to adhere to our company’s compensation philosophy and objectives, and

∎	determines the appropriate compensation levels for all executives, including the NEOs.

The committee meets on a regular basis and generally without members of management present. The committee’s duties and responsibilities are described in its charter, which can be found on our website at http://ir.darlingii.com/corporate-governance. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee engages an independent compensation consultant to advise it on the design of our executive compensation program. The committee engaged Pearl Meyer to advise it in connection with the 2016 executive compensation program. To determine the appropriate compensation levels, the committee considers, in conjunction with recommendations from its independent compensation consultant:

∎	Total compensation paid to the NEOs, including retirement and post-retirement benefits and fringe benefits.

∎	Our company’s long-term and short-term strategic and financial objectives.

∎	Our company’s performance, the industry in which we operate, the current operating environment, our relative total shareholder return performance and market compensation for similarly-situated executives.

∎	How to balance short-term and long-term compensation to provide fair near-term compensation, to align executive pay with long-term stockholder value, and to avoid structures that would encourage excessive risk taking.

The committee periodically reviews our executive compensation program to ensure that it remains competitive and provides the proper balance between cash and equity, and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of the compensation program ensures continuing alignment of the elements of the compensation program with our company’s business strategy and stockholder interests. During this process, the committee:

∎	Evaluates the design of our compensation program to align pay and performance;

∎	Evaluates the executive compensation policies to ensure a continued nexus between executive compensation and the creation of stockholder value;

∎	Seeks to ensure that our company’s compensation programs remain competitive, including comparing the total direct compensation paid by our company with that of our Pay Levels Peer Group;

∎	Considers feedback received from our stockholders during our stockholder outreach efforts in which the committee chairman participates;

∎	Consults as needed with its independent compensation consultant to review and refine the elements of our compensation programs to ensure that our executive compensation meets our stated objectives and is consistent with the company’s compensation philosophy; and

∎	Takes into consideration appropriate corporate acquisitions, if any, and the resulting impact on the size and complexity of our company’s business.

In addition to its responsibilities for executive compensation plans and programs, the committee also evaluates and makes recommendations to the Board regarding our management and director compensation plans, policies and programs, and reviews benefit plans for management and other employees.

Role of Chief Executive Officer

The committee evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis, reviews the performance of his direct reports, which include each of the NEOs other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and incentive award amounts, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the NEOs.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Use of an Independent Compensation Consultant

The committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation. For fiscal 2016, the committee engaged Pearl Meyer, an independent executive compensation consulting firm, to counsel the committee on various factors relating to the development of our 2016 executive compensation program.

Pearl Meyer is engaged directly by, and is fully accountable to, the committee. The committee has determined, after considering independence factors provided by the SEC and the NYSE, that Pearl Meyer does not have any conflicts of interest that would prevent them from being objective.

Use of Peer Companies in Setting Executive Compensation and Measuring Performance

Purpose

The committee uses peer groups for the following purposes:

∎	To assess the company’s performance with respect to annual and long-term incentive plans; and

∎	To assess executive compensation opportunities.

We use different peer groups to evaluate the competitiveness of pay levels and to establish performance standards. The committee believes that it is appropriate to use companies that are generally similar in size to our company for pay comparisons (the “Pay Levels Peer Group”). For performance comparisons, however, the committee believes it is appropriate to use a broader peer group that is not limited by size or location to set the standards for long-term incentive plan performance, as company size and location do not materially influence performance comparisons (the “Performance Peer Group”). Although the committee is referencing two different peer groups, there is a substantial overlap of 14 companies as shown in the table that follows.

The committee uses competitive pay information derived from the Pay Levels Peer Group to generally inform its compensation decisions, but does not formulaically benchmark based on this data. The committee generally sets target levels of annual total direct compensation for the NEOs at or near the 50th percentile of target total compensation levels offered to similarly-situated execu-

tives at the peer companies. Variations from the 50th percentile level may occur due to the experience level of the individual and market factors, as well as performance that is significantly above or below goals.

As discussed in more detail below, our company has a unique product offering that makes it difficult to establish a group of peer companies for checking the competitiveness of our compensation opportunities and for measuring our relative business performance. In particular, it is challenging to identify appropriate peers for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (GICS) codes, as many of the companies in those GICS codes that are of roughly similar size manufacture, market, and distribute food for human consumption. These companies typically use agricultural commodities as ingredients in their products, and as a result these companies would typically experience reduced performance when these commodity prices rise. In contrast, our products are not generally for human consumption and our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes.

2017 Proxy Statement 31

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In light of these challenges, the committee determined that two new peer groups would be used beginning in fiscal 2015 and going-forward – one to assess the company’s performance with respect to annual and long-term incentive plans (the Performance Peer Group) and a second to assess executive compensation opportunities (the Pay Levels Peer Group). Notably, 70% of the companies in the Pay Levels Peer Group were also members of the Performance Peer Group. The committee reviews the peer groups annually to determine whether any changes should be made to the members of the peer groups. For fiscal 2016, the committee determined that no such changes were needed, except for the removal of one member of the Performance Peer Group, Penford Corporation, which was acquired by another member of the Performance Peer Group, Ingredion Incorporated. Members of the Performance Peer Group and Pay Levels Peer Group are listed below.

PERFORMANCE PEER GROUP ONLY	OVERLAP IN BOTH PEER GROUPS	PAY LEVELS PEER GROUP ONLY

Aceto Corp.

Archer-Daniels-Midland Company

Bunge Limited

Cal-Maine Foods, Inc.

Casella Waste Systems Inc.

E. I. du Pont de Nemours and Company

FutureFuel Corp.

Innophos Holdings Inc

Koninklijke DSM N.V.

Pacific Ethanol, Inc.

Potash Corp. of Saskatchewan, Inc.

REX American Resources Corporation

Sanderson Farms, Inc.

SunOpta Inc.

Tyson Foods, Inc.

Waste Management, Inc.

Celanese Corporation

Clean Harbors, Inc.

Covanta Holding Corporation

FMC Corp.

Green Plains Inc.

Ingredion Incorporated

International Flavors & Fragrances Inc.

Renewable Energy Group, Inc.

Republic Services, Inc.

Seaboard Corp.

Sensient Technologies Corporation

Stepan Company

The Andersons, Inc.

The Mosaic Company

Colfax Corporation Graphic Packaging Holding Company Meritor, Inc. PolyOne Corporation Sonoco Products Co. The Valspar Corporation

Performance Peer Group

To better reflect the company’s operating segments of Feed, Food, and Fuel and who we compete with for employee talent and capital, the Performance Peer Group was established for purposes of evaluating our performance under the company’s incentive programs. In selecting the Performance Peer Group constituents, the committee considered the following criteria: (i) industry, (ii) business operations similar to those of the company, focused on Feed, Food, and/or Fuel, (iii) the extent to which operations were global, (iv) company size, as measured by revenues and market capitalization, and (v) availability of publicly-disclosed financial information.

Pay Levels Peer Group

In establishing the Pay Levels Peer Group and in order to create as much overlap with the Performance Peer Group as possible, the committee first identified those companies within the Performance Peer Group that (i) were U.S.-based companies and (ii) were similar in size to us, as measured by revenues using the parameters of between one-third and three times our estimated revenues. As fourteen companies from the Performance Peer Group met those size criteria, in order to ensure that the peer group was of sufficient size to perform compensation comparisons that were not overly influenced by any one company, the committee worked with its independent compensation consultant at the time to identify six other companies that were U.S.-based, similar in size and industry, and subject to similar cyclicality and volatility as the company. The committee believes that this peer group is a reasonable peer group that is comprised of similarly-sized companies with operations similar to those of our company and/or influenced by similar cyclicality and volatility.

32 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Mix of Salary and Incentive Awards (at Target)

The following charts illustrate the mix of total direct compensation elements for our NEOs at target performance. These charts demonstrate our executive compensation program’s focus on variable, performance driven cash and equity-based compensation, a large portion of which is “at-risk” through long-term equity awards and annual cash incentive awards.

*	Equity consists of performance based stock units and stock options.

2017 Proxy Statement 33

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Components of Fiscal 2016 Executive Compensation Program

For fiscal 2016, the compensation for the NEOs included the following components:

Fiscal 2016 Compensation Components at a Glance

COMPENSATION COMPONENT	DESCRIPTION
Base Salary	∎ Fixed compensation component.
∎ Periodically reviewed by the committee and adjusted based on competitive practices and economic conditions.
Annual Incentive Bonus	∎ Short-term variable compensation component, performance-based, and payable in cash.
∎ Each NEO has a target award expressed as a percentage of salary (50% to 100% of base salary):
– Mr. Stuewe: 100% of base salary
– Other NEOs: 50%—65% of base salary
∎ Payouts based on (i) 2016 global and/or regional/business line EBITDA goals (65% weighting) and (ii) individual SOP goals (35% weighting).
– EBITDA based on overall company performance for Messrs. Stuewe, Muse and Elrod.
– For Messrs. Kloosterboer and Bullock, the EBITDA portion is based 65% on their respective regional/business line performance and 35% on overall company performance.
– Payouts range from 0% to a maximum of 200% of target.
Long-Term Incentive Compensation	∎ Long-term variable compensation component, performance-based grants settled in company stock.
∎ Each NEO has a target award expressed as a percentage of salary (ranging from 100% to 300% of base salary):
– Mr. Stuewe: 300% of base salary
– Other NEOs: 100% of base salary
∎ Target award value is granted in a combination of performance share units (PSUs) and stock options.
– For all NEOs, weighted 60% PSUs and 40% stock options.

∎   Annual, overlapping PSU grants are tied to three-year, forward-looking performance on average ROCE relative to our Performance Peer Group, with a TSR modifier. Actual awards may vary between 0% and a maximum of 225% of the target number of PSUs, depending on the performance level achieved.

∎   Number of PSUs earned to be reduced (up to 30%) or increased (capped at maximum payout) based on our company’s total shareholder return (TSR) over the performance period relative to our Performance Peer Group.

∎   For 2016 only, 25% of PSU target award value is granted in the form of one-time, non-incremental transition PSUs with a two-year, forward-looking performance period, intended to facilitate the major shift in 2016 from a backward-looking to a forward-looking plan design.

∎ Annual stock option grant vests 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant.
Retirement and Health and Welfare Benefits	∎ For U.S. based NEOs, 401(k) plan and frozen pension plan.
∎ Group health, life and other standard welfare plan benefits.
∎ Benefits for Mr. Kloosterboer are per his employment agreement and customary for a Europe-based executive.
∎ Termination/severance benefits per employment/severance agreement.

As previously mentioned, our executive compensation program is designed to deliver pay in alignment with corporate, business unit and individual performance, with a large portion of total direct compensation “at-risk” through long-term equity awards and annual cash incentive awards. See chart on page 33 for more information regarding the target annual compensation mix.

34 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Fiscal 2016 Compensation Components—Details

BASE SALARY

Our company provides NEOs with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for NEOs are determined for each executive based on his position and responsibility by using market data supplied by the committee’s independent compensation consultant. Base salary is designed to be competitive when compared with the Pay Levels Peer Group. The committee periodically reviews base salaries of senior executives, including the NEOs, to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background. Mr. Kloosterboer’s base salary is set based on the terms of his employment agreement with the company entered into as part of the VION Ingredients acquisition and includes a holiday allowance customary for European employees.

The chart below summarizes the annual base salary of our NEOs for fiscal 2016, which were unchanged from 2015.

EXECUTIVE	FISCAL 2015 ANNUAL SALARY	FISCAL 2016 ANNUAL SALARY	PERCENTAGE INCREASE
Mr. Stuewe	$1,000,000	$1,000,000	0%
Mr. Muse	$500,000	$500,000	0%
Mr. Kloosterboer [1]	$745,982	$744,507	0%
Mr. Bullock	$384,500	$384,500	0%
Mr. Elrod	$425,000	$425,000	0%

1.	Mr. Kloosterboer is based in the Netherlands and paid in euros. Accordingly, the amount shown in this table, as well as all other non-equity related amounts elsewhere in this Proxy Statement for Mr. Kloosterboer, represent data converted from euros. For 2016, compensation was converted at the average exchange rate during 2016 of 1.107320 dollars per euro. His annual base salary in both fiscal 2015 and 2016 was €672,350. The amount shown in the table above is in U.S. dollars and appears lower for 2016 due to the strengthening of the euro against the U.S. dollar in 2016 as compared to 2015.

ANNUAL INCENTIVE COMPENSATION

Overview

To motivate performance, each of our NEOs was provided with an annual incentive award opportunity for fiscal 2016 tied to (i) global and/or regional/business line EBITDA goals and (ii) the performance of the individual with respect to key SOP goals. The range of award payouts that an executive could earn, as well as the performance goals, were established at the beginning of the year. For fiscal 2016, to better align with market practice, the committee reduced the maximum payout for the annual incentive from 300% to 200% of target. Additional detail with respect to the design of the fiscal 2016 annual incentive program is provided below.

Annual Incentive Award Formula

In determining payouts under the fiscal 2016 annual incentive program, the committee used the following formula for the NEOs:

2017 Proxy Statement 35

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Annual Incentive Award Opportunities

The chart below summarizes the target annual incentive award opportunities for the NEOs for fiscal 2016, which were unchanged from 2015:

Fiscal 2016 Target Bonus Opportunities

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS
Mr. Stuewe	100%	$1,000,000
Mr. Muse	65%	$325,000
Mr. Kloosterboer	50%	$372,253
Mr. Bullock	60%	$230,700
Mr. Elrod	50%	$212,500

Annual Incentive Plan Performance Metrics and Range of Performance

For fiscal 2016 (as in fiscal 2015), the committee continued to measure financial performance based on a targeted level of EBITDA compared to the Performance Peer Group. The committee continued to balance the financial objectives of the organization with strategic, operational and personal objectives. These objectives are closely tied to the company’s performance in other key areas of the business that drive stockholder value creation and focus executives on areas over which they have the most direct impact. Additional detail with respect to the performance metrics and range of performance is provided below.

EBITDA (65% weighting): 65% of each NEO’s payout was tied to a targeted level of EBITDA performance for fiscal 2016. Depending on the NEO’s responsibilities, EBITDA was measured at the global level or in a mix of global and regional/business line results.

The committee selected global and/or regional/business line EBITDA as the sole annual financial performance metric because (i) EBITDA is one element of ROCE, which is a performance metric that is well understood internally, (ii) incenting the achievement of a targeted level of EBITDA is closely aligned with continued stockholder value creation, and (iii) it provides a separate metric from that used in our long-term incentive plans, while continuing to motivate performance that is tied to shareholder value creation. Based on those factors, the committee concluded that a targeted level of EBITDA was the most appropriate annual financial performance metric.

To focus executives on areas over which they have the most direct impact and motivate controllable performance, EBITDA was measured as follows:

∎	Corporate and other executives who have a significant impact on global performance (Messrs. Stuewe, Muse and Elrod): 100% based on global EBITDA performance

∎	Region/business line executives (Messrs. Kloosterboer and Bullock): 65% based on region/business line performance and 35% based on global performance

The pre-defined calculation of EBITDA is subject to adjustment by the committee for certain one-time, unusual or extraordinary items in order to more fairly assess our company’s performance for executive compensation purposes. These adjustments for compensation purposes may differ from the adjustments included in the company’s reported adjusted EBITDA. For fiscal 2016, these committee adjustments consisted of integration related expenses. In addition, the adjusted EBITDA includes our company’s portion of the EBITDA from our DGD joint venture, which is treated as an unconsolidated subsidiary in our financial statements but is a high performing asset and an important part of our strategy by providing a significant market and enhanced margins for our fats and oils and thereby a hedge to offset commodity exposure in our Feed Ingredients segment. Financial performance measures are adjusted to reflect budgeted levels of currency exchange in order to properly measure job performance, as our company is an operating company and not in the business of trading currencies.

In developing the 2016 annual EBITDA goals, target level performance was set at amounts that generally reflect our internal, confidential operating plan that was reviewed and approved by the Board, and takes into account known operating and economic conditions. These goals generally require a high level of performance to be achieved over the one-year period. Threshold and maximum levels are set as a percentage of target and are designed to provide a smaller award for lower levels of acceptable performance (threshold) as well as to reward exceptional levels of performance (maximum).

Fiscal 2016 Global EBITDA Performance (In Millions)

ACHIEVEMENT	GLOBAL	AWARD PAYOUT (PERCENTAGE OF TARGET)
Below Threshold	Below $456.3	0%
Threshold	$456.3	25%
Target	$536.8	100%
Maximum or Above	$617.3	200%

Strategic, Operational and Personal Goals (35% weighting): Each of our NEOs also had SOP goals for fiscal 2016 that were tied to short- and long-term strategic objectives within the company. The SOPs were a blend of quantitative and qualitative goals for each NEO set at the beginning of the performance period, with a varying number of goals and weighting of those goals for each executive. The SOPs for our CEO and each of the other NEOs are reviewed and approved by the committee. The CEO makes recommendations to the committee on the SOPs for NEOs other than himself. The SOPs with respect to fiscal 2016 addressed items such as:

∎	growing the core business;

∎	achieving SG&A goals;

∎	achieving safety goals; and

∎	other specific business development goals and projects.

36 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

At the end of the fiscal year, the CEO submits to the committee a performance self-assessment and conducts a final review with each of the other NEOs and rates their performance. The CEO then submits to the committee a performance assessment for each of the other NEOs. These assessments consider completion of objectives and the quality of work performed, and incorporate an element of judgment on behalf of the committee in assigning individual levels of achievement. A maximum payout of 200% of the target for the SOP component is possible for exceptional performance.

2016 Performance Results and Award Payouts

For fiscal 2016, we achieved global adjusted EBITDA of approximately $523.5 million, which was approximately 97.5% of the target EBITDA and which resulted in award payouts equal to approximately 87.6% of target payout on the global EBITDA portion of the performance goal. As noted above, Mr. Kloosterboer’s and Mr. Bullock’s EBITDA payout was also impacted by regional/business line performance, which in the case of Mr. Kloosterboer was significantly above target.

In addition, based on the committee’s review of the performance assessments of our NEOs, the following achievement percentages were assigned for the SOPs: 116% for Mr. Stuewe; 116% for Mr. Muse; 89% for Mr. Kloosterboer; 106% for Mr. Bullock; and 107% for Mr. Elrod. For Mr. Stuewe, the committee noted that he had met or exceeded each of his stated SOP goals as follows:

GOAL	RESULT
Achieve Cost Control Measures

∎    Paid down debt by a total of $169.7 million in 2016.

∎   Improved working capital (inventory, receivables, prepaids, accounts payable and accrued expenses) by $31.8 million year-over-year.

∎   Reduced SG&A expenses year-over-year by $8.6 million.

Continue to Drive Growth in the Core Businesses

∎   Announced and began construction on the expansion of DGD’s production facility to increase annual production capacity from 160 million gallons to 275 million gallons of renewable diesel.

∎   Increased raw material volumes in our Feed segment by 7.4% year-over-year, thereby increasing the amount of our finished product for sale.

∎   Completed construction and commissioning of two new U.S. rendering facilities, on schedule and on budget.

∎   Completed expansion of blood processing facilities in Maquoketa, Iowa and Qionglai, China.

∎    Completed bolt-on acquisition of rendering business in the Netherlands.

∎   Approved and began greenfield construction on a new digester facility in Dunderleuw, Belgium and a new blood processing facility in Meering, Germany.

∎   Commenced construction on major expansions at our rendering facilities in Los Angeles, California, Wahoo, Nebraska, and Dublin,Georgia.

Achieve Global Safety Goals	∎ Exceeded or met the Company’s global safety goals with overall year-over-year improvement, including those for lost time accidents and fleet accidents.
Execute Global Brand Building and Communications	∎ Completed development and rollout of new global branding and communications program, including new website and point of sale materials.
Recruit and hire replacement for CFO	∎ Recruited and hired Patrick C. Lynch as the Company’s new CFO to replace Mr. Muse who retired from that position effective March 2, 2017.

The chart below provides a summary of the awards earned for fiscal 2016 EBITDA and SOP performance by each NEO.

Award Payouts Based on Actual Performance

EXECUTIVE	FISCAL 2016 TARGET BONUS OPPORTUNITY	EBITDA PAYOUT (65% WEIGHTING)	SOP PAYOUT (35% WEIGHTING)	TOTAL AIP PAYOUT	TOTAL PAYOUT AS A PERCENT OF TARGET
Mr. Stuewe	$1,000,000	$569,725	$406,875	$976,600	97.7%
Mr. Muse	$325,000	$185,161	$132,234	$317,395	97.7%
Mr. Kloosterboer	$372,253	$337,966	$115,631	$453,597	121.8%
Mr. Bullock	$230,700	$177,608	$85,792	$263,400	114.2%
Mr. Elrod	$212,500	$121,067	$79,953	$201,020	94.6%

2017 Proxy Statement 37

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

LONG-TERM INCENTIVE COMPENSATION

Overview

Each of our NEOs was provided with long-term incentive award opportunities for fiscal 2016 that were tied to our performance. The principal objectives of the LTI design are to (i) motivate our NEOs to drive sustained long-term stockholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, and (iii) provide the NEOs with equity ownership opportunities that will further enhance their alignment with our stockholders’ interests. The committee believes that providing long-term equity-based awards incentivizes executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives. Under the new LTI program put in place in 2016, grants are generally made in the first quarter of each year; however, in limited, special situations, equity awards may be granted at other times to attract new executives and to retain existing executives. No such special awards were granted to any NEOs during 2016.

For 2016 and beyond, after reviewing trends in executive compensation and pay-related governance policies and in response to the results of our 2015 say on pay vote and stockholder feedback, the committee made significant changes to the company’s LTI program, including each of the following:

∎	As illustrated in the chart below, a shift was made from backward-looking performance-based restricted stock and stock options to a combination of (i) annual, overlapping grants of PSUs tied to three-year, forward-looking performance based on average return on capital employed (ROCE) relative to our Performance Peer Group and (ii) annual stock option grants that vest 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant; provided that a small portion (15%, or one quarter of the 60% weight on PSUs) of fiscal 2016 LTI value was granted as one-time, non-incremental transition PSUs to facilitate the switch to a forward-looking program, with these grants tied to two-year, forward-looking performance based on average ROCE relative to our Performance Peer Group. LTI target level performance is based upon achievement of 50th percentile performance relative to our Performance Peer Group.

∎	As illustrated in the chart below, (i) the LTI performance metric was changed from return on gross investment (ROGI) to return on capital employed (ROCE), which excludes goodwill from the calculation and, given the substantial growth of our company over the last ten years, more appropriately measures our operating performance against peers by focusing on the value of a particular asset and the working capital needed to operate that asset, and (ii) a total shareholder return (TSR) modifier was added for the PSUs that reduces (or increases) the number of PSUs earned if TSR relative to our Performance Peer Group ranks near the bottom (or near the top).

∎	The LTI value mix was adjusted to 60% PSUs and 40% stock options.

∎	Eliminated the immediate 25% vesting feature in our equity awards.

∎	Eliminated the minimum award payout of 25% for performance below threshold so that if performance is below threshold, no PSUs will be earned.

∎	Included a holding period requirement for the PSUs issued to NEOs and other executives, such that vested and earned PSUs (net of shares needed to pay taxes) will be subject to a holding period (restriction on sale) for two years after the end of the performance period.

The committee views these modifications to be aligned with the objectives of motivating and rewarding executives for performance on key long-term measures, while also promoting retention of executive talent. Our new program is well-designed to drive shareholder value creation and focus executives on areas over which they have the most direct impact.

Additional detail with respect to the design of the long-term incentive program is provided below.

38 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Mix of Equity Awards

Under the 2012 Omnibus Plan, the committee may grant various types of equity-based awards. The committee provided long-term incentives for fiscal 2016 to all NEOs through a target value mix of stock options (40%) and PSUs (60%). The committee, with input from its independent compensation consultant, believes that this mix is consistent with market practice for these types of awards.

Stock Options. Stock option awards reflect the pay for performance principles of our executive compensation program by directly linking long-term incentives to stock price appreciation. Stock options require stock price appreciation to deliver value to an executive. We determined the February 2016 grant of nonqualified stock options by converting 40% of the target LTI value for each NEO to a number of stock options using an estimated Black-Scholes option value. Stock options were granted to each NEO, and other eligible management employees, and the exercise price of such options was established on February 25, 2016. All of the options granted to our NEOs are nonqualified stock options with ten-year terms that vest in one-third increments on the first three anniversaries of the grant date. Information regarding the grant date fair value and the number of stock options awarded in 2016 under the 2016 LTI program to each of our NEOs is set forth in the Grants of Plan-Based Awards Table on page 45.

Performance Share Unit Awards. PSUs are tied to our company’s long-term performance to ensure that our NEOs’ pay is directly linked to the achievement of sustained long-term operating performance. Reflective of the desire to balance prudent use of capital and returns to our shareholders, the committee has determined that awards will be earned based on our ROCE relative to our Performance Peer Group for a three-year, forward-looking cycle (or two-year cycle in the case of the one-time transition PSUs that were granted in 2016). Awards based on ROCE are also subject to potential adjustment based on our TSR relative to the Performance Peer Group over the same period. Dividend equivalent units related to PSUs will be accrued and paid in company stock at the same time as PSUs, but only if and to the extent PSUs are earned.

For purposes of the 2016 executive compensation program, ROCE was determined as follows:

ROCE	=	earnings before interest, taxes, depreciation, and amortization (EBITDA)	÷	CAPITAL EMPLOYED	where	CAPITAL EMPLOYED	=	the sum of (i) current assets (excluding cash) less current liabilities (excluding the current portion of any long-term debt), plus (ii) gross property, plant and equipment (including gross intangibles but excluding goodwill), plus (iii) equity in nonconsolidated subsidiaries

In addition, under the 2016 executive compensation program, the committee adjusts the ROCE performance results (or components thereof) to exclude the impact of extraordinary, unusual or unanticipated events, such as acquisitions, divestitures or mergers, stock splits or stock dividends or other similar material circumstances affecting or with respect to our company or any member of the Performance Peer Group during the performance period. The committee determines whether any such adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the PSUs with the goal of fairly comparing our company’s performance with the performance of the companies in the Performance Peer Group over the performance period.

TSR is defined for purposes of the PSUs as follows:

TSR	=	cumulative amount of dividends for the performance period, assuming dividend reinvestment	+	the increase or decrease in the Average Stock Price from the first day of the performance period to the last day of the performance period	÷	the Average Stock Price determined as of the first day of the perfor- mance period	where	Average Stock Price is the average of the closing transaction prices of a share of our common stock, as reported on the NYSE, for 20 trading days immediately preceding the date for which the average stock price is being determined

The committee selected ROCE and TSR as the performance measures for the PSUs because they:

∎	Measure performance in a way that is tracked and well-understood by investors.

∎	Capture both income and balance sheet impacts, including capital management actions.

∎	Take into effect long-term stockholder value.

2017 Proxy Statement 39

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In addition, the committee believes that, given the substantial growth of our company over the last ten years, the use of ROCE is the most appropriate measure of our company’s operating performance against its peers, since it excludes goodwill from the calculation and thereby better focuses on the value of a particular asset and the working capital needed to operate that asset.

For NEOs and other executives, the committee included a holding period requirement for the PSUs, such that vested and earned PSUs (net of shares needed to pay taxes) will be subject to a holding period (restriction on sale) for two years after the end of the performance period.

ROCE Performance Levels

PERFORMANCE LEVEL	2016-2018 AVERAGE ROCE VS. PERFORMANCE PEERS	PAYOUT % OF TARGET # OF PSUs
Below Threshold	At or less than 30th percentile	0%
Target	At 50th percentile	100%
Maximum	Above 80th percentile	225%

For performance between the 30th and 80th percentiles, the number of PSUs earned will be interpolated between threshold-target and target-maximum.

TSR Modifier

The number of PSUs determined to be earned based on ROCE as provided above shall be further adjusted in accordance with the schedule set forth below, based on our company’s TSR relative to the TSR of the companies in the Performance Peer Group during the three-year performance period:

COMPANY’S TSR VS. PERFORMANCE PEERS	VESTING ADJUSTMENT
At or less than 30th percentile	30% reduction in shares eligible for vesting
Greater than 30th percentile (but less than or equal to 80th percentile)	No adjustment
Above 80th percentile	30% increase in shares eligible for vesting, subject to a maximum vesting percentage of 225% of the target award

One-Time Transition PSUs

As previously mentioned, in order to facilitate the major shift from a backward-looking to a forward-looking plan design that was part of the significant changes implemented in our 2016 executive compensation program, a small portion (15%, or one quarter of the 60% weight on PSUs) of fiscal 2016 LTI value was granted in the form of one-time, non-incremental transition PSUs. The terms of the transition PSUs are identical to the terms described above for the regular PSUs, except that these grants are tied to a two-year, forward-looking performance period (2016-2017), instead of a three-year, forward-looking performance period.

2016 Long-Term Incentive Awards

As previously mentioned, the committee decided to deliver 60% of the target LTI value in PSUs, which for 2016 was split between regular PSUs (75%) and transition PSUs (25%, or 15% of total LTI value). The chart below summarizes the target LTI awards for the NEOs for fiscal 2016. These target LTI percentages of base salary are unchanged from fiscal 2015. Information regarding the fair market value and number of PSUs that the NEOs may earn at the end of the 2016-2018 performance period (or 2016-2017 in the case of the transition PSUs), subject to the performance metrics described above, is shown in the Grants of Plan-Based Awards Table on page 45.

40 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Fiscal 2016 Target Long-Term Incentive Awards

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS		TARGET NUMBER OF PSUs	TARGET NUMBER OF TRANSITION PSUs	NUMBER OF STOCK OPTIONS
Mr. Stuewe	300%	$3,000,000		190,212	63,404	411,469
Mr. Kloosterboer	100%	$732,290	*	46,430	15,477	100,438
Mr. Muse	100%	$500,000		31,702	10,567	68,578
Mr. Bullock	100%	$384,500		24,379	8,126	52,737
Mr. Elrod	100%	$425,000		26,947	8,982	58,292

*	The target number of PSUs and stock options were calculated for Mr. Kloosterboer using this dollar amount, which was the amount of his base salary in U.S. dollars using the exchange rate at January 3, 2016 of 1.08915 dollars per euro.

Other Features of Our Compensation Program

2014 SPECIAL PERFORMANCE SHARE UNIT AWARDS

In January 2014, the NEOs, other than Messrs. Muse and Elrod, received an award of acquisition-related PSUs (the “Acquisition PSUs”) under the 2012 Omnibus Plan at the closing of the acquisition of VION Ingredients. The awards were designed with two objectives: (i) to encourage the NEOs and other participants to successfully integrate Darling Ingredients International as demonstrated by achieving pre-determined levels of EBITDA, both globally and for Darling Ingredients International, over 2014 through 2016 and (ii) to create a dual focus for NEOs and other participants of balancing EBITDA performance at Darling Ingredients International with overall company performance to align with stockholder value creation. The following chart summarizes the target award amounts granted to our NEOs:

EXECUTIVE	TARGET NUMBER OF PSUs	FULLY VESTED SHARES AT CLOSING	TOTAL
Mr. Stuewe	100,000	0	100,000
Mr. Kloosterboer	112,500	37,500	150,000
Mr. Bullock	100,000	0	100,000

The Acquisition PSUs were to vest in three equal installments on the first, second and third anniversaries of the closing of our significant VION Ingredients acquisition (i.e., January 7, 2014) based on attainment of challenging post-acquisition targets for superior adjusted EBITDA performance globally and for Darling Ingredients International for fiscal years 2014, 2015 and 2016, respectively. To earn the installment for a vesting date, the targeted level of superior adjusted EBITDA both globally and for Darling Ingredients International must have been achieved for the immediately preceding fiscal year, although for Mr. Kloosterboer for 2014 only, performance was measured based solely on adjusted EBITDA for Darling Ingredients International. If the target levels of adjusted EBITDA for the fiscal year were not achieved both globally and for Darling Ingredients International, the installment for the related vesting date was forfeited. To the extent an award vested on a vesting date, the award was settled by delivery of fully vested shares of our common stock, subject to any applicable tax withholding requirements.

The requisite performance target goals for fiscal 2014 were exceeded, and, therefore, the first one-third of the Acquisition PSU awards became vested on January 7, 2015 and was paid in March 2015 after performance results were certified by the committee. However, the requisite superior performance target goals were not met for either fiscal 2015 or 2016, so therefore, the final two-thirds of the Acquisition PSU award opportunity were forfeited by each of the participants, including the NEOs. The committee believes that this award outcome represents strong alignment between pay and performance and that the program functioned as designed because no payout was made on the second or third installments for performance below the requisite and challenging target levels.

The full grant date fair value of the Acquisition PSU awards is included in the Summary Company Table on page 44 as 2014 compensation, in accordance with SEC rules. The committee, however, views the Acquisition PSU awards as a one-time grant linked to the closing of the VION Ingredients acquisition that became earned only to the extent we achieved sustainable EBITDA performance goals. Accordingly, the committee does not view the Acquisition PSU awards as part of the regular total direct compensation opportunity of the NEOs. Moreover, in response to its shareholder engagement process, the committee has reinforced its philosophy to strictly limit the use of special awards and we do not currently anticipate a need for special awards in the future, other than the one-time, non-incremental transition PSUs which were granted as part of the re-designed 2016 executive compensation program to facilitate the major shift from a backward-looking to a forward-looking plan design.

2017 Proxy Statement 41

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

RETIREMENT BENEFITS AND PERQUISITES

Retirement Benefits

Our company offers a 401(k) plan to all of its eligible U.S.-based salaried employees. The 401(k) plan includes an employer contribution ranging from 3% to 6% of a participant’s base salary, based on age, and a matching contribution of 25% of a participant’s contributions up to 6% of a participant’s base salary. Our company also maintains a Salaried Employees’ Retirement Plan which was frozen effective December 31, 2011 and no future benefit will accrue after such date. Prior to December 31, 2011, participants accrued a benefit calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to certain limitations) and the years of service completed.

Mr. Kloosterboer participates in a pension arrangement for which all Darling Ingredients International Dutch employees in the Netherlands are eligible. The pension arrangement consists of both a defined benefit and a defined contribution arrangement. Participation in the pension arrangement is compulsory for all covered employees in the Netherlands. All covered employees contribute one-third to the overall pension arrangement costs as a fixed percentage of their salary. See the Pension Benefits Table included on page 49 of this proxy statement for additional details on the defined benefit portion of the arrangement.

We do not provide special or supplemental retirement benefits to our NEOs.

Perquisites and Other Personal Benefits

Our company provides NEOs with modest perquisites and other personal benefits, generally in the form of a company automobile (or related allowance) and certain club dues, all as reflected in the All Other Compensation column in the Summary Compensation Table included on page 44 of this Proxy Statement. The committee believes these benefits are reasonable and consistent with our overall executive compensation program to better enable our company to attract and retain superior employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Our company previously entered into an employment agreement with Mr. Stuewe, and this agreement remains in effect. Mr. Stuewe agreed to an amendment to this employment agreement in March 2015 that made two key changes for the benefit of long-term stockholders and consistent with the agreements for other NEOs:

∎	Elimination of an excise tax gross-up related to potential change in control “parachute” payments; and

∎	Elimination of a “modified single trigger” severance provision that would have allowed him to resign, without good reason, during a period following a change in control and still be entitled to severance payments.

Our company has entered into Senior Executive Termination Benefits Agreements with Messrs. Muse, Bullock and Elrod that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons. We entered into an employment agreement with Mr. Kloosterboer in connection with the VION Ingredients acquisition that includes certain notice period requirements for any termination of employment.

Historically, our company’s equity compensation awards have included provisions automatically accelerating vesting upon a change in control (sometimes referred to as “single-trigger” vesting). For equity awards granted beginning in 2015 (for 2014 performance), the award agreements no longer include automatic single-trigger vesting. Instead, the award agreements provide for vesting following a change in control only if there is also an involuntary termination (either by the company without cause or by the executive for good reason) within a stated period following the change in control, provided that the awards are assumed or replaced by the acquiring company. This is often referred to as “double-trigger” vesting, as it requires both a change in control (the first trigger) and a subsequent involuntary termination (the second trigger).

See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The committee believes that these severance arrangements are an important part of overall compensation for our NEOs and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include committee approved change of control provisions to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company. The committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control.

STOCK OWNERSHIP AND RETENTION POLICY

Our company has stock ownership guidelines to further align the interests of our non-employee directors and NEOs with those of our stockholders. The guidelines require our NEOs and non-employee directors to maintain an investment in our common stock at the following levels:

∎	Chief Executive Officer: five times his annual base salary;

∎	Other NEOs: 2.5 times his or her annual base salary; and

∎	Non-employee Directors: five times his or her annual cash retainer.

42 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Each of the NEOs and non-employee directors must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines. In determining whether the required investment levels have been met, shares will be valued using the closing price of our common stock on the later of (i) the date(s) acquired, or (ii) March 23, 2011 (the date that the stock ownership guidelines were adopted).

POLICY AGAINST HEDGING AND PLEDGING COMPANY STOCK

In addition, the company has a policy that prohibits each NEO and non-employee director from (A) engaging in (i) short-term trading (generally defined as selling company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives, (iv) hedging transactions or (v) any other contractual derivative transactions, such as total return swaps and (B) holding company securities in a margin account or pledging company securities as collateral for a loan.

COMPENSATION RECOVERY (CLAWBACKS)

During 2014, based in part on feedback from meetings with key stockholders, we adopted a compensation recovery policy that goes beyond the policies currently required by law. Specifically, the policy requires each executive officer to reimburse the company for all or a portion of any annual or long-term incentive compensation paid to the executive officer based on achievement of financial results that were subsequently the subject of a restatement due to the executive’s misconduct, to the extent determined by the Board of Directors. The Board of Directors may also determine to require the forfeiture of unvested awards, reduce future compensation or take other disciplinary actions (including termination of employment). The committee believes that this compensation recovery policy enhances our governance practices by creating direct financial costs to NEOs whose misconduct leads to a material financial restatement.

In addition, as required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, the Chief

Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12-month period following the filing of financial statements that were later required to be restated due to their misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act as the method of their implementation becomes finalized by the stock exchanges.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held corporations for annual compensation over $1,000,000 paid to certain executives of that corporation. The Internal Revenue Code generally excludes from the $1,000,000 limitation, any compensation paid based on the attainment of pre-established, objective performance goals established under a stockholder-approved plan. The committee uses, where practical, compensation policies and programs that preserve the tax deductibility of executive compensation; however, the committee at its sole discretion may approve payment of nondeductible compensation from time to time if the committee determines that it is in the best interest of our company to do so.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Mary R. Korby, Chairman

Cynthia Pharr Lee

Gary W. Mize

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EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2016, 2015 and 2014.

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS		OPTION AWARDS		NON-EQUITY INCENTIVE PLAN COMPEN- SATION (2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPEN- SATION EARNINGS (3)	ALL OTHER COMPEN- SATION		TOTAL
Randall C. Stuewe Chairman and Chief Executive Officer	2016	$1,000,000	—	$1,791,163	(1)	$1,200,420	(1)	$976,600	$21,004	$65,300	(4)	$5,054,487
	2015	1,000,000	—	2,253,877		1,284,595		578,701	—	72,091		5,189,264
	2014	1,000,000	—	5,297,582		1,692,608		1,031,159	45,681	69,491		9,136,521

John O. Muse (9) Executive Vice President – Chief Financial Officer	2016	500,000	—	298,525	(1)	200,069	(1)	317,395	30,317	156,643	(5)	1,502,949
	2015	500,000	—	563,466		91,757		193,765	—	151,301		1,500,289
	2014	1,700,000	—	412,545		—		—	49,272	119,053		2,280,870

Dirk Kloosterboer (10) Chief Operating Officer	2016	744,507	—	437,218	(1)	293,018	(1)	453,598	516,011	107,953	(6)	2,552,305
	2015	745,982	—	964,743		157,101		323,742	—	124,350		2,315,918
	2014	871,886	—	3,648,030		88,768		398,321	1,110,049	137,114		6,254,168

John Bullock Executive Vice President – Chief Strategy Officer	2016	384,500	—	229,567	(1)	153,855	(1)	263,399	—	56,503	(7)	1,087,824
	2015	384,500	—	433,308		70,562		122,202	—	102,154		1,112,726
	2014	375,000	—	2,614,069		90,675		243,964	—	37,702		3,361,410

Rick A. Elrod (11) Executive Vice President – Darling U.S.A. Rendering	2016	425,000	—	253,749	(1)	170,061	(1)	201,020	—	33,385	(8)	1,083,215
	2015	425,000	—	478,951		77,995		114,065	—	33,910		1,129,921

1.	In the case of the stock awards column, represents the aggregate full grant date fair value computed in accordance with FASB ASC Topic 718 of the regular PSUs (the “2016 LTIP PSUs”) and the transition PSUs (the “2016 LTIP Transition PSUs”) granted to the named executive officers on February 25, 2016 under the 2016 LTI program. In the case of the option awards column, represents the aggregate full grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted to the named executive officers on February 25, 2016 under the 2016 LTI program. Amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on our company’s actual operating performance, stock price fluctuations and the named executive officer’s continued employment. See “Components of Fiscal 2016 Executive Compensation Program – Long-Term Incentive Compensation” on page 38. In addition, see Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended December 31, 2016 regarding assumptions underlying valuation of equity awards.

2.	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2016, 2015 and 2014, as the case may be, under the applicable annual incentive plan. For fiscal 2016, these amounts are the actual amounts earned under the awards described in the fiscal 2016 Grants of Plan-Based Awards table on page 45. For fiscal 2016, payments under the annual incentive plan were calculated as described in “Components of Fiscal 2016 Executive Compensation Program – Annual Incentive Compensation” on page 35.

3.	The item for fiscal 2016 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2016 to December 31, 2016. This change is the difference between the fiscal 2015 and fiscal 2016 measurements of the present value, assuming that benefit is not paid until age 62 for Messrs. Stuewe and Muse and age 65 for Mr. Kloosterboer Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended December 31, 2016.

4.	Represents $24,000 in auto allowance, $10,392 in club dues paid by our company, $11,033 in group life and $19,875 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

5.	Represents $10,500 in auto allowance, $3,000 in personal auto use, $10,392 in club dues paid by our company, $51,007 in group life, $60,879 in housing allowance paid by our company and $20,865 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

6.	Represents $25,983 in personal auto use, $6,090 in personal allowance, $7,890 in club dues paid by our company and $67,990 in employer pension contributions.

7.	Represents $12,000 in auto allowance, $4,806 in club dues paid by our company, $17,172 in group life and $22,525 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

8.	Represents $13,510 in group life and $19,875 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

44 2017 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table

9.	In fiscal 2014 Mr. Muse served as our Chief Synergy Officer pursuant to the terms of a Transitional Services Agreement effective as of January 7, 2014, until his reappointment as Chief Financial Officer on December 8, 2014.

10.	Mr. Kloosterboer is paid in euros, and his annual base salary in fiscal 2016 was €672,350. Accordingly, all amounts in the Summary Compensation Table other than the amounts in the Stock and Option Awards columns, as well as all dollar amounts of compensation noted elsewhere in this Proxy Statement for Mr. Kloosterboer (except for the value of shares of common stock and equity awards), represent data converted from euros. For 2016, compensation was converted at the average exchange rate during 2016 of 1.107320 dollars per euro.

11.	Mr. Elrod did not become a named executive officer until fiscal 2015. Accordingly, no information is given in this table for 2014.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2016.

NAME	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (3)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (4)
		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Randall C. Stuewe	2/25/16	$512,500	$1,000,000	$2,000,000
	2/25/16				9,511	190,212	427,977				$1,350,505
	2/25/16				3,170	63,404	142,659				$440,658
	2/25/16								411,469	$8.51	$1,200,420

John O. Muse	2/25/16	$166,563	$325,000	$650,000
	2/25/16				1,585	31,702	71,330				$225,084
	2/25/16				528	10,567	23,777				$73,441
	2/25/16								68,578	$8.51	$200,069

Dirk Kloosterboer	2/25/16	$190,779	$372,253	$744,508
	2/25/16				2,322	46,430	104,468				$329,653
	2/25/16				774	15,477	34,823				$107,565
	2/25/16								100,438	$8.51	$293,018

John Bullock	2/25/16	$118,234	$230,700	$461,400
	2/25/16				1,219	24,379	54,852				$173,091
	2/25/16				406	8,126	18,284				$56,476
	2/25/16								52,737	$8.51	$153,855

Rick A. Elrod	2/25/16	$108,906	$212,500	$425,000
	2/25/16				1,347	26,947	60,630				$191,324
	2/25/16				449	8,982	20,210				$62,425
	2/25/16								58,292	$8.51	$170,061

1.	Represents the range of annual cash incentive award opportunities pursuant to the annual incentive bonus component of the 2016 executive compensation program. The minimum potential payout for each of the named executive officers was zero. The threshold and target amounts assume achievement of 100% of the SOPs of the personal objective component of the annual incentive bonus payable pursuant to the 2016 executive compensation program, while the maximum amount assumes achievement of 200% of the SOPs. The performance period began on January 3, 2016 and ended on December 31, 2016. Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2016 Summary Compensation Table. For a detailed discussion of the annual incentive bonus for fiscal year 2016, see “Components of Fiscal 2016 Executive Compensation Program – Annual Incentive Compensation” on page 35. Amounts shown for Mr. Kloosterboer are based on his annual base salary in fiscal 2016 of €672,350 and have been converted to U.S. Dollars using the conversion rate of €1:00:USD$1.107320, which is the full year average rate of the euro to the U.S. Dollar for 2016.

2.

Represents the range of shares that may be released at the end of the performance period for PSUs awarded pursuant to the long-term incentive component of the 2016 executive compensation program, which performance period is January 3, 2016 – December 29, 2018 in the case of the 2016 LTIP PSUs and January 3, 2016 – December 30, 2017 in the case of the 2016 LTIP Transition PSUs. The minimum potential payout for each of the named executive officers under these PSUs is zero. Payment of the award is subject to the achievement of certain performance metrics during the performance period. The 2016 LTIP Transition PSUs were a one-time grant made in 2016, the first year of our switch to forward-looking PSUs,

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

and the compensation committee does not contemplate making this type grant again in the future. For a detailed discussion of these restricted stock awards, see “Components of Fiscal 2016 Executive Compensation Program – Long-Term Incentive Compensation” on page 38.

3.	On February 25, 2016, our compensation committee granted stock options to the named executive officers pursuant to the long-term incentive component of the 2016 executive compensation program. The exercise price of such stock options was determined based on the closing price of our company’s common stock on the NYSE on the grant date of the options. The stock options vest in three equal annual installments on each of the first three anniversaries of the date of grant and generally remain exercisable until the tenth anniversary of the date of grant. For a detailed discussion of the stock option awards, see “Components of Fiscal 2016 Executive Compensation Program – Long-Term Incentive Compensation” on page 38.

4.	This column shows the full grant date fair value of PSUs and stock options under FASB ASC Topic 718 granted to the named executive officers in 2016. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated based on the grant date fair values estimated by using the Black-Scholes option pricing model for financial purposes, $2.9174 per option for the grants on February 25, 2016. See Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended December 31, 2016 regarding assumptions underlying valuation of equity awards. Actual amounts ultimately realized by the named executive officers from the disclosed stock and option awards will likely vary based on a number of factors, including the amounts of the actual awards, our operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

Employment Agreements

Mr. Stuewe’s Employment Agreement

We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009 and amended again in certain respects in March 2015, pursuant to which Mr. Stuewe was employed through December 31, 2016 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our company for cause (as defined in the agreement and discussed below) or upon Mr. Stuewe’s death or disability or (iii) by Mr. Stuewe for good reason (as defined in the agreement and discussed below). The agreement’s term was automatically extended for 2017.

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for a minimum annual base salary, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our company’s employee bonus plan in accordance with personal and company performance targets established annually by our compensation committee in consultation with Mr. Stuewe. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing a new automobile of his choice.

Cause is defined in Mr. Stuewe’s employment agreement to mean: (i) Mr. Stuewe’s breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation by Mr. Stuewe, (ii) Mr. Stuewe’s conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment, (iii) Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against our company in connection with his duties or in the course of his employment with our company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party, (iv) Mr. Stuewe’s continuing failure or refusal to perform his duties as required by the employment agreement or (v) gross negligence, insubordination, material violation by Mr. Stuewe of any duty of loyalty to our company or any other material misconduct on the part of Mr. Stuewe. In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of Mr. Stuewe’s failure or refusal to comply with the terms of the employment agreement and must be given an opportunity to correct the act or omission complained of.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary, (ii) assignment to Mr. Stuewe of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position, (iii) our company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement), (iv) our company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy with Mr. Stuewe, (v) a material increase in the indebtedness of our company over Mr. Stuewe’s objections, (vi) any material change in the geographic location at which Mr. Stuewe must principally perform his duties for our company, which, for purposes of the employment agreement, means Mr. Stuewe’s permanent relocation to any office or location which is located outside of the Dallas/Fort Worth metropolitan area or (vii) any action or inaction that constitutes a material breach by our company of the employment agreement, including without limitation, any failure of our company to obtain an agreement from any successor of our company to perform the employment agreement in accordance with the terms of the employment agreement. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if

46 2017 Proxy Statement

EXECUTIVE COMPENSATION

Employment Agreements

the facts and circumstances are capable of being cured, gives our company the opportunity to cure within thirty days of the notice.

Mr. Stuewe’s employment agreement also includes severance arrangements. These severance arrangements are discussed under the heading “Potential Payments upon Termination or Change of Control” beginning on page 50.

Mr. Kloosterboer’s Employment Agreement

In connection with the closing of the Vion acquisition, we entered into an employment agreement dated as of February 12, 2014, with Mr. Kloosterboer, pursuant to which Mr. Kloosterboer serves as our Chief Operating Officer. The employment agreement is governed by the laws of The Netherlands and will continue in effect until the last day of the month during which Mr. Kloosterboer reaches the retirement date under his pension scheme (as applicable from time to time), but in any event no later than the date on which he will be eligible for state old-age pension benefits, subject to earlier termination as provided in the employment agreement. The employment agreement provides for a minimum annual base salary, subject to annual increases at the discretion of the compensation committee of our Board. The employment agreement also provides that Mr. Kloosterboer will participate in our executive bonus program, with his bonus opportunity in fiscal years 2014, 2015 and 2016 being no less than the opportunity under his 2013 long term and short term incentive arrangements, as more fully described in the employment agreement. The employment agreement also provides for Mr. Kloosterboer to receive certain benefits, including, without limitation, participation in pension plans, an expense allowance, use of a company vehicle, vacation and salary continuation in the event of incapacity to work, as more fully described in the employment agreement. The employment agreement also contains certain covenants for the benefit of our company, including, without limitation, relating to non-competition, non-solicitation of our employees, clawback of bonus awards and protection of our confidential information.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that are outstanding as of our fiscal year ended December 31, 2016:

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Randall C. Stuewe	21,581	—		$8.21	03/09/2020	268,955	(5)	$3,472,209	253,616	(8)	$3,274,183
	36,285	—		$14.50	03/08/2021
	69,484	—		$16.98	03/06/2022
	73,772	—		$16.53	03/05/2023
	45,843	15,281	(1)	$19.94	03/04/2024
	151,350	151,350	(2)	$14.76	03/10/2025
	—	411,469	(3)	$8.51	02/25/2026
	73,672	221,014	(4)	$11.97	03/07/2026

John O. Muse	6,189	—		$16.98	03/06/2022	34,897	(6)	450,520	42,269	(8)	$545,693
	13,019	—		$16.53	03/05/2023
	16,180	—		$19.94	03/04/2024
	—	68,578	(3)	$8.51	02/25/2026
	5,262	15,787	(4)	$11.97	03/07/2026

Dirk Kloosterboer	7,938	7,937	(2)	$14.76	03/10/2025	77,294	(7)	$997,866	61,907	(8)	$799,219
	—	100,438	(3)	$8.51	02/25/2026
	9,010	27,029	(4)	$11.97	03/07/2026

John Bullock	7,811	—		$16.53	03/05/2023	48,442	(5)	$625,386	32,505	(8)	$419,640
	5,000	1,666	(1)	$19.94	03/04/2024
	8,108	8,108	(2)	$14.76	03/10/2025
	—	52,737	(3)	$8.51	02/25/2026
	4,047	12,140	(4)	$11.97	03/07/2026

Rick A. Elrod	4,778	—		$16.53	03/05/2023	35,504	(5)	$458,357	35,929	(8)	$463,843
	3,057	1,020	(1)	$19.94	03/04/2024
	1,622	1,623	(2)	$14.76	03/10/2025
	—	58,292	(3)	$8.51	02/25/2026
	4,473	13,419	(4)	$11.97	03/07/2026

1.	These stock options were granted on March 4, 2014 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

2.	These stock options were granted on March 10, 2015 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

3.	These stock options were granted on February 25, 2016 and vest in equal installments on the first three anniversary dates of the grant.

4.	These stock options were granted on March 7, 2016 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

5.	These shares are part of awards granted on March 4, 2014, March 10, 2015 and March 7, 2016, which awards each vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

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Outstanding Equity Awards at Fiscal Year-End

6.	These shares are part of the award granted on March 7, 2016, which award vests in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

7.	These shares are part of the award granted on March 10, 2015 and March 7, 2016, which award vests in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

8.	These shares are the 2016 LTIP PSUs and 2016 LTIP Transition PSUs awards granted on February 25, 2016 pursuant to the long-term incentive component of the 2016 executive compensation program.

Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended December 31, 2016, and the value of any restricted stock that vested during the fiscal year ended December 31, 2016.

	OPTION AWARDS		STOCK AWARDS
	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Randall C. Stuewe	—	—	168,871	$2,027,422
John O. Muse	—	—	11,632	140,864
Dirk Kloosterboer	—	—	28,689	346,108
John Bullock	—	—	25,907	311,269
Rick A. Elrod	—	—	16,575	199,769

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under our Salaried Employees’ Retirement Plan determined using interest rate and post-retirement mortality rate assumptions. These values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan, other than with respect to Mr. Muse, who is age 68. Our Salaried Employees’ Retirement Plan was frozen effective December 31, 2011. Information regarding our Salaried Retirement Plan and the terms and conditions of payments and benefits available under the plan can be found under the heading “Other Features of our Compensation Program – Retirement Benefits and Perquisites” on page 42.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Randall C. Stuewe	Salaried Employees’ Retirement Plan	8.83	$243,494	–
John O. Muse	Salaried Employees’ Retirement Plan	14.17	641,159	–
Dirk Kloosterboer	Netherlands—SPS Pension Plan	36.75	3,573,322	–
John Bullock	—	—	—	–
Rick A. Elrod	—	—	—	–

The present value of accumulated benefits has been calculated as of December 31, 2016, which is the measurement date for financial statement reporting purposes. The present value of accumulated benefits has been calculated assuming an age 62 retirement date (the earliest unreduced retirement age under the plan), other than with respect to Mr. Muse, who is age 68, and no pre-retirement death, disability, or withdrawal was assumed. All other assumptions used (including a 4.00% discount rate for Messrs. Stuewe and Muse, a 1.80% discount rate for Mr. Kloosterboer and a projection of the PFG2012-10 MI scale, which scale is based on the RPEC_2014_v2016 model reflecting historical U.S. mortality data to 2014, published by the Society of Actuaries in October of 2016, male and female, for Messrs. Stuewe and Muse and the Prognosetafel AG 2016 with correction High-Middle for Mr. Kloosterboer) are consistent with the

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EXECUTIVE COMPENSATION

Pension Benefits

assumptions used for our company’s audited financial statements for the fiscal year ended December 31, 2016. See Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended December 31, 2016 for more information regarding the assumptions underlying the valuation of the pension benefits.

Potential Payments upon Termination or Change of Control

Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

∎	Termination upon Death: In the event that Mr. Stuewe’s employment with our company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements”); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our company’s expense.

∎	Termination upon Disability: In the event that Mr. Stuewe’s employment with our company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our company’s expense.

∎	Termination for Cause; Resignation without Good Reason: If our company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.

∎	Termination without Cause; Resignation for Good Reason: If our company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than following a change of control), Mr. Stuewe is entitled to receive the following payments, together with certain additional payments that are not, individually or in the aggregate, material: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

∎	Termination upon a Change of Control of our company: If within twelve months following a change of control, either our company terminates Mr. Stuewe’s employment without cause or Mr. Stuewe resigns for good reason, Mr. Stuewe is entitled to the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or Mexico in a business that is similar to that in which our company is engaged in the territory. Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our company’s customers, employees or consultants during the Restricted Period. Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that in the event it shall be determined that any payment or distribution by our company to Mr. Stuewe or for his benefit would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalty is incurred by Mr. Stuewe with respect to such excise tax, then such payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Mr. Stuewe retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if Mr. Stuewe received all of such payments. The employment agreement provides that our company shall reduce or eliminate any such payments, by first reducing or eliminating the portion of such payments which are not pay-

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Potential Payments upon Termination or Change of Control

able in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. Additionally, Mr. Stuewe’s employment agreement contains provisions intended to comply with Section 409A of the Code and the guidance promulgated thereunder.

As of the end of fiscal 2016, we had in effect Senior Executive Termination Benefits Agreements with each of Messrs. Muse, Bullock and Elrod, which provide that, subject to certain conditions, we must continue to pay the executive upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) for one year (or 18 months in the case of Mr. Muse) (i) his annual base salary in effect at the time of his termination or, in the case of Mr. Muse, his annual base salary at the highest rate in effect in the preceding twelve months (the “Termination Payment Amount”), (ii) any accrued vacation pay due but not yet taken at the date of his termination, and (iii) life, disability, health and dental insurance, and certain other similar benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination to the extent allowed under the applicable policies.

These Senior Executive Termination Benefits Agreements contain covenants for the benefit of our company relating to the protection of our confidential information, return of company property, non-solicitation of our employees during employment and for one year thereafter, non-disparagement of our company and its business, continued cooperation in certain matters involving our company and requiring the executive officer to mitigate required payments under the severance agreement by seeking other comparable employment as promptly as practicable after termination and causing any amount earned from any other employment to offset amounts payable under the severance agreement. The employee benefits provided for in these severance agreements terminate when the executive officer obtains other employment.

In addition to the foregoing, Mr. Muse’s Senior Executive Termination Benefits Agreement also provides that if, within twelve (12) months following a change of control (as defined in Mr. Muse’s agreement), either our company terminates his employment without cause or he resigns for good reason (as defined in Mr. Muse’s agreement), then in lieu of the Termination Payment Amount (discussed above) and subject to certain conditions, he will receive a lump sum payment within thirty days of the date of termination equal to three times his annual base salary at the highest rate in effect in the preceding twelve months. In either case, any such payment is not subject to the mitigation provision described above with respect to the Termination Payment Amount.

The tables below reflect the amount of compensation to each of the named executive officers of our company in the event of termination of the executive officer’s employment or upon a change of control. The amount of compensation payable to each such named executive officer upon termination for cause, voluntary resignation, termination without cause, termination due to death or disability, or upon a change of control is shown below. The amounts shown assume that the termination or change of control was effective as of December 31, 2016, and thus include amounts earned through that date and are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company.

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY FOR CAUSE	VOLUNTARY RESIGNATION	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		DEATH OR DISABILITY		CHANGE IN CONTROL (WITHOUT TERMINATION)		BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL
Randall C. Stuewe
Compensation	—	—	$2,000,000	(1)	—		—		$3,000,000	(2)
Annual Incentive Bonus (3)	—	—	976,600		$976,600		—		976,600
Life Insurance Benefits	—	—	—		2,000,000	(4)	—		—
Accrued Vacation (5)	$77,000	$77,000	77,000		77,000		—		77,000
Health and Welfare	—	—	43,000	(6)	—		—		63,000	(7)
Disability Income	—	—	—		1,041,000	(8)	—		—
Equity Awards	—	—	6,718,000	(9)	6,718,000	(10)	$436,000	(11)	8,765,000	(12)
Pension Accrual (13)	—	—	—		—		—		—
Relocation Expenses	—	—		(14)	—		—			(14)

1.	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.

2.	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.

3.	Reflects amount due Mr. Stuewe under the annual incentive bonus component of the 2016 executive compensation program, which would be payable to Mr. Stuewe under his employment agreement since our company’s performance in fiscal 2016 would have entitled him to the bonus as of the assumed date of termination.

4.	Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy (that is generally available to all salaried employees) and a supplemental executive life policy maintained by our company at its sole expense.

5.	Reflects lump-sum earned and accrued vacation not taken.

6.	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two-year period after his employment is terminated.

7.	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three-year period after his employment is terminated following a change of control.

8.	Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.

9	With respect to a termination by the company without cause, reflects the acceleration of vesting of 100% of Mr. Stuewe’s (A) unvested stock options awarded on March 4, 2014, March 10, 2015, February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 4, 2014, March 10, 2015 and March 7, 2016, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share. In addition, in the event of either a termination by the company without cause or a resignation for good reason, Mr. Stuewe would remain eligible to vest in a prorated portion of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, based on actual performance through the end of the performance period. For purposes of calculating the payout of PSUs outstanding at December 31, 2016, we have assumed that target performance was achieved, which leads to a value of $1,227,819 based on the closing price of our common stock on December 31, 2016 of $12.91 per share, which would be the only amount payable to Mr. Stuewe with respect to equity awards following a resignation for good reason outside the context of a change of control.

10.	Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s (A) unvested stock options awarded on March 4, 2014, March 10, 2015, February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 4, 2014, March 10, 2015 and March 7, 2016, and (ii) a prorated portion of the target level amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share.

11.	Reflects the acceleration of vesting of 100% of Mr. Stuewe’s unvested stock options and shares of unvested restricted stock awarded on March 4, 2014, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share.

12.	Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s (A) unvested stock options awarded on March 4, 2014, March 10, 2015, February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 4, 2014, March 10, 2015 and March 7, 2016, and (ii) the target level amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share. It should be noted that the amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

13.	Pursuant to his employment agreement, under certain circumstances Mr. Stuewe is entitled to the lump-sum present value for pension benefits that would have accrued under our company’s salaried employees’ pension plan for the two-year period following termination. As previously noted, our company’s salaried employees’ pension plan was frozen effective December 31, 2011, including all future service and wage accruals. Accordingly, no amounts would be owed to Mr. Stuewe under this provision of his employment agreement.

14.	Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California. These expenses are not reasonably estimable.

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY FOR CAUSE	VOLUNTARY RESIGNATION	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON (1)		DEATH OR DISABILITY		CHANGE IN CONTROL (WITHOUT TERMINATION)	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL (2)
John O. Muse
Compensation	—	—	$750,000	(3)	—		—	$1,500,000	(4)
Life Insurance Benefits	—	—	—		$1,850,000	(5)	—	—
Accrued Vacation (6)	$40,000	$40,000	40,000		40,000		—	40,000
Health and Welfare	—	—	40,000	(7)	—		—	78,000	(8)
Disability Income	—	—	—		—		—	—
Executive Outplacement	—	—	10,000	(9)	—		—	10,000	(9)
Equity Awards	—	—	972,000	(10)	972,000	(11)	—	1,313,000	(12)

1.	All benefits payable to Mr. Muse upon termination by our company without cause (unless the termination follows a change of control) may end or be reduced due to his obligation to seek other employment as required by his severance agreement.

2.	Resignation must be within twelve (12) months following a change of control and must be for “good reason,” as such term is defined in Mr. Muse’s severance agreement.

3.	Payable only in the case of a termination by our company without cause and reflects 18 months of compensation based on Mr. Muse’s base salary at December 31, 2016, to be paid to him in accordance with the terms of his severance agreement.

4.	Reflects the lump-sum value of the compensation to be paid to Mr. Muse in accordance with his severance agreement, which is equal to three times his base salary at the highest rate in effect in the preceding twelve months.

5.	Reflects the lump-sum proceeds payable to Mr. Muse’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

6.	Reflects lump-sum earned and accrued vacation not taken.

7.	Payable only in the case of a termination by our company without cause and reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of his severance agreement, are to continue for eighteen months after his employment is terminated.

8.	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of his severance agreement, are to continue for a three-year period after his employment is terminated following a change of control.

9.	Payable only in the case of a termination by our company without cause and reflects the present value of outplacement fees to be paid by our company to assist Mr. Muse in obtaining employment following termination.

10.	With respect to a termination by the company without cause, reflects the acceleration of vesting of 100% of Mr. Muse’s (A) unvested stock options awarded on February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 7, 2016, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share. In addition, in the event of either a termination by the company without cause or a resignation for good reason, Mr. Muse would remain eligible to vest in a prorated portion of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, based on actual performance through the end of the performance period. For purposes of calculating the payout of PSUs outstanding at December 31, 2016, we have assumed that target performance was achieved, which leads to a value of $204,634 based on the closing price of our common stock on December 31, 2016 of $12.91 per share, which would be the only amount payable to Mr. Muse with respect to equity awards following a resignation for good reason outside the context of a change of control.

11.	Reflects the acceleration of vesting of (i) 100% of Mr. Muse’s (A) unvested stock options awarded on February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) a prorated portion of the target level amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share.

12.	Reflects the acceleration of vesting of (i) 100% of Mr. Muse’s (A) unvested stock options awarded on February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 7, 2016, and (ii) the target level amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share. It should be noted that the amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY FOR CAUSE	VOLUNTARY RESIGNATION	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		DEATH OR DISABILITY		CHANGE IN CONTROL (WITHOUT TERMINATION)	RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL
Dirk Kloosterboer
Compensation	—	—	$1,198,105	(1)	$186,127	(2)	—	—
Life Insurance Benefits	—	—	—		$387,562	(3)	—	—
Disability Income	—	—	—		775,124	(4)	—	—
Equity Awards	—	—	1,765,000	(5)	1,765,000	(6)	—	$2,264,000	(7)

1.	Payable only in the case of a termination by our company without cause and reflects amount based on a court formula pursuant to case law of the Netherlands, which would equal Mr. Kloosterboer’s base salary plus the amount due Mr. Kloosterboer under the annual incentive bonus component of the 2016 executive compensation program.

2.	Reflects three (3) months of compensation based on Mr. Kloosterboer’s base salary at December 31, 2016.

3.	Reflects the lump-sum proceeds payable to Mr. Kloosterboer from a group life insurance policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

4.	Reflects amount owed to Mr. Kloosterboer pursuant to the laws of the Netherlands and his employment agreement, as well as the lump-sum proceeds payable to Mr. Kloosterboer from a group disability policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

5.	With respect to a termination by the company without cause, reflects the acceleration of vesting of 100% of Mr. Kloosterboer’s (A) unvested stock options awarded on March 10, 2015, February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 10, 2015 and March 7, 2016, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share. In addition, in the event of either a termination by the company without cause or a resignation for good reason, Mr. Kloosterboer would remain eligible to vest in a prorated portion of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, based on actual performance through the end of the performance period. For purposes of calculating the payout of PSUs outstanding at December 31, 2016, we have assumed that target performance was achieved, which leads to a value of $299,708 based on the closing price of our common stock on December 31, 2016 of $12.91 per share, which would be the only amount payable to Mr. Kloosterboer with respect to equity awards following a resignation for good reason outside the context of a change of control.

6.	Reflects the acceleration of vesting of (i) 100% of Mr. Kloosterboer’s (A) unvested stock options awarded on March 10, 2015, February 25, 2016 and March 7, 2016, and (B) shares of unvested restricted stock awarded on March 10, 2015 and March 7, 2016, and (ii) a prorated portion of the target level amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share.

7.	Reflects the acceleration of vesting of (i) 100% of Mr. Kloosterboer’s (A) unvested stock options awarded on March 10, 2015, February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 10, 2015 and March 7, 2016, and (ii) the target level amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share. It should be noted that the amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

54 2017 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY FOR CAUSE	VOLUNTARY RESIGNATION	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON (1)		DEATH OR DISABILITY		CHANGE IN CONTROL (WITHOUT TERMINATION) (2)		RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL
John Bullock
Compensation	—	—	$384,500	(3)	—		—		—
Life Insurance Benefits	—	—	—		$1,850,000	(4)	—		—
Accrued Vacation (5)	$25,000	$25,000	25,000		25,000		—		$25,000
Health and Welfare	—	—	23,000	(6)	—		—		—
Disability Income	—	—	—		477,000	(7)	—		—
Executive Outplacement	—	—	10,000	(8)	—		—		—
Equity Awards	—	—	1,026,000	(9)	1,026,000	(10)	$48,000	(11)	1,288,000	(12)

Rick A. Elrod
Compensation	—	—	425,000	(3)	—		—		—
Life Insurance Benefits	—	—	—		1,850,000	(4)	—		—
Accrued Vacation (5)	35,000	35,000	35,000		35,000		—		35,000
Health and Welfare	—	—	17,000	(6)	—		—		—
Disability Income	—	—	—		842,000	(7)	—		—
Executive Outplacement	—	—	10,000	(8)	—		—		—
Equity Awards	—	—	901,000	(9)	901,000	(10)	29,000	(11)	1,191,000	(12)

1.	All benefits payable to Messrs. Bullock and Elrod upon termination without cause may end or be reduced due to his obligation to seek other employment as required by his severance agreement.

2.	Our company has no program, plan or agreement providing benefits or accelerated vesting to the noted executive officers triggered by a change of control except for the acceleration of the vesting of restricted stock and stock option awards made prior to 2015 to Messrs. Bullock and Elrod which, pursuant to the terms of the award, accelerates upon a change of control, which as defined in the 2012 Omnibus Plan means, subject to certain exceptions, any of the following events: (i) any person becomes the beneficial owner of 30% or more of the combined voting power of our company, (ii) the individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (unless any new director is first approved by the existing Board) or (iii) the consummation of a reorganization, merger or consolidation or amalgamation or statutory share exchange to which our company is a party or a sale or other disposition of all or substantially all of the assets of our company.

3.	Payable only in the case of a termination by our company without cause and reflects 12 months of compensation based on the noted executive officer’s base salary at December 31, 2016, to be paid to the noted executive officer in accordance with the terms of his severance agreement.

4.	Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all Darling salaried employees and is maintained by our company at its sole expense, plus, an additional amount equal to three times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

5.	Reflects lump-sum earned and accrued vacation not taken.

6.	Payable only in the case of a termination by our company without cause and reflects the lump-sum present value of all future premiums paid to or on behalf of the applicable executive officer for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of the severance agreement, are to continue for up to one year following termination.

7.	Reflects the lump-sum present value of all future payments that the noted executive would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. The noted executive would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

8.	Payable only in the case of a termination by our company without cause and reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.

9.	With respect to a termination by the company without cause, reflects the acceleration of vesting of 100% of (A) unvested stock options awarded on March 4, 2014, March 10, 2015, February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 4, 2014, March 10, 2015 and March 7, 2016 to each of Messrs. Bullock and Elrod, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share. In addition, in the event of either a termination by the company without cause or a resignation for good reason, Messrs. Bullock and Elrod would remain eligible to vest in a prorated portion of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, based on actual performance through the end of the performance period. For purposes of calculating the payout of PSUs outstanding at December 31, 2016, we have assumed that target performance was achieved, which leads to a value of $157,364 for Mr. Bullock and $173,941 for Mr. Elrod based on the closing price of our common stock on December 31, 2016 of $12.91 per share, which would be the only amount payable to Messrs. Bullock and Elrod with respect to equity awards following a resignation for good reason outside the context of a change of control.

2017 Proxy Statement 55

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

10.	Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded on March 4, 2014, March 10, 2015, February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 4, 2014, March 10, 2015 and March 7, 2016, and (ii) a prorated portion of the target level amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share.

11.	Reflects the acceleration of vesting of 100% of unvested stock options and shares of unvested restricted stock awarded on March 4, 2014 to each of Messrs. Bullock and Elrod, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share.

12.	Reflects the acceleration of vesting of (i) 100% of (A) unvested stock options awarded on March 4, 2014, March 10, 2015, February 25, 2016 and March 7, 2016 and (B) shares of unvested restricted stock awarded on March 4, 2014, March 10, 2015 and March 7, 2016, and (ii) the target level amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs, with the value in each case based on the closing price of our common stock on December 31, 2016 of $12.91 per share. It should be noted that the amount of the 2016 LTIP PSUs and 2016 LTIP Transition PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

Compensation of Directors

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each outside director during the fiscal year ended December 31, 2016.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	OPTION AWARDS ($) (2)	TOTAL ($)
D. Eugene Ewing	$102,000	$90,000	—	$192,000
Mary R. Korby	84,600	90,000	—	174,600
Cynthia Pharr Lee	50,000	90,000	—	140,000
Charles Macaluso	116,500	90,000	—	206,500
John D. March (3)	32,600	—	—	32,600
Gary W. Mize	50,000	90,000	—	140,000
Justinus J.G.M. Sanders (4)	81,000	90,000	—	171,000
Michael Urbut (5)	90,200	90,000	—	180,200

1.	The aggregate number of stock awards outstanding at December 31, 2016 for the directors listed above are as follows: Ewing, 26,789; Korby, 15,761; Pharr Lee 6,203; Macaluso, 42,650; Mize, 6,203; and Sanders, 13,753.

2.	The aggregate number of option awards outstanding at December 31, 2016 for the directors listed above are as follows: Ewing, none; Korby, none; Pharr Lee, none; Macaluso, 12,000; Mize, none; and Sanders, none.

3.	Mr. March retired from the Board effective May 10, 2016.

4.	Mr. Sanders retired from the Board effective January 1, 2017.

5.	Mr. Urbut retired from the Board effective October 14, 2016.

During fiscal 2016, non-employee members of the Board were paid a $60,000 annual retainer. Each outside director also received $1,500 for each board or committee meeting attended in person or by video where minutes were taken or $1,000 if attended by telephone. The chairman of each of the audit, compensation, and nominating and corporate governance committees received an additional $12,000, $7,500 and $5,000, respectively, as an annual retainer, and the lead director of the Board received an additional $15,000 annual retainer. As an additional element of annual non-employee director compensation, pursuant to the 2012 Omnibus Plan, each non-employee director also receives

$90,000 of restricted stock units immediately following our annual meeting of stockholders at which such directors are elected. Accordingly, following our annual meeting of stockholders on May 10, 2016, each non-employee director received a grant of $90,000 in value of restricted stock units, with the number of units granted being determined using the closing price of our common stock on May 10, 2016. In the aggregate, 43,421 restricted stock units were granted to non-employee directors during the fiscal year ended December 31, 2016.

Employee directors receive no additional compensation for serving on the Board.

56 2017 Proxy Statement

EXECUTIVE COMPENSATION

Equity Compensation Plans

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2016 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

∎	the number of securities to be issued upon the exercise of outstanding options and granted non-vested stock;

∎	the weighted-average exercise price of the outstanding options and granted non-vested stock; and

∎	the number of securities that remain available for future issuance under the plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,500,409	(1)	$11.56	4,566,505
Equity compensation plans not approved by security holders	—		—	—
Total	3,500,409		$11.56	4,566,505

1.	Includes shares underlying options that have been issued and granted non-vested stock pursuant to the 2004 Omnibus Plan and the 2012 Omnibus Plan, both as approved by our company’s stockholders. See Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended December 31, 2016 for information regarding the material features of the 2012 Omnibus Plan, which are substantially similar to the 2004 Omnibus Plan.

2017 Proxy Statement 57

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of December 31, 2016, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Blackrock, Inc. 55 East 52nd Street, New York, NY 10055	19,245,232	(1)	11.70%
SouthernSun Asset Management LLC 6070 Poplar Ave., Suite 300, Memphis, TN 38119	17,545,700	(2)	10.66%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	14,507,348	(3)	8.81%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	11,968,166	(4)	7.27%
Gates Capital Management, Inc. 1177 Avenue of the Americas, 46th Floor, New York, NY 10036	9,304,871	(5)	5.70%

1.	BlackRock, Inc. is a parent holding company in accordance with Rule 13d-1 (b)(1)(ii)(G) of the Exchange Act and has dispositive power with respect to all of the above shares and sole voting power with respect to 18,889,231 of the above shares.

2.	SouthernSun Asset Management, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 16,623,073 of the above shares.

3.	The Vanguard Group, Inc. (“Vanguard”) is an investment adviser in accordance with Section 240.13d-1 (b)(1)(ii)(E) of the Exchange Act and has sole power to vote or direct votes with respect to 231,094 of the above shares and sole dispositive power with respect to 14,265,045 of the above shares. Vanguard has shared power to vote or direct votes with respect to 19,775 of the above shares and shared dispositive power with respect to 242,303 of the above shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 222,528 of the shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 28,341 of the shares as a result of its serving as investment manager of Australian investment offerings.

4.	Dimensional Fund Advisors LP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 11,740,004 of the above shares.

5.	Gates Capital Management, Inc., (“GCMI”) is the managing member of Gates Capital Management GP, LLC (“Gates Capital GP”), which is the general partner of Gates Capital Management, L.P. (“Gates Capital L.P.”) which serves as investment manager for shares of common stock held by certain funds which are each deemed to beneficially own 9,304,871 shares of our common stock. Jeffrey L. Gates, who serves as the President of GCMI, may be deemed to indirectly beneficially own 9,304,871 shares of our common stock. GCMI, Gates Capital GP, Gates Capital L.P. and Mr. Gates have shared voting and shared dispositive power in respect of these shares.

58 2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 16, 2017, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

NAME OF BENEFICIAL OWNER	COMMON STOCK OWNED		UNEXERCISED PLAN OPTIONS (2)	COMMON STOCK BENEFICIALLY OWNED (3)	PERCENT OF COMMON STOCK OWNED
Randall C. Stuewe	1,259,009		773,771	2,032,780	1.2%
Charles Adair	0		0	0	0
John Bullock	107,831		52,312	160,143	*
Rick A. Elrod	55,291		39,665	94,956	*
D. Eugene Ewing	26,789	(1)	0	26,789	*
Linda Goodspeed	0		0	0	0
Dirk Kloosterboer	78,109		63,406	141,515	*
Mary R. Korby	15,761	(1)	0	15,761	*
Cynthia Pharr Lee	6,403	(1)	0	6,403	*
Charles Macaluso	63,035	(1)	12,000	75,035	*
Gary W. Mize	6,203	(1)	0	6,203	*
John O. Muse (4)	169,663		68,771	238,434	*
Michael E. Rescoe	0		0	0	0
All executive officers and directors as a group (16 persons)	2,126,892		1,109,183	3,236,075	1.95%

*	Represents less than one percent of our common stock outstanding.

1.	Represents stock owned, as well as 6,203 restricted stock units awarded to each of Messrs. Ewing, Macaluso, and Mize and Mses. Korby and Pharr Lee that vest within 60 days of March 16, 2017.

2.	Represents options that are or will be vested and exercisable within 60 days of March 16, 2017.

3.	Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1 and for unvested shares of restricted stock for which recipients have the right to vote but not dispositive power, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

4.	Mr. Muse retired from his position as Executive Vice President – Chief Financial Officer and as an executive officer of the Company effective March 2, 2017.

2017 Proxy Statement 59

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Our Code of Conduct addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

Since January 1, 2016, no transaction has been identified as a reportable related person transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2016.

60 2017 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at http://ir.darlingii.com/corporate-governance. The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2016 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as amended.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

THE AUDIT COMMITTEE

D. Eugene Ewing, Chairman

Cynthia Pharr Lee

Gary W. Mize

2017 Proxy Statement 61

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The audit committee has selected KPMG LLP to serve as our company’s independent auditors for the fiscal year ending December 30, 2017. KPMG LLP (or its predecessors) has served as our company’s independent registered public accountants since 1989. In order to assure continuing auditor independence, the audit committee periodically considers whether the annual audit of the company’s financial statements should be conducted by another firm. The lead audit partner on the company’s engagement serves no more than five consecutive years in that role, in accordance with SEC rules. Our audit committee chair and management have direct input into the selection of the lead audit partner.

The members of the audit committee and the board believe that the continued retention of KPMG LLP to serve as our company’s independent registered public accounting firm is in the best interest of the company and its stockholders. Consequently, we are asking our stockholders to ratify our company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our amended and restated bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2016 and 2015. The aggregate fees billed for fiscal 2016 and 2015 for each of the following categories of services are set forth below:

Audit Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended December 31, 2016 and January 2, 2016 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the years ended December 31, 2016 and January 2, 2016 were $4,688,000 and $4,904,000, respectively.

Audit-Related Fees. The aggregate fees billed or to be billed for assurance and related services rendered by KPMG LLP during the years ended December 31, 2016 and January 2, 2016 were $85,000 and $50,000, respectively, for services related to the company’s implementation of a new enterprise resource planning system and compliance attestation reports.

Tax Fees. The aggregate fees billed or to be billed for tax compliance, advice and planning services rendered by KPMG LLP for the years ended December 31, 2016 and January 2, 2016 were $0 and $117,000, respectively.

All Other Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended December 31, 2016 and January 2, 2016 for services other than those described above as “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $305,000, related to evaluation and assessment services for the implementation of new accounting standards, and $0, respectively.

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, and no services provided by KPMG LLP to us for the year ended December 31, 2016 were non-audit related services. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chairman pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting.

Required Vote

Ratification of KPMG LLP as our company’s independent registered public accountant for the fiscal year ending December 30, 2017 requires the affirmative vote of a majority of the outstanding shares of the common stock of the company present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and brokers holding shares will be entitled to vote those shares at their discretion.

Recommendation of the Board and the Audit Committee

The Audit Committee and the Board recommends that the stockholders vote “FOR” Proposal 2.

62 2017 Proxy Statement

PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure, commonly known as a “say on pay” proposal. At our 2011 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our company will hold this advisory vote on the compensation of our named executive officers each year. In Proposal 4, stockholders are again being asked to vote on how frequently the advisory vote on executive compensation should be held.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 21, for a more detailed discussion of our executive compensation program, including information about fiscal year 2016 compensation of our NEOs.

Two years ago – at our 2015 Annual Meeting – and following four years of positive voting results, stockholders did not approve our NEOs’ compensation. In response, the committee intensified its ongoing stockholder outreach efforts to ensure stockholder perspectives and concerns were understood, as more fully described under “Response to Say On Pay Advisory Vote and Stockholder Engagement Process” on page 21 of this Proxy Statement. The feedback received from our stockholders was tremendously valuable and was incorporated into the full compensation committee’s discussion and determination of compensation program changes for 2016, as more fully described in the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement. At our 2016 Annual Meeting, a majority of our stockholders once again provided support for our NEOs’ compensation.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This say on pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Darling Ingredients Inc. approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.”

Required Vote

Approval of the above resolution requires the affirmative vote of a majority of the outstanding shares of the common stock of the company present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, and therefore such broker “non-votes” will have no effect on the outcome.

The say on pay vote is advisory and therefore not binding on our company, the compensation committee or the Board. However, the compensation committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 3.

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PROPOSAL 4 – ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires our company to seek a non-binding advisory stockholder vote on how frequently we should seek an advisory vote on the compensation of our named executive officers, such as Proposal 3 included in this Proxy Statement. We are required by the Dodd-Frank Act to provide stockholders with a say on pay vote every one, two or three years, as determined by a separate advisory stockholder vote held at least once every six years.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is still the most appropriate alternative for our company. Therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to continue to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in this Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices, including through our ongoing stockholder outreach efforts.

Required Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that has been selected by our stockholders. However, because this vote is advisory and not binding on our company or the Board in any way, the Board may decide that it is in the best interest of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

Recommendation of the Board

The Board recommends that the stockholders vote for “1 Year” on Proposal 4.

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PROPOSAL 5 – VOTE TO APPROVE THE 2017 OMNIBUS INCENTIVE PLAN

Introduction

The Compensation Committee of the Board (the “Committee”) and the Board unanimously adopted the 2017 Omnibus Incentive Plan (the “2017 Plan”) subject to the approval of our company’s stockholders. Currently, the Committee can authorize grants of stock options, stock-based stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, performance shares, dividend equivalents and cash-based awards pursuant to the 2012 Omnibus Incentive Plan (the “2012 Plan”). The 2017 Plan, which will permit the Committee to authorize similar grants as under the 2012 Plan, will replace the 2012 Plan for future grants. At present, 4,810,087 shares remain available for new awards under the 2012 Plan, 4,214,461 shares are subject to outstanding awards under the 2012 Plan and 214,402 shares are subject to outstanding awards under the 2004 Omnibus Incentive Plan (the “2004 Plan” and together with the 2012 Plan, the “Prior Plans”).

As noted below, certain awards have already been granted under the 2017 Plan. These awards will become effective only if stockholders approve the 2017 Plan at the Annual Meeting. Additional information regarding these contingent grants can be found under the heading “New Plan Benefits Table” on page 71.

Awards currently outstanding under the Prior Plans will continue to be governed by the applicable plan.

The Committee and the Board have concluded that the adoption of the 2017 Plan is necessary and in the best interests of the company and its stockholders principally because of the significant increase in the size and complexity of our company over the last few years. Our company has undergone a major transformation in its business over the last several years, primarily through our acquisition in 2013 of Rothsay, a leading provider of rendering services in Canada, and our acquisition in 2014 of the VION Ingredients business from VION Holding, N.V. that now operates under the name Darling Ingredients International. As a result of these acquisitions, our company now operates a much larger business covering a wider array of products on a much more geographically diverse platform, having expanded our business operations from U.S.-based to global and expanding from 120 facilities and approximately 4,000 employees operating primarily in the U.S. in fiscal 2013 to over 200 facilities and approximately 10,000 employees operating on five continents in fiscal 2016. In addition, this expansion of our company has resulted in a significant increase in the number of participants in the company’s incentive compensation program. Accordingly, the Committee and the Board concluded that it is necessary and desirable to adopt a new incentive compensation plan that increases the number of shares available for awards in order to ensure that sufficient award flexibility exists to continue to allow us to attract, motivate and retain the skilled personnel, directors and third party service providers required to manage our company with its expanded scope, complexity and operations.

Plan Highlights

Some of the key features of the 2017 Plan include:

∎	20,166,500 shares available for awards. No additional awards will be made under the Prior Plans if stockholders approve the 2017 Plan at the Annual Meeting.

∎	The number of shares available for issuance under the 2017 Plan will be reduced by one share for all shares subject to a stock option or SAR and by 2.22 shares for all shares subject to a full value award.

∎	The 2017 Plan includes a requirement that all awards have a minimum vesting period of at least one year, provided that this restriction does not apply to awards for up to 5% of the total number of shares initially available for awards under the 2017 Plan.

∎	The 2017 Plan provides that dividends may not be paid on shares subject to awards until the underlying shares have vested.

∎	The 2017 Plan does not allow for liberal share recycling.

∎	The 2017 Plan does not provide for automatic equity vesting upon a change of control; acceleration is left to the discretion of the Committee.

Description of the Plan

The purpose of the 2017 Plan is to attract, retain and motivate employees, directors, and third party service providers of our company and its subsidiaries and to encourage them to have a financial interest in our company.

The 2017 Plan will become effective upon stockholder approval and will terminate ten years later unless sooner terminated. A summary of the principal features of the 2017 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2017 Plan attached hereto as Appendix B.

Plan and Participant Share Limits

The maximum number of shares issuable under the 2017 Plan is 20,166,500 shares. If the 2017 Plan is approved by our company’s stockholders at the Annual Meeting, no further awards will be made under the Prior Plans. On March 16, 2017, the closing sales price per share of our common stock as reported on the NYSE was $14.30.

Shares are counted against the authorization only to the extent they are actually issued. To the extent the Committee grants a stock option or SAR under the 2017 Plan, the number of shares that remain available for future grants under the 2017 Plan will be reduced by an amount equal to the number of shares subject to such stock option or SAR. To the extent the Committee grants a full value award (i.e., an award that is not a stock option or SAR)

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Description of the Plan

or settles a cash-denominated award in shares, the number of shares that remain available for future grants under the 2017 Plan will be reduced by an amount equal to 2.22 times the number of shares subject to such award.

To the extent that shares subject to an outstanding award under the 2017 Plan or a Prior Plan are not issued or delivered by reason of expiration, termination, forfeiture or cancellation of such award or because such award is settled in cash in lieu of shares, such shares will generally again be available for grant. Shares subject to an award under the 2017 Plan or a Prior Plan will, however, not again be available for issuance under the 2017 Plan if such shares were subject to a stock option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such stock option or SAR, delivered to or withheld by our company to pay the purchase price or withholding taxes related to an outstanding award, or repurchased by our company on the open market with the proceeds of a stock option exercise. The number of shares that again become available pursuant to this paragraph will be equal to (i) one share for each share subject to a stock option or SAR and (ii) 2.22 shares for each share subject to a full value award (i.e., an award that is not a stock option or a SAR).

To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code, the 2017 Plan also imposes annual per-participant award limits. The maximum number of shares with respect to such awards denominated in shares that may be granted to any person in any fiscal year is 2,000,000. The maximum amount that may be payable with respect to such awards denominated in cash that may be granted during any fiscal year of the company to any participant is $4,250,000. Under the terms of the 2017 Plan, each of these limits is multiplied by two for awards granted to a participant in the year in which such participant’s employment with our company commences. The 2017 Plan also provides a separate limit on non-employee director compensation. Specifically, the 2017 Plan provides that the aggregate value of cash compensation that may be paid and the grant date fair market value of shares that may be granted during any fiscal year of the company may not exceed $750,000.

The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the exercise price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations are subject to adjustment by the Committee to reflect a merger, amalgamation, statutory share exchange, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure (other than normal cash dividends), or any similar corporate event or transaction and to prevent dilution or enlargement of participants’ rights under the 2017 Plan. Subject to Section 162(m) of the Code, the Committee may also make appropriate adjustments to awards under the 2017 Plan to reflect, or relate to, such changes and to modify any other terms of outstanding awards.

The 2017 Plan includes a requirement that no awards granted under the 2017 Plan will become exercisable or vested prior to the one-year anniversary of the date of grant; provided, however, that, this restriction does not apply to awards granted under the 2017 Plan with respect to a number of shares that, in the aggregate, does not exceed five percent (5%) of the total number of shares initially available for awards under the 2017 Plan. This minimum vesting provision included in the 2017 Plan does not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an award upon or after a change of control or termination of employment or otherwise pursuant to authority granted to the Committee under the 2017 Plan.

Administration

The Committee is responsible for administering the 2017 Plan and has the discretionary power to interpret the terms and intent of the 2017 Plan and any 2017 Plan related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, forms, instruments, and guidelines. Determinations of the Committee made under the 2017 Plan are final and binding. The Committee may delegate administrative duties and powers to one or more of its members, one or more officers of the company or any of its subsidiaries or affiliates, and one or more of its agents or advisors; provided, however, that the Committee shall not delegate to officers of the company the power to make grants of awards to executive officers or non-employee directors of the company. Subject to Section 162(m) of the Code, the Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding stock options and SARs will become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding awards will lapse, (iii) all or a portion of the performance period applicable to any outstanding awards will lapse and (iv) the performance measures (if any) applicable to any outstanding awards will be deemed to be satisfied at the threshold, target, maximum or any other level in between such levels.

Eligibility

Our approximately 10,000 employees, eight non-employee directors (including nominees), and third party service providers of our company and its subsidiaries who are selected by the Committee are eligible to participate in the 2017 Plan. In 2016, approximately 84 people received awards under the 2012 Plan.

Stock Options

The Committee may grant both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”) under the 2017 Plan. Eligibility for ISOs is limited to employees of our company and its

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Description of the Plan

subsidiaries. The exercise price for options and the term of any option will be determined by the Committee at the time of the grant; provided, however that in the case of an ISO, the aggregate fair market value (determined as of the time of such grant) of the shares with respect to which such ISO is exercisable for the first time by a participant during any calendar year shall not exceed $100,000. Moreover, with respect to any stock option, the per-share exercise price of such stock option shall not be less than 100% of the fair market value of a share (or if the stock option is intended to qualify as an ISO and the recipient is a 10% stockholder, then not less than 110%) and the latest expiration date of such stock option is the tenth anniversary of the date of the grant (or if the stock option is intended to qualify as an ISO and the recipient is a 10% stockholder, then the fifth anniversary). Fair market value under the 2017 Plan is generally defined as the closing price of a share of common stock on the New York Stock Exchange (or if the shares are listed on another national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), on such exchange or system), or if there was no trading of shares on such date, on the next preceding date on which there was trading in the shares. The exercise price is to be paid (a) in cash, (b) in shares (either previously owned by the award recipient or withheld from the shares that would otherwise be delivered upon exercise of the stock option) having a fair market value equal to the aggregate option price for the shares being purchased and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and, to the extent permitted by the Committee, partly in such shares (as described in (b) above) or (d) if there is a public market for the shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of a stock option and to deliver promptly to our company an amount out of the proceeds of such sale equal to the aggregate option price for the shares being purchased or by other means approved by the Committee.

Stock Appreciation Rights

The Committee may grant SARs under the 2017 Plan either alone or in tandem with stock options. Upon exercise of a SAR, the holder will have a right to receive the difference between the fair market value of one share on the date of the exercise and the grant price as specified by the Committee on the date of such grant. The grant price, methods of exercise, and methods of settlement will be determined by the Committee; however, tandem SARs must be exercised by relinquishing the related portion of the tandem option.

Restricted Stock and Restricted Stock Units

The Committee may award restricted stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. A restricted stock unit award is an award denominated in shares which is credited to a notional account. The value of the account is transferred to the participant only after specified conditions are satisfied. A holder of restricted stock is entitled to voting rights and the right to receive dividends, whereas the holder of a restricted stock unit award has no voting rights or rights to receive dividends. Dividends paid to a holder of restricted stock, however, will be deposited with our company and will be paid to the holder if and when the restrictions lapse on the underlying shares of restricted stock. The Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units. If the grant, lapse of restrictions or conditions applicable to an award of restricted stock or restricted stock units depends upon the achievement of performance goals over a performance period, the awards are referred to as “performance stock” or “performance units,” respectively.

Other Stock-Based Awards

The Committee may grant other equity-based or equity-related awards, referred to as “other stock-based awards” not otherwise described in the 2017 Plan. The terms and conditions of each other stock-based award shall be determined by the Committee.

Dividend Equivalents

Under the 2017 Plan, the Committee may grant participants dividend equivalents based on the dividends declared on shares that are subject to any award (other than a stock option or SAR), provided that no dividends will be paid to a participant with respect to an award prior to the vesting of such an award. Dividend equivalents will be credited as of dividend payment dates during the period between the date such award is granted and the date such award is exercised, vested, expired, credited or paid.

Non-Employee Director Awards

The Board or the Committee, under the 2017 Plan, may grant awards to non-employee directors as it shall determine, subject to the limitation on compensation paid to directors described on page 66 above, including awards granted in satisfaction of annual fees that are otherwise payable to such directors.

Cash-Based Awards

The Committee may grant awards denominated in cash under the 2017 Plan in such amounts and subject to such terms and conditions as the Committee may determine.

Performance-Based Compensation

The Committee can design awards under the 2017 Plan such that the amounts or shares payable or distributed are treated as “qualified performance based compensation” within the meaning of Section 162(m) of the Code and related regulations, assuming other applicable regulatory requirements are satisfied. Such awards will be earned only if performance goals over performance

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Description of the Plan

periods established by the Committee are met, and awards can only be granted, vested, credited or paid if the Committee certifies in writing that such performance goals and any other material terms applicable to such performance period have been satisfied. The performance goals will be based upon one or more of the following performance measures:

∎	Net income (before or after taxes);

∎	Earnings per share (before or after taxes, interest, depreciation and/or amortization);

∎	Earnings before interest, taxes, depreciation and amortization (“EBITDA”);

∎	EBITDA margin;

∎	Operating income;

∎	Operating expenses;

∎	Net sales growth;

∎	Net operating profit;

∎	Return measures (including, but not limited to, return or net return on assets, capital employed, invested capital, equity, investments or sales);

∎	Cash flow (including, but not limited to, operating cash flow, net cash flow, free cash flow, and cash flow return on capital);

∎	Cash flow per share;

∎	Net cash provided by operations;

∎	Pre-tax margins;

∎	Gross or operating margins;

∎	Economic value created;

∎	Productivity ratios (e.g., asset turns, cycle time, and one or more elements of efficiency or cost or expense);

∎	Growth in financial measures or ratios (e.g., revenue, earnings, cash flow, stockholders’ equity or margins);

∎	Share price (including, but not limited to, growth measures, total shareholder return and attainment of a specified fair market value for a specified period of time);

∎	Price-to-earnings growth;

∎	Expense targets;

∎	Interest expense;

∎	Operating efficiency;

∎	Working capital targets;

∎	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);
∎	Account growth;

∎	Service revenue;

∎	Capital expenditures;

∎	Increase in stockholder value;

∎	Earnings per share; and

∎	Strategic business criteria (consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, safety, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quantity audit scores, efficiency, and acquisitions or divestitures, or any combination of the foregoing).

No later than 90 days after the commencement of a performance period (but in no event after twenty-five percent (25%) of such performance period has elapsed), the Committee shall establish in writing the performance goals, the performance measures, the method of computing compensation and the participants to which such performance goals apply. When establishing performance goals for any award to a covered employee, the Committee may provide that the evaluation of performance goals may include or exclude any of the following events: asset write-downs; litigation or claim judgments or settlements; any reorganization and restructuring programs; foreign exchange gains or losses; extraordinary, unusual, infrequently occurring or nonrecurring items of gain or loss; gains or losses on the disposition of a business; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; the effect of a merger, acquisition or divestiture; the effects of ASC 715 (Retirement Benefits); and the effects of ASC 815 (Derivatives and Hedging).

Awards that are designed to qualify as performance-based compensation under Section 162(m) of the Code may not be adjusted upward. However, the Committee has the discretion to adjust these awards downward.

Termination of Employment

Each award agreement will specify the effect of a holder’s termination of employment with, or service for, our company and its subsidiaries and affiliates, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable. Such provisions will be determined in the Committee’s sole discretion.

Treatment of Awards upon a Change of Control

If there is a change of control of our company, unless the Committee otherwise determines (or unless prohibited by law), each award will be treated as determined by the Committee and as set forth in the award agreement.

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Description of the Plan

Under the 2017 Plan, a change of control is triggered if (i) there is an acquisition of 30% or more of the outstanding shares or the voting power of the outstanding securities generally entitled to vote in the election of directors; (ii) with certain exceptions, individuals on the board on the effective date of the 2017 Plan cease to constitute a majority of the board; (iii) there is consummation of a reorganization, merger, amalgamation, statutory share exchange, consolidation or like event or sale to which our company is a party or a disposition of all or substantially all of our company’s assets, unless (x) our company’s stockholders continue to own more than 50% of the outstanding voting securities; (y) no person beneficially owns 30% or more of the outstanding securities of our company; and (z) at least a majority of the members of the board of directors after such event were members of the board prior to the event, or (iv) there is a complete liquidation or dissolution of our company.

Amendment of Awards or Plan and Adjustment of Awards

The Committee may at any time alter, amend, modify, suspend, or terminate the 2017 Plan or any outstanding award in whole or in part. No amendment of the 2017 Plan will be made without stockholder approval if stockholder approval is required by law. No stock option, SAR, or analogous other stock-based award may be repriced, replaced or regranted through cancellation or by lowering the exercise price or grant price without stockholder approval. No amendment may adversely affect in any material way an award previously granted without written consent of the participant holding such award; provided, however, that the Committee may amend any award or any award agreement without such consent of the participant in a manner it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Act and any rules and regulations adopted thereunder; provided, further that all awards granted under the 2017 Plan shall be subject to any clawback or recoupment policy which the company may adopt from time to time.

Federal Tax Effects

The following discussion summarizes certain federal income tax consequences generally arising with respect to awards granted, including stock options under the 2017 Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2017 Plan, nor does it cover state, local, or non-U.S. taxes. Each participant is advised to consult his or her particular tax advisor concerning the application of U.S. federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-U.S. tax laws before taking any actions with respect to any awards.

ISOs. ISOs granted under the 2017 Plan are intended to meet the definitional requirements of Section 422(b) of the Code for “incentive stock options.” An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal “alternative minimum tax,” which depends on the employee’s particular tax situation, does not apply and (ii) the employee is employed by our company from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as an NQSO and will be subject to the rules set forth below under the caption “NQSOs and SARs.”

Further, if after exercising an ISO, an employee disposes of our common stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the common stock pursuant to the exercise of such ISO (the “applicable holding period”), the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period – thereby making a “disqualifying disposition” – the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, income would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time). If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee’s ordinary income therefrom would be limited to the gain (if any) realized on the sale.

Our company will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of our common stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, we generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

NQSOs and SARs. NQSOs granted under the 2017 Plan are options that do not qualify as ISOs. A participant who receives an NQSO or SAR will not recognize any taxable income upon the grant of such NQSO or SAR. However, the participant generally will recognize ordinary income upon exercise of an NQSO in an amount equal to the excess of the fair market value of the shares of our common stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the

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Federal Tax Effects

exercise of an SAR, the participant generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received.

A federal income tax deduction generally will be allowed to our company in an amount equal to the ordinary income included by the individual with respect to his or her NQSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to our company and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

Other Awards. With respect to other awards under the 2017 Plan that are settled either in cash or in shares of our common stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), employees generally will recognize ordinary income equal to the amount of cash or the fair market value of the common stock received.

With respect to awards under the 2017 Plan that are settled in shares of our common stock that are restricted as to transferability or subject to a substantial risk of forfeiture – absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of issuance of such shares pursuant to the award (a “Section 83(b) election”) – an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the issuance date, in an amount equal to the excess of the fair market value of the common stock as of that date over the price paid for such award, if any.

Our company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

Change of Control. In general, if the total amount of payments to an individual that are contingent upon a change of control of our company (within the meaning of Section 280G of the Code), including payments under the 2017 Plan that vest upon a change of control, equals or exceeds three times the individual’s “base amount” (generally, such individual’s average annual compensation for the five calendar years preceding the change of control), then, subject to certain exceptions, the portion of such payments in excess of the base amount may be treated as “parachute payments” under the Code, in which case a portion of such payments would be non-deductible to us and the individual would be subject to a 20% excise tax on such portion of the payments.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NQSO or SAR or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that the material terms of the plan under which such compensation is awarded has been approved by stockholders in a separate vote and certain other regulatory requirements are met.

Requirements Regarding “Deferred Compensation. Certain of the awards under the 2017 Plan may constitute “deferred compensation” within the meaning of Section 409A of the Code, a provision governing “non-qualified deferred compensation plans.” Failure to comply with the requirements of Section 409A of the Code regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay an additional tax of 20% on such non-qualified deferred compensation. Generally, stock options and SARs settled in shares of our common stock with a per share exercise or grant price equal to the fair market value of a share of our common stock on the date of grant as well as restricted stock awards would not be subject to the requirements of Section 409A of the Code.

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New Plan Benefits Table

New Plan Benefits Table

The following table shows information regarding the awards made on February 6, 2017 under the 2017 Plan. The effectiveness of these awards was expressly made subject to stockholder approval of the 2017 Plan at the Annual Meeting.

NAME AND POSITION	NUMBER OF SHARES SUBJECT TO OPTION (1) #	NUMBER OF PSUS #
Randall C. Stuewe Chief Executive Officer	304,147	180,000
Dirk Kloosterboer Chief Operating Officer	67,401	39,889
John Bullock Executive Vice President – Specialty Ingredients and Chief Strategy Officer	48,963	28,977
Rick Elrod Executive Vice President – Darling U.S.A. Rendering	51,843	30,682
Executive Group	633,599	374,976
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	323,210	184,412

(1)	All options were granted with an exercise price of $12.29.

All future awards under the 2017 Plan will be made at the discretion of the Committee. Therefore, the future benefits and amounts that will be received or allocated to individuals under the 2017 Plan are not determinable at this time.

Required Vote

Approval of the 2017 Omnibus Incentive Plan requires the affirmative vote of a majority of the outstanding shares of the common stock of the company present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, and therefore such broker “non-votes” will have no effect on the outcome.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 5.

2017 Proxy Statement 71

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving these materials?

Our records indicate that you owned your shares of Darling common stock at the close of business on the Record Date (March 16, 2017). You have been sent this Proxy Statement and the enclosed proxy card because the Board of Directors of Darling is soliciting your proxy to vote your shares of common stock at the Annual Meeting on the proposals described in this Proxy Statement.

What am I voting on?

There are five matters scheduled for a vote:

∎	the election of the ten nominees identified in this Proxy Statement as directors, each for a term of one year (Proposal 1);

∎	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 30, 2017 (Proposal 2);

∎	an advisory vote to approve executive compensation (Proposal 3);

∎	an advisory vote to approve the frequency of future advisory votes on executive compensation (Proposal 4); and

∎	a vote to approve the 2017 Omnibus Incentive Plan (Proposal 5).

Who is entitled to vote at the Annual Meeting?

All owners of our common stock as of the close of business on the Record Date are entitled to vote their shares of common stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 164,651,893 shares of common stock were outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If on the Record Date your shares were registered directly in your name with Darling, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, Darling encourages you to vote either by Internet, by telephone or by filling out and returning the enclosed proxy card.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided, or you may vote by using the telephone or the Internet in accordance with the instructions provided on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy – you must vote at the Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name,” you will receive instructions from that organization that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, 1 Year on Proposal 4 and FOR Proposal 5 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the Record Date, or their authorized representatives, may attend the Annual Meeting. If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name” and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a current bank or brokerage account statement, to ensure your admission.

72 2017 Proxy Statement

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

How will votes be counted?

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Brokers will be counted as present and entitled to vote for purposes of determining a quorum, although brokers will not have discretionary authority to vote on certain matters. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the NYSE, absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote only on “routine” corporate matters. The ratification of the selection of our independent registered public accounting firm is considered to be a routine matter, while the election of directors, the advisory vote to approve executive compensation, the advisory vote to approve the frequency of future advisory votes on executive compensation and the vote to approve the 2017 Omnibus Incentive Plan are not.

PROPOSAL 1. With respect to the nominees for director listed under “Proposal 1 – Election of Directors,” to be elected, each nominee must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for his election than votes against his election will be elected. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore not affect the outcome of the vote on Proposal 1.

PROPOSAL 2. With respect to Proposal 2 – “Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of or against Proposal 2.

PROPOSAL 3. With respect to Proposal 3 – “Advisory Vote to Approve Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 3. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and your shares will have no impact on the outcome.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and will take it into account in making future decisions regarding executive compensation.

PROPOSAL 4. With respect to Proposal 4 – “Advisory Vote to Approve the Frequency of Future Advisory Votes on Executive Compensation,” the proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by our stockholders. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 4. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and your shares will have no impact on the outcome.

Although the advisory vote on Proposal 4 is non-binding, as provided by law, our Board will review the results of the vote and will take it into account in making future decisions regarding frequency of future advisory votes on executive compensation.

PROPOSAL 5. With respect to Proposal 5 – “Vote to Approve the 2017 Omnibus Incentive Plan,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 5. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and your shares will have no impact on the outcome.

2017 Proxy Statement 73

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Who will count the votes?

Who will count the votes?

Our transfer agent, Computershare Investor Services, will tally the vote and will serve as inspector of election at the Annual Meeting.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?

SEC rules allow companies to provide stockholders with access to proxy materials over the Internet rather than mailing the materials to stockholders. To conserve natural resources and reduce costs, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $10,000, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 without charge, you should contact:

Brad Phillips

Treasurer

Darling Ingredients Inc.

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

Telephone: 972.717.0300 Fax: 972.281.4449

E-mail: ir@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2017 The Proxy Statement and the 2016 Annual Report to security holders are available at www.proxydocs.com/DAR

74 2017 Proxy Statement

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Darling Ingredients Inc., Attn: Investor Relations, 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 or make an oral request by telephone at (972) 717-0300. If any stockholders in your household wish to receive a separate copy of this Proxy Statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

2017 Proxy Statement 75

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to the Investors page of our corporate website at www.darlingii.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Darling Ingredients Inc., 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, Attn: Investor Relations or by telephone at (972) 717-0300, or by email to ir@darlingii.com; or from our proxy solicitor, Georgeson Inc., by telephone toll-free at 1-800-790-6795. Such information is also available from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY

JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE

A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION

CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK

AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION

THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT

IS DATED MARCH 29, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS

PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS

PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ADDITIONAL INFORMATION

Stockholder Proposals for 2018

If you wish to submit a proposal for possible inclusion in our 2018 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2018, we must receive your notice, in accordance with the rules of the SEC, on or before December 1, 2017. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. If you wish to submit a proposal at the 2018 annual meeting (but not seek inclusion of the proposal in our proxy materials), we must receive your notice, in accordance with our company’s bylaws, no earlier than January 9, 2018 (120 days prior to the first anniversary of the date of the 2017 Annual Meeting) and no later than February 8, 2018 (90 days prior to the first anniversary of the date of the 2017 Annual Meeting). Notices should be sent to our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving,

Texas 75038. To submit a stockholder proposal, a stockholder must be a stockholder of record of our company at the time of the above notice of proposal, must be entitled to vote at the 2018 Annual Meeting and must comply with the notice procedures set forth in our company’s bylaws.

By Order of the Board,

John F. Sterling

Secretary

Irving, Texas

March 29, 2017

76 2017 Proxy Statement

APPENDIX A

Non-GAAP Reconciliations

Adjusted EBITDA is presented in the Proxy Statement not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net (income)/loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition, the Company evaluates the impact of foreign exchange on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro Forma Adjusted EBITDA

	2016	2015	2014	2013	2012	2011
Net Income DII	102,313	78,531	64,215	108,967	130,770	169,418
Depreciation & amortization	289,908	269,904	269,517	98,787	85,371	78,909
Interest expense	94,187	105,530	135,416	38,108	24,054	37,163
Income tax expense	15,315	13,501	13,141	54,711	76,015	102,876
Foreign currency loss/(gain)	1,854	4,911	13,548	(28,107)	—	—
Other expense/(income), net	3,866	6,839	(299)	3,547	(1,760)	2,955
Equity in net (income)/loss of unconsolidated subsidiaries	(70,379)	(73,416)	(65,609)	(7,660)	2,662	1,572
Net income attributable to noncontrolling interests	4,911	6,748	4,096	—	—	—
Adjusted EBITDA (non-GAAP)	441,975	412,548	434,025	268,353	317,112	392,893
Non-cash inventory step-up associated with Vion acquisition	—	—	49,803	—	—	—
Acquisition and integration-related expenses	401	8,299	24,667	23,271	—	—
Darling Ingredients International—13th week			4,100	—	—	—
Pro forma Adjusted EBITDA (non-GAAP)	442,376	420,847	512,595	291,624	317,112	392,893
Foreign currency exchange impact	1,980	48,961	—	—	—	—
Pro forma Adjusted EBITDA to Foreign Currency (non-gaap)	444,356	469,808	512,595	291,624	317,112	392,893
DGD Joint Venture EBITDA	87,224	88,494	81,639	16,490	(2,662)	(374)
Pro forma Adjusted Combined EBITDA (non-GAAP)	531,580	558,302	594,234	308,114	314,450	392,519

2017 Proxy Statement 77

APPENDIX B

2017 Omnibus Incentive Plan

Darling Ingredients Inc.

2017 Omnibus Incentive Plan

2017 Proxy Statement i

ii 2017 Proxy Statement

2017 Proxy Statement iii

DARLING INGREDIENTS INC.

2017 OMNIBUS INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT, PURPOSE, ELIGIBILITY

1.1 Establishment. Darling Ingredients Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes the 2017 Omnibus Incentive Plan (hereinafter referred to as the “Plan”) as set forth in this document. The Plan shall become effective upon shareholder approval (the “Effective Date”).

1.2 Purpose of the Plan. The purpose of the Plan is to attract, retain and motivate Employees, Directors, and Third Party Service Providers of the Company and its Subsidiaries and Affiliates and to encourage them to have a financial interest in the Company.

1.3 Awards. The Plan permits the grant of Stock Options, Stock Appreciation Rights, Restricted Stock (including Performance Stock), Restricted Stock Units (including Performance Units), Other-Stock Based Awards, Non-Employee Director Awards, Dividend Equivalents, and Cash-Based Awards. The Plan sets forth the performance goals and procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation.

1.4 Eligibility and Participation. Any Employee, Non-employee Director, or Third Party Service Provider is eligible to be designated a Participant. An individual shall become a “Participant” upon the grant of an Award. Each Award shall be evidenced by an Award Agreement. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 2

DEFINITIONS

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1 “Affiliate” means any corporation or other entity, whether domestic or foreign, in which a Person has or obtains directly or indirectly the ability to vote to seat a majority of the board of directors or comparable governing body; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A of the Code, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A of the Code. A Person that attains the status of Affiliate on a date after the Effective Date shall be considered an Affiliate commencing as of such date.

2.2 “Annual Award Limit” shall have the meaning set forth in Section 4.3.

2.3 “Award” means, individually or collectively, any Stock Option, Stock Appreciation Right, Restricted Stock (including any Performance Stock), Restricted Stock Unit (including any Performance Unit), Dividend Equivalent, Cash-Based Award, Other Stock-Based Award or Non-employee Director Award that is granted under the Plan.

2.4 “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means any right granted under Article 11.

2.8 “Change of Control” means the occurrence of any of the following events:

(a) Any Person becomes the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.8, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, including without limitation, a public offering of securities; (ii) any acquisition by the Company or any of its Subsidiaries or Affiliates; (iii) any acquisition by any employee benefit plan or

2017 Proxy Statement B-1

related trust sponsored or maintained by the Company or any of its Subsidiaries or Affiliates; or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of Section 2.8(c).

(b) Individuals who constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by one or more of the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of any Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) Consummation of a reorganization, merger, amalgamation, statutory share exchange, consolidation or like event to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their Subsidiaries) is the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso of Section 2.8(b)) at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10 “Committee” means the compensation committee of the Board of Directors, or any other committee designated by the Board of Directors to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (a) a person defined as a “non-employee director” in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, (b) an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and (c) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.11 “Company” means Darling Ingredients Inc., a Delaware corporation, and any successor thereto.

2.12 “Covered Employee” means for any Plan Year, a Participant designated by the Company as a potential “covered employee,” as such term is defined in Section 162(m) of the Code and the regulations promulgated thereunder, or any successor statute.

2.13 “Director” means any individual who is a member of the Board of Directors of the Company.

2.14 “Dividend Equivalent” means any right granted under Article 9.

2.15 “Effective Date” has the meaning set forth in Section 1.1.

2.16 “Employee” means any employee of the Company, a Subsidiary or an Affiliate.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.18 “Extraordinary Items” means (a) extraordinary, unusual, infrequently occurring or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) the effect of a merger, acquisition or divestiture; (e) the effects of ASC 715 (Retirement Benefits); or (f) the effects of ASC 815 (Derivatives and Hedging).

B-2 2017 Proxy Statement

2.19 “Fair Market Value” means the (i) closing price of a Share on the New York Stock Exchange (or if the Shares are listed on another national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), on such exchange or system), or if there was no trading of Shares on such date, on the next preceding date on which there was trading in the Shares, (ii) if the Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the bid and asked prices for the Shares in such over-the-counter market on such date, or if there was no trading of Shares on such date, on the next preceding date on which there was trading in the Shares, or (iii) if Shares are not then listed on a national exchange or NASDAQ or traded on an over-the-counter market, such value as the Committee in its sole discretion establishes for purposes of granting Awards under the Plan.

2.20 “Incentive Stock Option” means a Stock Option to purchase Shares granted under Article 5 to an Employee and that is designated as an “incentive stock option” and that is intended to meet the requirements of Code Section 422, as it may be amended or modified.

2.21 “Non-Employee Director” means a Director who is not an Employee.

2.22 “Non-Employee Director Award” means any Award granted to a Non-Employee Director under Article 10.

2.23 “Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.24 “Option Price” means the purchase price per Share subject to a Stock Option, as determined pursuant to Article 5 of the Plan.

2.25 “Other Stock-Based Award” means any right granted under Article 8.

2.26 “Participant” means any eligible person as set forth in Section 1.4 to whom an Award is granted.

2.27 “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance based compensation” within the meaning of the regulations promulgated under Section 162(m) of the Code or any successor provision.

2.28 “Performance Measures” means measures as described in Section 12.1 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.29 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.30 “Performance Stock” means a Share of Restricted Stock as described in Section 7.3.

2.31 “Performance Unit” means a Restricted Stock Unit as described in Section 7.3.

2.32 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.33 “Plan” means the Darling Ingredients Inc. 2017 Omnibus Incentive Plan.

2.34 “Plan Year” means the Company’s fiscal year, which is the 52/53 week fiscal year ending on the Saturday nearest to December 31.

2.35 “Prior Plans” means the Company’s 2012 Omnibus Incentive Plan and 2004 Omnibus Incentive Plan.

2.36 “Restricted Stock” means any Share granted under Article 7.

2.37 “Restricted Stock Unit” means any right granted under Article 7.

2.38 “Restriction Period” means the period during which Restricted Stock awarded under Article 7 of the Plan is subject to forfeiture.

2.39 “Share” means a share of common stock of the Company, $0.01 par value per share.

2.40 “Stock Appreciation Right” means any right granted under Article 6.

2.41 “Stock Option” means any right granted under Article 5.

2.42 “Subsidiary” means any corporation, partnership, limited liability company or other entity, whether domestic or foreign, of which the Company owns stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity interests generally entitled to vote in the election of directors (as determined in a manner consistent with Section 409A of the Code).

2017 Proxy Statement B-3

2.43 “Ten Percent Shareholder” means a Person who owns (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company generally entitled to vote in the election of directors, its “parent corporation” or any “subsidiary corporation” (as such terms are defined in Section 424 of the Code).

2.44 “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

ARTICLE 3

ADMINISTRATION

3.1 General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to (a) interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan; (b) determine eligibility for Awards; and (c) adopt such rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. The Committee’s authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, and, subject to Section 14.3, adopting modifications and amendments to any Award Agreement. Subject to Section 162(m) of the Code, the Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding Stock Options and Stock Appreciation Rights shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the threshold, target, maximum or any other level in between such levels. Notwithstanding anything in this Section to the contrary, the Board of Directors is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under the Plan. All actions taken and all interpretations and determinations made by the Committee or by the Board of Directors, as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.3 Advisors. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.

3.4 Delegation. The Committee may, to the fullest extent permitted by law, delegate to one or more of its members, one or more officers of the Company or any of its Subsidiaries or Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided, however, that the Committee shall not delegate to officers of the Company the power to make grants of Awards to executive officers or Non-Employee Directors of the Company.

ARTICLE 4

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.5 and to all other limits set forth in this Plan, 20,166,500 Shares, shall initially be available for all Awards under this Plan. Subject to adjustment as provided in Section 4.5, no more than 20,166,500 Shares in the aggregate may be issued under the Plan in connection with Incentive Stock Options. To the extent the Committee grants a Stock Option or a Stock Appreciation Right under the Plan, the number of Shares that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such Stock Option or Stock Appreciation Right. To the extent the Committee grants a full value Award (i.e., an Award that is not a Stock Option or a Stock Appreciation Right) or settles a cash-denominated Award in Shares, the number of Shares that remain available for future grants under the Plan shall be reduced by an amount equal to 2.22 times the number of Shares subject to such Award.

4.2 Share Usage.

(a) General. To the extent that Shares subject to an outstanding Award granted under the Plan or a Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such Award (excluding Shares subject to a Stock

B-4 2017 Proxy Statement

Option cancelled upon settlement in shares of a related Tandem SAR or Shares subject to a Tandem SAR cancelled upon exercise of a related Stock Option) or (ii) the settlement of such Award in cash, then such Shares shall again be available under this Plan; provided, however, that Shares subject to an Award under this Plan or a Prior Plan shall not again be available for issuance under this Plan if such Shares are (x) Shares that were subject to a Stock Option or stock-settled Stock Appreciation Right and were not issued or delivered upon the net settlement or net exercise of such Stock Option or Stock Appreciation Right, (y) Shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding Award; or (z) Shares repurchased by the Company on the open market with the proceeds of a Stock Option exercise. The number of Shares that again become available pursuant to this paragraph shall be equal to (i) one Share for each Share subject to a Stock Option or Stock Appreciation Right described herein and (ii) 2.22 Shares for each Share subject to a full value Award (i.e., an Award that is not a Stock Option or a Stock Appreciation Right). At the time this Plan becomes effective, none of the Shares available for future grant under the Prior Plans shall be available for grant under such Prior Plans or this Plan.

The number of Shares available for Awards under this Plan shall not be reduced by available Shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares to be delivered under this Plan shall be made available from authorized and unissued Shares, or authorized and issued Shares reacquired and held as treasury Shares or otherwise or a combination thereof.

(b) Dividends or Dividend Equivalents. The maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or Dividend Equivalents paid in respect of Awards made under the Plan that are settled or reinvested in Shares or additional Awards.

(c) Corporate Transactions. If the Committee authorizes the issuance or assumption under this Plan of awards granted under another plan in connection with any merger, amalgamation, statutory share exchange, consolidation, acquisition of property or stock, or reorganization, such authorization shall not reduce the maximum number of Shares available for issuance under this Plan; provided, however, that if any of the assumed awards are Incentive Stock Options such assumed Incentive Stock Options shall reduce the maximum number of Shares that may be issued pursuant to the exercise of an Incentive Stock Option.

4.3 Annual Award Limits. To the extent necessary for an Award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (i) the maximum number of Shares with respect to Awards denominated in Shares that may be granted to any Participant during any fiscal year of the Company is 2,000,000, subject to adjustment as provided in Section 4.5; (ii) the maximum amount that may be payable with respect to Awards denominated in cash that may be granted during any fiscal year of the Company to any Participant shall, subject to Section 4.4, be $4,250,000 (each such limit an “Annual Award Limit” and collectively, the “Annual Award Limits”); provided, however, that each of the Annual Award Limits shall be multiplied by two for Awards granted to a participant in the year in which such participant’s employment with the Company commences.

4.4 Limit on Non-Employee Director Compensation. The aggregate value of cash compensation that may be paid and the grant date Fair Market Value of Shares that may be granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $750,000.

4.5 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, amalgamation, statutory share exchange, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure (other than normal cash dividends) of the Company, or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the exercise price or grant price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

Subject to Section 162(m) of the Code, the Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

The Committee may authorize the issuance or assumption of awards granted under another plan in connection with any merger, amalgamation, statutory share exchange, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate.

2017 Proxy Statement B-5

4.6 Minimum Vesting Requirements. No Award granted under the Plan shall become exercisable or vested prior to the one-year anniversary of the date of grant; provided, however, that, such restriction shall not apply to Awards granted under this Plan with respect to the number of Shares which, in the aggregate, does not exceed five percent (5%) of the total number of Shares initially available for Awards under this Plan. This Section 4.6 shall not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an Award upon or after a Change in Control or termination of employment or otherwise pursuant to Section 3.2 of the Plan.

ARTICLE 5

STOCK OPTIONS

5.1 Grant of Stock Options. The Committee is hereby authorized to grant Stock Options to Participants. Each Stock Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 5 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Stock Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options. Pursuant to Section 6.1, Stock Options may be granted in tandem with Stock Appreciation Rights. Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives shall be liable to any Participant or to any other Person if it is determined that a Stock Option (or any portion thereof) intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Each Stock Option shall be evidenced by an Award Agreement which shall state the number of Shares covered by such Option and the Option Price per Share subject to such Option. Such Award Agreement shall conform to the requirements of the Plan, and may contain such other provisions as the Committee shall deem advisable.

5.2 Stock Option Terms. The Option Price shall be determined by the Committee at the time of grant; provided, however, subject to Section 5.7, the Option Price shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

5.3 Stock Option Term. The term of each Stock Option shall be determined by the Committee at the time of grant; provided, however, subject to Section 5.7, in no event shall such term be greater than ten (10) years.

5.4 Time of Exercise. Except as otherwise provided in an Award Agreement, Stock Options may be exercised for all, or from time to time any part, of the Shares for which they are then exercisable, and Stock Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. For purposes of this Article 5, the exercise date of a Stock Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company, in each case pursuant to Section 5.5 and Section 15.3 hereof.

5.5 Method of Exercise. Except as otherwise provided in an Award Agreement, Stock Options granted under this Article 5 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Stock Option is to be exercised. The aggregate Option Price for the Shares as to which a Stock Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (a) in cash, (b) in Shares (either previously owned by the Participant or withheld from the Shares that would otherwise be delivered upon exercise of the Stock Option) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above) or (d) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of a Stock Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may also designate other acceptable forms of payment, in its complete discretion.

5.6 Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and of any parent corporation or subsidiary corporation) shall not exceed one hundred thousand dollars ($100,000). For purposes of the preceding sen-

B-6 2017 Proxy Statement

tence, Incentive Stock Options will be taken into account in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an “incentive stock option” as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded; provided, however, to the extent any Stock Option (or portion thereof) granted as an Incentive Stock Option fails to qualify as an Incentive Stock Option, such Stock Option (or portion thereof) shall be treated as a Nonqualified Stock Option.

5.7 Additional Limitations on Incentive Stock Options for Ten Percent Shareholders. The Option Price of an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant. No Incentive Stock Option granted to a Ten Percent Shareholder may be exercised later than five (5) years after the date it is granted.

5.8 Performance Goals. The Committee may condition the grant of Stock Options or the vesting of Stock Options upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Stock Option to such Participant or the Stock Option shall not vest, as applicable.

ARTICLE 6

STOCK APPRECIATION RIGHTS

6.1 Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option at the same time such Stock Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. The payment in respect of such Stock Appreciation Right may be in the form of cash, Shares, or any combination thereof, as the Committee shall determine in its sole discretion.

6.2 Terms of Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.

6.3 Tandem Stock Appreciation Rights and Stock Options. A Tandem SAR shall be exercisable only to the extent that the related Stock Option is exercisable and shall expire no later than the expiration of the related Stock Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Stock Option (and, when a Share is purchased under the related Stock Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

ARTICLE 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock or Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Participants. Each Restricted Stock Unit shall represent one Share. Restricted Stock Units shall be credited to a notional account maintained by the Company. No Shares are actually awarded to the Participant in respect of Restricted Stock Units on the date of grant. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

7.2 Terms of Restricted Stock or Restricted Stock Unit Awards. Each Award Agreement evidencing a Restricted Stock or Restricted Stock Unit grant shall specify the period(s) of restriction or vesting terms, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, settlement dates, and such other provisions as the Committee shall determine. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be

2017 Proxy Statement B-7

legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed unless otherwise necessary or advisable under applicable law and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

7.3 Performance Stock or Performance Units. Restricted Stock and Restricted Stock Units, the grant of which or lapse of restrictions of which is based upon the achievement of performance goals over a performance period, shall be referred to as “Performance Stock” and “Performance Units,” respectively. If the Participant fails to achieve the specified performance goals, the Committee shall not grant the Performance Stock or Performance Units to such Participant or the Participant shall forfeit the Award of Performance Stock or Performance Units to the Company, as applicable.

7.4 Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, Participants shall have none of the rights of a stockholder of the Company with respect to Restricted Stock until the end of the Restricted Period or with respect to Restricted Stock Units; provided, that, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to Restricted Stock during the Restriction Period. Dividends paid with respect to Shares of Restricted Stock shall be deposited with the Company and shall be paid to the Participant if and when the restrictions lapse on the underlying Shares of Restricted Stock. Participants holding Restricted Stock Units shall have no voting rights and shall not, subject to Article 9, have the right to receive dividends with respect to any Restricted Stock Units granted hereunder.

7.5 Section 83(b) Election. The Committee may permit Participants to make elections pursuant to Section 83(b) of the Code with respect to Awards of Restricted Stock, or the Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

ARTICLE 8

OTHER STOCK-BASED AWARDS

The Committee is hereby authorized to grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) to Participants in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards shall be referred to as “Other Stock-Based Awards.” Each such Other Stock-Based Award may involve the transfer of actual Shares to Participants or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Each Other Stock-Based Award shall be expressed in terms of Shares or units or an equivalent measurement based on Shares, as determined by the Committee.

ARTICLE 9

DIVIDEND EQUIVALENTS

The Committee is hereby authorized to grant to Participants Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, provided that no dividends may be paid to a Participant with respect to an Award prior to the vesting of such Award. Dividend Equivalents shall be credited as of dividend payment dates during the period between the date the Award is granted and the date the Award is exercised, vested, expired, credited or paid. Such Dividend Equivalents shall be converted to cash, Shares or additional Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.

ARTICLE 10

NON-EMPLOYEE DIRECTOR AWARDS

The Board of Directors or the Committee is hereby authorized, subject to Section 4.5, to grant Awards to Non-Employee Directors, as it shall from time to time determine, including Awards granted in satisfaction of annual fees that are otherwise payable to Non-Employee Directors.

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ARTICLE 11

CASH-BASED AWARDS

The Committee is hereby authorized to grant Awards to Participants denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards shall be referred to as “Cash-Based Awards.” Each such Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

ARTICLE 12

PERFORMANCE-BASED COMPENSATION

The Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance based compensation” within the meaning of Section 162(m) of the Code and related regulations.

12.1 Performance Measures. The granting, vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of performance goals based on one or more of the following Performance Measures: net income (before or after taxes); earnings per Share before or after taxes, interest, depreciation, and/or amortization; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; operating expenses; net sales growth; net operating profit; return measures (including, but not limited to, return or net return on assets, capital employed, invested capital, equity, investments or sales); cash flow (including, but not limited to, operating cash flow, net cash flow, free cash flow, and cash flow return on capital); cash flow per share; net cash provided by operations; pre-tax margins; gross or operating margins; economic value created; productivity ratios (e.g., asset turns, cycle time, and one or more elements of efficiency or cost or expense); growth in financial measures or ratios (e.g., revenue, earnings, cash flow, stockholders’ equity or margins); Share price (including, but not limited to, growth measures, total shareholder return and attainment of a specified Fair Market Value for a specified period of time); price-to-earnings growth; expense targets; interest expense; operating efficiency; working capital targets; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); account growth; service revenue; capital expenditures; increase in stockholder value; earnings per share; and strategic business criteria (consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, safety, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quantity audit scores, efficiency, and acquisitions or divestitures, or any combination of the foregoing).

Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit thereof or any combination thereof against any goal, including past performance, or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate.

12.2 Establishment of Performance Goals for Covered Employees. No later than ninety (90) days after the commencement of a Performance Period (but in no event after twenty-five percent (25%) of such Performance Period has elapsed), the Committee shall establish in writing: (a) the Performance Measures applicable to the performance period; (b) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (c) the method for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (d) the Participants or class of Participants to which such performance goals apply. The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

12.3 Permitted Exclusions/Inclusions. When establishing the performance goals, the Committee may provide in any Award to a Covered Employee that the evaluation of performance goals may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) any reorganization and restructuring programs; (d) foreign exchange gains and losses; and (e) Extraordinary Items.

12.4 Adjustment of Performance-Based Compensation. Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward except as may be permitted under Section 162(m) of the Code. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.5 Certification of Performance. No Award designed to qualify as Performance-Based Compensation shall be granted, vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

2017 Proxy Statement B-9

12.6 Reapproval of Performance Measures. Performance Measures listed in Section 12.1 may not be used in designing Awards intended to qualify as performance-based compensation after the first shareholder meeting that occurs in the fifth (5th) year following the year in which shareholder approval is first approved (or previously approved pursuant to this Section 12.6), unless shareholder approval of such Performance Measures is again obtained or applicable tax or securities laws change to provide otherwise.

ARTICLE 13

CHANGE OF CONTROL

Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, each Award shall be treated as determined by the Committee and set forth in the Award Agreement.

ARTICLE 14

DURATION, AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

14.1 Duration of the Plan. Unless sooner terminated as provided in Section 14.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

14.2 Amendment, Modification, Suspension, and Termination of Plan. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan, in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders or in connection with a Change in Control, (a) Stock Options or Stock Appreciation Rights and any Other Stock Based Award that is not a Full Value Award which is issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the exercise price or grant price of a previously granted Award, (b) no previously-granted Stock Option or SAR shall be exchanged for cash or another award if the purchase price of such Stock Option or the base price of such SAR exceeds the Fair Market Value of a Share on the date of such cancellation, (c) no such action shall increase the number of Shares available under the Plan (other than an increase permitted under Article 4) absent shareholder approval and (d) no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule; provided, further, that the Committee may amend the Plan without such shareholder approval in a manner it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). After the Plan is terminated in accordance with this Section 14.2, no Award may be granted but any Award previously granted shall remain outstanding in accordance with the terms and conditions of the Plan and the Award.

14.3 Amendment, Modification, Suspension, and Termination of Awards and Award Agreements. The Committee shall have the authority at any time and from time to time, to alter, amend, modify, suspend or terminate the terms and conditions of any Award or Award Agreement; provided, however, that no such action shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award; provided, further, that the Committee may amend any Award or any Award Agreement without such consent of the Participant in a manner it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Act and any rules and regulations adopted thereunder; provided, further that all Awards granted under this Plan shall be subject to any clawback or recoupment policy which the Company may adopt from time to time.

ARTICLE 15

GENERAL PROVISIONS

15.1 Settlement of Awards; No Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. Awards (other than Stock Options and Restricted Stock) may be settled in cash, Shares, other securities, additional Awards or any combination, regardless of whether such Awards are originally denominated in cash or Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

15.2 Tax Withholding. The Company shall have the power and the right to deduct or withhold from any amount or property deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

B-10 2017 Proxy Statement

15.3 Share Withholding. Unless otherwise specified in the applicable award agreement, with respect to withholding required upon the exercise of Stock Options or Stock Appreciation Rights, upon the lapse of restrictions on or vesting of Restricted Stock and Restricted Stock Units, upon the achievement of performance goals related to Performance Stock and Performance Units, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined up to, but not greater than, the maximum statutory total tax that could be imposed on the transaction, provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences.

15.4 No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their directors, employees or representatives shall have any liability to a Participant with respect thereto.

15.5 Transferability of Awards. Each Incentive Stock Option granted hereunder and, except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, each other Award granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and any attempt to enforce such a purported sale, transfer, pledge, alienation or hypothecation shall be void and unenforceable against the Company or any Affiliate. Should the Committee permit transferability of an Award, it may do so on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Any permitted transfer of an Award shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. An Incentive Stock Option may be exercised by a Participant only during his or her lifetime. Unless transferability is permitted, Nonqualified Stock Options and Stock Appreciation Rights may be exercised by a Participant only during his or her lifetime. If the Committee permits any Nonqualified Stock Option or Stock Appreciation Right to be transferred, references in the Plan to the exercise of a Stock Option or Stock Appreciation Right by the Participant or payment of any amount to the Participant shall be deemed to include the Participant’s transferee.

15.6 Termination of Service; Forfeiture Events.

(a) Termination of Service. Each Award Agreement shall specify the effect of a Participant’s termination of service with the Company and any of its Subsidiaries or Affiliates, including specifically whether the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, in addition to the effect on any otherwise applicable vesting or performance conditions of an Award. Such provisions shall be determined in the Committee’s sole discretion, need not be uniform and may reflect distinctions based on the reasons for termination.

(b) Forfeiture Events. An Award Agreement may also specify other events that may cause a Participant’s rights, payments and benefits with respect to an Award to be subject to reduction, cancellation, forfeiture, or recoupment, or which may affect any otherwise applicable vesting or performance conditions of an Award.

15.7 Deferrals. Subject to Article 16, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of any Award.

15.8 Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

15.9 Share Certificates. If an Award provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange or any stock exchange on which the Shares are admitted to trading or listed. Shares issued in connection with Awards of Restricted Stock may, to the extent deemed appropriate by the Committee, be retained in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse.

2017 Proxy Statement B-11

15.10 Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, the New York Stock Exchange or stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 15.10 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 15.8. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, its Subsidiaries and Affiliates, and all of their directors, employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.11 Rights as a Shareholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.12 Awards to Non-U.S. Employees. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries or Affiliates shall be covered by the Plan;

(b) Determine which Employees, Directors and Third Party Service Providers outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to Employees, Directors and Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.12 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

15.13 No Right to Continued Service. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate any Participant’s employment or service at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither any Award nor any benefits arising under the Plan shall constitute an employment or consulting contract with the Company or any of its Subsidiaries or Affiliates and, accordingly, subject to Article 14 the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board of Directors or Committee, as applicable, without giving rise to any liability on the part of the Company or any of its Subsidiaries or Affiliates or their respective directors, employees or representatives.

15.14 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, amounts due under the Plan remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

15.15 Other Compensation Plans or Arrangements. The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

15.16 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

B-12 2017 Proxy Statement

15.17 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.18 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or its directors, employees or representatives, on the one hand, and any Participant, beneficiary, legal representative, or any other Person, on the other hand. To the extent that any Person acquires a right to receive payments from the Company or any of its Subsidiaries or Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.19 Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

15.20 No Constraint on Corporate Action. Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s or any Subsidiary’s or Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, amalgamate, participate in a statutory share exchange or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company or any Subsidiary or Affiliate to take any action which such entity deems to be necessary or appropriate.

15.21 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.22 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.23 Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering or operating the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third-party administrator or any Person who obtains control of the Company or acquires the Company, or may acquire control of or an interest in the Company, a Subsidiary or an Affiliate.

ARTICLE 16

COMPLIANCE WITH SECTION 409A OF THE CODE AND SECTION 457A OF THE CODE

16.1 General. The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, but shall not be required to, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.

2017 Proxy Statement B-13

16.2 Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

16.3 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

16.4 Section 457A. In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Committee may, in its sole discretion and without a Participant’s prior consent, but shall not be required to, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

B-14 2017 Proxy Statement

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2017.

Vote by Internet • Go to www.investorvote.com/DAR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2, 3 and 5 and 1 year on Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Randall C. Stuewe	☐	☐	☐	02 - Charles Adair	☐	☐	☐	03 - D. Eugene Ewing	☐	☐	☐

04 - Linda Goodspeed	☐	☐	☐	05 - Dirk Kloosterboer	☐	☐	☐	06 - Mary R. Korby	☐	☐	☐

07 - Cynthia Pharr Lee	☐	☐	☐	08 - Charles Macaluso	☐	☐	☐	09 - Gary W. Mize	☐	☐	☐

10 - Michael E. Rescoe	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain

2. Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2017.		☐	☐	☐	3. Advisory vote to approve executive officer compensation.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain		For	Against	Abstain

4. Advisory vote to approve the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐	5. Proposal to approve the 2017 Omnibus Incentive Plan.	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON 05/9/17 FOR DARLING INGREDIENTS INC. THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.INVESTORVOTE.COM/DAR

PROXY STATEMENT AND ANNUAL REPORT

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Darling Ingredients Inc.

Proxy for Annual Meeting of Stockholders

MAY 9, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INGREDIENTS INC., a Delaware corporation (the “Company”), does hereby constitute and appoint John F. Sterling and Brad Phillips, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club at 4150 N. MacArthur Blvd., Irving, Texas 75038, on May 9, 2017 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, AND 5 AND 1 YEAR ON PROPOSAL 4 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned hereby revokes all previous Proxies.

Important notice regarding the availability of proxy materials for the Annual Meeting:

The Notice and Proxy Statement and 2016 Annual Report are available at www.investorvote.com/DAR

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)

C	Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.